Exhibit 10.1

MASTER AGREEMENT

Dated: October 3, 2006

Table of Contents

Page
ARTICLE I	Definitions	2
1.1	Definitions	2
1.2	References	5
1.3	Pronouns	5
ARTICLE II	Conversion	5
2.1	Project Management Agreements	5
2.2	Conversion of Affiliate Hotels	5
2.3	Project Assumptions	6
2.4	Plans and Specifications	7
2.5	Opening Date	7
2.6	FF&E and Capital Expenditures	8
ARTICLE III	Project Management Services	8
3.1	Project Management Services	8
3.2	Performance of Services by Select	9
3.3	Performance of Services by Third Party Contractor	10
3.4	Project Management Fee	11
3.5	Guaranty of Performance by ENN TRS Holdings, Inc.	11
3.6	Cooperation	12
ARTICLE IV	Additional Agreements to Be Executed	13
4.1	Existing Management Agreement	13
4.2	Affiliate Franchise Agreement	13
4.3	Affiliate Management Agreement	13
4.4	Termination Agreement	13
4.5	Lender Approval	13
4.6	Select Guarantee Obligations	14
ARTICLE V	General	14
5.1	Notices	14
5.2	Indemnities	14
5.3	Default	14
5.4	Assignment by ENN	16
5.5	Assignment by Select and Franchisor	18
5.6	Termination	19
5.7	Approvals	19
5.8	Applicable Law	20
5.9	Third Party Beneficiaries	20
5.10	Counterparts	20
5.11	Entire Agreement	20
5.12	Headings	20
5.13	Duration	20

Schedule 1 - Affiliate Hotels
Schedule 2  - Conversion Schedule
Schedule 3 - Scope of Work

Annex A  - Form of Affiliate Franchise Agreement
Annex B  - Form of Affiliate Management Agreement
Annex C   - Form of Termination Agreement
Annex D  - Form of Amendment to Existing Management Agreement

i

MASTER AGREEMENT

THIS MASTER AGREEMENT (this “Agreement”) is made and entered into as of the 3rd day of October, 2006 by and among the parties set forth on the signature pages hereto.
PRELIMINARY STATEMENT

The parties set forth on the signature pages hereto under the heading “Owners” (each, an “Owner” and collectively, the “Owners”) own the hotels set forth opposite their respective names as set forth on Schedule 1 hereto. Such hotels are leased by the Owners to the lessees as set forth on Schedule 1 hereto (“Lessees”). Each hotel is currently licensed as an AmeriSuites Hotel pursuant to a franchise agreement, as amended (the “Existing Franchise Agreement”), between its respective Lessee and AmeriSuites Franchising, Inc. (the “Original Franchisor”) and is managed by the existing manager of such hotel as set forth on Schedule 1 hereto (each, an “Existing Manager” and collectively, the “Existing Managers”) pursuant to an Existing Management Agreement (as defined below) between the Lessee and the Existing Manager for such hotel. Upon completion of Conversion (as defined herein), the parties desire to convert the hotels to “Hyatt Place Hotels” pursuant to new Affiliate Franchise Agreements (as defined below) entered into with Franchisor (as defined below). At the Date of Conversion (as defined below) of each hotel, the Existing Management Agreement and the Existing Franchise Agreement will be terminated and the hotels will be operated as Hyatt Place Hotels pursuant to an Affiliate Franchise Agreement (as defined below) and managed by Select Hotels Group, L.L.C. (“Select”) pursuant to an Affiliate Management Agreement (as defined below).
The parties desire to enter into this Agreement to set forth their respective rights and the obligations with respect to the Conversion and the other matters set forth herein.
NOW, THEREFORE, the parties hereto do hereby agree as follows:
ARTICLE I

Definitions

1.1  Definitions.
“Affiliate Hotels” shall mean those AmeriSuites hotels described in Schedule 1 hereto, but shall not include any such hotels that are sold or transferred by their Owners prior to the Date of Conversion.

“Affiliate Franchise Agreement” shall mean, with respect to an Affiliate Hotel, a franchise agreement as amended, effective as of the Date of Conversion, entered into by and between Franchisor and the Lessee for each Affiliate Hotel, in the form attached hereto as Annex A.

“Affiliate Management Agreement” shall mean a hotel management agreement, effective as of the Date of Conversion, entered into by and between Select and the Lessee for each Affiliate Hotel, in the form attached hereto as Annex B.

“Affiliates” shall mean, with respect to any party, any other party that, directly or indirectly, controls, is controlled by, or is under common control with, the subject party. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, either alone or in combination with any one or more parties. Parties who are Affiliates of each other are sometimes herein referred to as being “Affiliated”.

“Commencement of Conversion” shall occur upon the commencement of the work identified and set forth in the Scope of Work to effect the Conversion of an Affiliate Hotel.

“Conversion Commencement Date” shall mean, with respect to an Affiliate Hotel, the date on which the Commencement of Conversion shall occur, pursuant to the Conversion Schedule.

“Conversion” shall mean all construction, renovation, installation and work to be performed at an Affiliate Hotel, both in the guest rooms and in the public areas (as set forth with specificity in the Scope of Work and Project Budget) and the equipping of such Affiliate Hotel and purchase and stocking of all Operating Equipment (as defined in the Affiliate Management Agreement), operating supplies and inventory items meeting the Systems Standards as defined in the Affiliate Franchise Agreement.

“Conversion Cost” shall mean, with respect to each Affiliate Hotel, all amounts expended by ENN for the Conversion of the Affiliate Hotel, including without limitation, all rebranding, construction and related costs, all FFE, all Operating Equipment (as both terms are defined in the Affiliate Management Agreements), and related costs required to be capitalized under GAAP (as defined in the Affiliate Management Agreements), all operating systems and the cost associated with the personnel hired for the installation of the same, all fees and reimbursements to be expended by ENN under the Project Management Agreement, including fees and expenses of contractors and vendors (including without limitation, amounts to be paid or reimbursed to a Third Party Contractor) and any fees or reimbursements charged by Select or its Affiliates in connection with the Conversion. The Conversion Cost with respect to an Affiliate Hotel shall be subject to the Project Budget for such Affiliate Hotel (subject to any changes and modifications approved in accordance with this Agreement).

“Conversion Schedule” shall mean, with respect to each Affiliate Hotel, the schedule attached hereto as Schedule 2 and incorporated herein by this reference, which illustrates the schedule of various stages of the Conversion with respect to such Affiliate Hotel.

“Date of Conversion” shall mean, with respect to an Affiliate Hotel, the date on which the Affiliate Hotel commences operation as a Hyatt Place Hotel pursuant to the terms of the Affiliate Franchise Agreement for such Affiliate Hotel.

“ENN” shall mean collectively the Owners and the Lessees of the Affiliate Hotels, collectively, or the Owner or Lessee of a specific Affiliate Hotel, as the context requires.

“Existing Franchise Agreement” shall have the meaning set forth in the preliminary statement to this Agreement.

“Existing Guarantee Termination Date” shall mean, with respect to an Affiliate Hotel, the date set forth on Schedule 1 hereto, subject to the provisions of the Existing Management Agreement with respect to the occurrence of the 150 day extension or Date of Conversion, if applicable.

“Existing Management Agreement” shall mean, with respect to each Affiliate Hotel, the management agreement pursuant to which such Affiliate Hotel is currently being managed, as such agreement may be amended from time to time.

“Existing Manager” shall have the meaning set forth in the preliminary statement to this Agreement.

“Franchisor” shall mean Hyatt Place Franchising, L.L.C.

“Hyatt Conversion” shall have the meaning set forth in Section 2.2 hereof.

“Hyatt Place Hotels” shall have the meaning ascribed to such term in the Affiliate Management Agreements.

“Lessee” or “Lessees” shall have the meaning set forth in the preliminary statement to this Agreement.

“Original Franchisor” shall have the meaning set forth in the preliminary statement to this Agreement.

“Owner” or “Owners” shall have the meaning set forth in the preliminary statement to this Agreement.

“Ownership Interest” shall mean an equity interest in Owner.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plans” shall mean, with respect to each Affiliate Hotel, the final construction and modification plans and specifications prepared for such Affiliate Hotel, consistent with the Scope of Work for such Affiliate Hotel.

“Pre-Existing Condition” shall have the meaning set forth in Section 2.2.

“Pre-Opening Period” shall mean, with respect to each Affiliate Hotel, the period from the Conversion Commencement Date to the day immediately preceding the Date of Conversion.

“Project Budget” shall mean, with respect to an Affiliate Hotel, the budgeted (itemized and on a per room basis) amount for the Conversion Cost for such Affiliate Hotel, which amount shall not exceed the product of $25,000 multiplied by the number of guest rooms at an Affiliate Hotel; provided, however, that the Project Budget for the Affiliate Hotel located in Las Vegas, Nevada shall be agreed upon separately by the parties and may exceed $25,000.

“Project Manager” shall mean, with respect to each Affiliate Hotel, Select, or a project manager who has been designated by Select (which may be a Third Party Contractor), and reasonably approved by ENN, to manage the Conversion with respect to such Affiliate Hotel and whose duties and obligations shall be more specifically set forth in the Project Management Agreement.

“Project Management Agreement” shall mean, with respect to each Affiliate Hotel, an agreement to be negotiated in good faith and entered into between (i) Select and the Lessee of such Affiliate Hotel or (ii) a Third Party Contractor and the Lessee of such Affiliate Hotel with respect to the Conversion of such Affiliate Hotel, consistent with the terms of this Agreement.

“Project Management Services” shall mean, with respect to each Affiliate Hotel, the services to be provided pursuant to the Project Management Agreement consistent with Section 3.1.

“Project Management Fee” shall mean the fee payable pursuant to the Project Management Agreement.

“Scope of Work” shall mean, with respect to an Affiliate Hotel, the scope of work, modifications, alterations and installations to be performed at such Affiliate Hotel, strictly and exclusively in connection with the Conversion, as set forth in Schedule 3 hereto.

“Termination Agreement” shall mean the agreement with respect to each Affiliate Hotel terminating the Existing Franchise Agreement and the Existing Management Agreement in the form attached hereto as Annex C.

“Third Party Contractor” shall mean a third party contractor (not an Affiliate of Select) that is recommended by Select as a contractor and retained by ENN to perform the functions of Project Manager in accordance with the Project Management Agreement for an Affiliate Hotel.

1.2  References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement. In addition, the words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or article.
1.3  Pronouns. All pronouns and variations thereof used herein shall, regardless of the pronoun actually used, be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person, persons or entity may, in the context in which such pronoun is used, require.
ARTICLE II

Conversion

2.1  Project Management Agreements. ENN and Select agree to negotiate in good faith toward execution of mutually acceptable Project Management Agreements setting forth with specificity their respective duties and obligations with respect to Project Management Services for the Affiliate Hotels (or, pursuant to Section 3.3 of this Agreement, in the case of a Third Party Contractor, Select shall use its best efforts to select (subject to approval by ENN) Third Party Contractors to provide Project Management Services for the Affiliate Hotels).
2.2  Conversion of Affiliate Hotels. Select and ENN agree to undertake Conversion of the Affiliate Hotels in accordance with the applicable Scope of Work, the Conversion Schedule and the terms of this Agreement. ENN agrees to fund the full cost of Conversion, subject to the Project Budget. Any expenses in excess of the Project Budget or any material changes to the Scope of Work shall be subject to approval of ENN in its sole discretion and in accordance with the terms and conditions of the Project Management Agreement. Notwithstanding the foregoing, the parties agree that ENN will be under no obligation to commence Conversion of any Affiliate Hotel on any Conversion Commencement Date or continue any Conversion that is commenced unless and until Select or its Affiliates have substantially converted and/or opened at least thirty (30) Hyatt Place Hotels owned by Select or its Affiliates (such event being herein referred to as the “Hyatt Conversion”). In the event the Hyatt Conversion has not occurred by June 30, 2007, the parties’ obligations hereunder with respect to Conversion shall terminate.
2.3  Project Assumptions. The parties hereby acknowledge and agree that the Conversion Schedule, the Scope of Work and the Project Budget have been prepared by Select and its Affiliates, using certain assumptions, and are only an estimate of the time, cost and the actual work required based on what is known at the time they were prepared. Such assumptions assume that the Affiliate Hotels are ready for Conversion as of the Conversion Commencement Date for such Affiliate Hotel without the need or requirement for any material corrective measures, repair or replacements and further assume that each Affiliate Hotel and its Building Systems (as defined in the Affiliate Management Agreement), including, without limitation, its pipes, wires, fixtures and equipment, and structural elements, are in good working order and condition, ordinary wear and tear excepted.
ENN acknowledges that the Conversion Schedule, the Scope of Work and the Project Budget contemplate the time, funds, materials and work necessary and required for the work specifically, directly and exclusively related to the Conversion only and do not take into account any other material work, repair, or materials needed as a result of the condition (such as removal of mold, leaking pipes, water infiltration, or similar occurrences) of an Affiliate Hotel at the Conversion Commencement Date (“Pre-Existing Condition”), which may not be uncovered until the Commencement of Conversion. In the event a Pre-Existing Condition is uncovered after the date hereof, ENN and Select will use their reasonable good faith efforts to update the applicable Conversion Schedule, the Scope of Work and the Project Budget to take into account any increase in cost or expenses and any delay expected to be caused by such Pre-Existing Condition or by any Force Majeure event (as defined in the Affiliate Management Agreement), any of which shall be subject to reasonable approval by ENN. In the event of any delay in Conversion directly caused by a Pre-Existing Condition or Force Majeure Event, such delay shall not be the fault or liability of Select. Costs associated with Pre-Existing Conditions shall not be included in calculations for Project Costs, as that term is defined in the Affiliate Management Agreements; provided, however, the parties agree to work together in good faith to resolve any disputes or issues that arise with respect to increased Project Costs as a direct result of the discovery of Pre-Existing Conditions during Conversion.
2.4  Plans and Specifications. Pursuant to the specific terms of the Project Management Agreements, Select (or its Affiliate) shall hire an architect to prepare Plans for each Affiliate Hotel, consistent with the Scope of Work for such Affiliate Hotel. Such architect shall be reasonably satisfactory to and be approved by ENN and the Plans shall be subject to the review, comment and approval of ENN in accordance with the terms and conditions of the Project Management Agreement.
2.5  Opening Date. The parties hereby acknowledge that no Affiliate Hotel shall operate as a Hyatt Place Hotel until all construction, furnishing and equipping thereof have been completed and all requirements set forth in the applicable Affiliate Franchise Agreement have been met. The parties hereby agree, acknowledge and understand that until such time as an Affiliate Hotel has completed Conversion and meets the requirements under the applicable Affiliate Franchise Agreement, it shall continue to operate as an AmeriSuites Hotel under its Existing Franchise Agreement and the Existing Management Agreement, as they may be amended from time to time by the parties thereto.
2.6  FF&E and Capital Expenditures. Notwithstanding anything to the contrary in the Existing Management Agreements or the Existing Franchise Agreements, prior to the Date of Conversion, ENN shall have no obligation to escrow or fund or otherwise undertake capital improvements or expenditures for furniture, fixtures and equipment at an Affiliate Hotel, other than in connection with Conversion in accordance with the terms hereof or necessary to maintain the Affiliate Hotel in proper working order.
ARTICLE III

Project Management Services

3.1  Project Management Services. The parties agree that Select’s duties and responsibilities under the Project Management Agreement for each Affiliate Hotel during the Pre-Opening Period shall include, without limitation, and consistent with the Scope of Work and Conversion Schedule for such Affiliate Hotel, the following:
(a)  selection, with the approval of ENN, of architects, designers, contractors and other specialists, and, upon the request of ENN, providing advice and assistance in connection with the negotiation of contracts or agreements with any of said parties.
(b)  interior design and the functional layout of guest rooms and public areas.
(c)  interior and exterior lighting schemes.
(d)  electrical, mechanical, plumbing, HVAC and other Building Systems.
(e)  guest safety systems, including appropriate fire and other safety systems, room key systems and door hardware, public address systems and the like.
(f)  guest amenities to be included in the Affiliate Hotels including in-room entertainment systems; guest laundry and valet services; guest information systems; check-in and check-out systems and procedures; reservation systems, procedures and equipment; computerized management systems; credit card checking systems; and the like, and recommendation of appropriate vendors for the same.
(g)  design standards and criteria, and review and comment on layouts and design for kitchen and laundry rooms, and other support functions within the Affiliate Hotels.
(h)  preparation of bid packages and review and comment on cost projections and budgets; review of bid packages and bid submissions to ensure that they are in line with the line items in the Project Budget.
(i)  additional assistance regarding any additional matters required pursuant to the Project Management Agreement.
3.2  Performance of Services by Select. In performing the foregoing services, Select shall not be liable for any errors or omissions in the Plans or designs for any Affiliate Hotel, or for any misfeasance or malfeasance by any specialists or consultant retained on behalf of ENN, whether or not upon the recommendation of Select, or for any defects in construction, alteration and installation, or for any operational deficiencies in the design or construction of any of the Affiliate Hotels (including, without limitation, life safety systems, building codes or accessibility laws), or any failure of any such plans (including the Plans) or specifications to conform to applicable law, it being the intention of the parties that in rendering the Project Management Services, Select shall be functioning solely as a consultant sharing with ENN the benefit of its prior experience in the management and operation of hotels and its knowledge of guest preferences and market demands. No approvals by Select or its Affiliates of any plans (including the Plans), specifications, drawings, budgets, financing, contractors or specialists shall constitute an opinion by Select or its Affiliates as to the legal, functional, structural, mechanical or professional adequacy or competence thereof (as to plans, specifications, drawings, contractors or specialists or the adequacy of budgets or financing), and ENN acknowledges that Select and its Affiliates have not held themselves out as expert as to any of the foregoing matters. Conversely, Select shall have no authority hereunder to approve, alter or revise any Plans for the Affiliate Hotels or to approve, alter or modify any proposed Building System or guest systems without first submitting the same for review and approval by ENN. ENN shall (subject to compliance with the provisions of Section 2.2 above) have the right to accept, reject or modify any suggestions or proposals made by Select (so long as such any such rejection or modification will not result in any violation under the requirements under the Affiliate Franchise Agreement). For purposes of ease of administering the Conversion process and ensuring clear communication, each of ENN and Select hereby agrees to designate a representative for each Affiliate Hotel, who will coordinate Conversion matters, all as may be set forth in the Project Management Agreement.
3.3  Performance of Services by Third Party Contractor. Notwithstanding the foregoing, to ensure that the Conversion Schedule for the Affiliate Hotels is met, Select may in its discretion retain the services of a Third Party Contractor(s) for certain Affiliate Hotels, subject to ENN’s reasonable prior approval. In such event, such Third Party Contractor shall enter into a Project Management Agreement with Select, pursuant to which such Third Party Contractor shall be responsible for providing the Project Management Services as Project Manager and shall assume all the obligations of Select with respect to such services as set forth herein. Select or its Affiliate shall manage and coordinate the performance of the Project Manager, and the Project Management Fee to be paid to Select or its Affiliate shall reflect the coordination activities to be undertaken by Select or its Affiliate.
3.4  Project Management Fee. For its Project Management Services to ENN in accordance with the provisions hereof, Select shall be entitled to a reasonable “Project Management Fee” for each Affiliate Hotel to be agreed upon by the parties and as set forth in the applicable Project Management Agreement, payable pursuant to the terms thereof. In addition to the Project Management Fee, Select shall be entitled to reimbursement for its reasonable out-of-pocket costs incurred in connection herewith, which costs shall include travel costs and expenses of its personnel to the extent travel shall be required for the performance of its duties hereunder. Select agrees that it will make appropriate personnel available for the rendition of the foregoing services as, where and when necessary, subject to reasonable scheduling requirements (consistent with the Conversion Schedule for the Applicable Affiliate Hotel), including the availability of such persons at the site or at such other locations as shall be reasonably necessary. ENN hereby acknowledges that the Project Management Fee shall be in addition to any other fees charged by any Third Party Contractor or any contractor or consultant Select or its Affiliates retains on behalf of ENN, which fees shall be paid by ENN in accordance with the Project Management Agreement.
3.5  Guaranty of Performance by ENN TRS Holdings, Inc. ENN TRS Holdings, Inc. (“TRS Holdings”) hereby represents and warrants that its Affiliates own the Affiliated Hotels. TRS Holdings acknowledges and agrees that Select and Franchisor agreed to certain concessions and incentives in the respective Affiliate Management Agreements and Affiliate Franchise Agreements, in return for TRS Holdings’ willingness to cause all Affiliate Hotels to undergo Conversion as contemplated in this Agreement. In consideration for the concession and incentives of Select and Franchior, subject to the terms of this Agreement, TRS Holdings hereby agrees as follows:
(a)  TRS Holdings shall cause its Affiliates to cooperate and collaborate with Select and Franchisor in the formation and any subsequent modification approved by ENN of the Project Budget for each Conversion, as more specifically set forth in the Project Management Agreement.
(b)  TRS Holdings shall provide or ensure that adequate funding is made available to each Affiliate (which leases an Affiliate Hotel) to timely commence and complete each Conversion pursuant to the applicable Conversion Schedule.
(c)  TRS Holdings hereby guarantees the performance of the Conversion as set forth in Section 3.5(b) above, and cause such Conversions to occur, if any of its Affiliates is unable to effect the performance thereof.
3.6  Cooperation.
(a)  The parties shall cooperate and collaborate in the formation and any subsequent modification approved by ENN of the Project Budget for each Conversion, as more specifically set forth in the Project Management Agreement and herein.
(b)  Subject to the terms of this Agreement, the Project Budget, the Scope of Work and the Project Management Agreement, ENN shall provide or ensure that adequate funding is made available to timely commence and complete each Conversion pursuant to the Conversion Schedule.
ARTICLE IV

Additional Agreements to Be Executed

4.1  Existing Management Agreement. Effective upon receipt of approval of ENN’s lenders, each Existing Manager and each Lessee hereby agree to execute and deliver the Second Amendment to the Existing Management Agreement in the form attached hereto as Annex D (the “Existing Management Agreement Amendment”).
4.2  Affiliate Franchise Agreement. Effective upon the Date of Conversion for such Affiliate Hotel, the Franchisor and the Lessee for each Affiliate Hotel hereby agree to execute and deliver the Affiliate Franchise Agreement.
4.3  Affiliate Management Agreement. Effective upon the Date of Converstion for such Affiliate Hotel, Select and the Lessee for each Affiliate Hotel hereby agree to execute and deliver the Affiliate Management Agreement for the Affiliate Hotel.
4.4  Termination Agreement. Effective upon the Date of Conversion for such Affiliate Hotel, each Lessee, the Original Franchisor and the Existing Manager hereby agree to execute and deliver the Termination Agreement simultaneously with the effectiveness of the Affiliate Franchise Agreement and the Affiliate Management Agreement.
4.5  Lender Approval. The parties acknowledge and agree that the form of the Existing Franchise Agreement Amendment, the Existing Management Agreement Amendment, the Affiliate Franchise Agreement, the Affiliate Management Agreement and the Termination Agreement (collectively, the “Agreements”) and the execution and delivery thereof are subject to the review and approval of ENN’s lenders and the parties hereto agree to negotiate in good faith any revisions or modifications to the Agreements proposed or required by such lender. Each of the parties hereto agree to use commercially reasonable efforts and to assist and cooperate with the other parties to obtain lender approval of the Agreements.
4.6  Select Guarantee Obligations. Each Existing Management Agreement provides for certain payment obligations by the Existing Manager to the applicable Lessee through the Existing Guarantee Termination Date. Select hereby irrevocably and unconditionally guarantees all obligations of each Existing Manager under each Existing Management Agreement, as it may be amended from time to time, arising under any Existing Management Agreement prior to its Existing Guarantee Termination Date. Until the date of the last Existing Guarantee Termination Date, Select agrees and covenants that its net worth will not fall below $200,000,000.
ARTICLE V

General

5.1  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed duly delivered if delivered in accordance with the provisions of Article XIV of the Affiliate Management Agreement.
5.2  Indemnities. The provisions of Article VII of the Affiliate Management Agreements are hereby, by this reference, incorporated in this Agreement and made a part hereof and shall be deemed fully applicable throughout the Pre-Opening Period to any acts or omissions of the parties with respect to any of the matters herein contemplated during the Pre-Opening Period, with ENN being substituted for “Owner” therein.
5.3  Default. The following shall constitute an event of default by a party hereto:
(a)  If any party fails to perform, keep or fulfill any of the material covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such failure for a period of thirty (30) calendar days after notice of said failure; or
(b)  If a party shall apply for or consent to the appointment of a receiver, trustee or liquidator for such party, or for all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or arrangement with creditors or liquidators or to take advantage of any insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating such party a bankrupt or insolvent or approving a petition seeking reorganization or liquidation of such party or appointing a receiver, trustee or liquidator for such party or for all or a substantial portion of its assets, and such judgment, order or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.
Upon an event of default, Select, with respect to an event of default by ENN, and any Owner or Lessee, with respect to an event of default by Select, the Existing Managers, the Original Franchisor or the Franchisor, may give written notice of intention to terminate this Agreement after the expiration of a period of fifteen (15) calendar days from the date of such notice, and upon the expiration of such period, this Agreement shall terminate. If, however, upon receipt of such notice, the defaulting party shall promptly cure the default, then such notice shall be of no force and effect or, when such default is not susceptible of being cured within fifteen (15) calendar days, if the defaulting party shall, in good faith, take action to cure such default with all due diligence, then the effective date of the termination notice shall be extended for such reasonable time as shall be required for the defaulting party to cure such default. In no event shall additional time to cure apply in cases where the event of default in question may be cured on a timely basis by the payment of money in the amount due.
The rights granted hereunder shall not be in substitution for, but shall be in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law. Notwithstanding the foregoing, no party shall be deemed to be in default under this Agreement if a bona fide dispute with respect to one of the foregoing events of default has arisen and such dispute has been submitted to arbitration.
Except as otherwise provided in this Agreement, should a party hereto be delayed in or prevented, in whole or in part, from performing any obligation or condition hereunder with the exception of the payment of money, or from exercising its rights by reason or as a result of any Force Majeure event (as defined in the Affiliate Management Agreement) such party shall be excused from performing such obligations or conditions for a period of time equivalent to the period of delay caused by the Force Majeure event and for thirty (30) days thereafter.
5.4  Assignment by ENN. In addition to any permitted collateral assignments to Lenders, Owner, Lessee and ENN TRS Holdings, Inc. shall have the right to assign its entire rights and interests in this Agreement without the prior written consent of the Original Franchisor, the Franchisor, any Existing Manager or Select (collectively, the “Hyatt Parties”) to (i) any Person Affiliated with Owner and (ii) any Person in connection with a sale or transfer of such Affiliate Hotel (including, without limitation, any lease of such Affiliate Hotel in its entirety), so long as and unless otherwise agreed to by the Hyatt Parties, all conditions set forth in this Section 5.4 shall have been met and satisfied and such assignee shall have applied for and qualified for the assumption of the Affiliate Franchise Agreement or entered into a then current Hyatt Place franchise agreement for the duration of the Term (as defined in the Affiliate Management Agreement), prior to the effective date of any such assignment. Unless otherwise agreed to by the Hyatt Parties, Owner shall not sell, assign or transfer any Affiliate Hotel, or any interest therein or issue or permit the transfer of any Ownership Interest to any Person (i) engaged, directly or indirectly, as a substantial part of its business, in franchise licensing of hotels and not Affiliated with Owner; (ii) who fails or refuses to assume Owner’s responsibilities under this Agreement; or (iii) who would otherwise not qualify as a franchisee under the terms of the Affiliate Franchise Agreement or (iv) who does not wish to apply for and enter into a then current Hyatt Place franchise agreement for the Affiliate Hotel. Upon any assignment hereof in connection with a sale or other transfer of such Affiliate Hotel, Owner shall be relieved of its duties, obligations and liabilities hereunder arising after such assignment so long as all conditions set forth in this Section 5.4 have been met and the assignee thereof expressly assumes in writing all such duties, obligations and liabilities (including, without limitation, those arising or relating to events occurring prior to any such assignment) and shall agree to be bound by this Agreement as evidenced by a written instrument executed by such assignee in favor of the Hyatt Parties in form and substance reasonably satisfactory to the Hyatt Parties. If Owner desires to effect an assignment of a majority of its Ownership Interest, Owner shall give the Hyatt Parties not less than forty-five (45) days advance notice of its intention to do so, which notice shall identify in reasonable detail the direct and indirect owners of the proposed purchaser. In the event that the sale or transfer contemplated in this Section 5.4 is to a Person not Affiliated with Owner or involves the transfer of a majority Ownership Interest in Owner, then the assignment of this Agreement shall specifically exclude (i) Select’s obligation to reduce its fees if a Deficiency occurs or refund Owner’s Priority as set forth in Section 5.1, (ii) Section 2.5 and (iii) Section 2.7 of the Affiliate Management Agreement. Notwithstanding the foregoing, if (i) Owner transfers 50% or more of the Ownership Interest to a Person Affiliated with Owner, (ii) ENN transfers fifty percent (50%) or more of the Affiliate Hotels (in a single transaction or series of related transactions with the same buyer or Persons Affiliated With that buyer, and provided such buyer agrees to operate such Affiliate Hotels as Hyatt Place Hotels) or (iii) there is a transaction or event which constitutes a “change in control” of Equity Inns, Inc., then the applicable Affiliate Management Agreements and Affiliate Franchise Agreements shall be assignable without any modifications or exclusions, so long as the transferees comply with the provisions of this Section 5.4.
5.5  Assignment by Select and Franchisor.
(a)  Except as herein provided, Select and Franchisor shall not sell, assign, hypothecate, transfer or otherwise dispose of, in whole or in part, any of its rights or interests hereunder. Notwithstanding the foregoing, Select and Franchisor may transfer or assign their rights under this Agreement in whole, but not in part, to any Affiliate of Select, whether as a result of merger, reorganization, acquisition, “change of control”, public offering or or similar transaction subject, in each such case, to each of the following terms and conditions:
(i)  The transferee shall, no later than the effective date of the transfer, be an Affiliate of Hyatt Corporation;
(ii)  The transferee shall have the full right, power and authority to enter into this Agreement and to fulfill the obligations of Select and Franchisor hereunder;
(iii)  Not later than the effective date of any such transfer, the transferee shall have available to it the entire operating system of Select and Franchisor for the use and benefit of the transferee and the management and operation of the Affiliate Hotels as part of Hyatt Place Hotels, including, without limitation, the benefit of services that are designed to approximate the Shared Services available to the Hotel prior to any such transfer; and
(iv)  The transferee shall have executed a written instrument in form and substance reasonably satisfactory to Owner, a certified copy of which shall be delivered to Owner not later than twenty (20) days following the effective date of any such transfer, expressly assuming and agreeing to pay, perform and discharge all of the liabilities and obligations of Select or Franchisor hereunder, including, without limitation, any such liabilities or obligations arising or accruing prior to, on or after the effective date of any such transfer.
(b)  Upon satisfaction and discharge of all conditions set forth herein, Select and Franchisor shall be relieved of any liability or obligation hereunder arising after the date of such assignment.
5.6  Termination. Except as otherwise provided in Section 5.4 and 5.5, upon any other assignment or transfer by a party hereto of its rights or interests in this Agreement, the non-transferring party shall have the option, exercisable within 60 days from the receipt by the nontransferring party of notice of such transfer or assignment, to terminate this Agreement without liability or payment to the transferring party.
5.7  Approvals. If any party hereto shall desire the approval of any other party as to any matter, such party may give written notice to such other party that it requests such approval, specifying in such notice the matter as to which such approval is requested and reasonable detail respecting such matter. All approvals shall be in writing. If such other party shall not give its approval in writing in response to such notice within thirty (30) days after receipt thereof or any other period as prescribed in the request for approval, such other party shall be deemed not to have approved the matter referred to in such notice.
5.8  Applicable Law. This Agreement shall be governed in all respects by the laws of Illinois.
5.9  Third Party Beneficiaries. None of the obligations hereunder of any party shall run to or be enforceable by any party other than the parties to this Agreement or their respective successors and assigns in accordance with the provisions of this Agreement.
5.10  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute a single instrument.
5.11  Entire Agreement. This Agreement, and the schedules, exhibits and annexes hereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and writings between the parties.
5.12  Headings. The Article and Section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.
5.13  Duration. This Agreement shall continue in full force and effect from the date hereof and until the Full Conversion Date (as defined in the Affiliate Management Agreements).
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
ENN TRS HOLDINGS, INC. By: /s/ J. Mitchell Collins_______________ Name:_J. Mitchell Collins______________ Title:_Executive Vice President__________	SELECT HOTELS GROUP, L.L.C. By:_/s/ Steven Goldman_________________ Name:_Steven Goldman_________________ Title:__Executive Vice President__________

OWNERS

EQI FINANCING PARTNERSHIP II, LP

By: EQI Financing Corporation II,
its general partner

By: /s/ J. Mitchell Collins_______________

Name:_J. Mitchell Collins______________

Title:_Executive Vice President__________

LESSEES ENN LEASING COMPANY, INC. By: /s/ J. Mitchell Collins_______________ Name:_J. Mitchell Collins______________ Title:_Executive Vice President__________
EQI FINANCING PARTNERSHIP V, LP

By: EQI Financing Corporation V,
its general partner

By: /s/ J. Mitchell Collins______________
Name:_J. Mitchell Collins______________
Title:_Executive Vice President_________
ENN LEASING COMPANY II, L.L.C. By: /s/ J. Mitchell Collins_______________ Name:_J. Mitchell Collins______________ Title:_Executive Vice President__________
EQUITY INNS PARTNERSHIP, LP By: Equity Inns Trust, its general partner By: /s/ J. Mitchell Collins______________ Name:_J. Mitchell Collins______________ Title:_Executive Vice President_________	ENN LEASING COMPANY V, L.L.C. By: /s/ J. Mitchell Collins_______________ Name:_J. Mitchell Collins______________ Title:_Executive Vice President__________

[Signature page to Master Agreement]

EXISTING MANAGERS ORADELL HOLDING, L.L.C. By:_/s/ Steven Goldman_________________ Name:__Steven Goldman________________ Title:_Executive Vice President___________	FRANCHISOR HYATT PLACE FRANCHISING, L.L.C. By:_/s/ Steven Goldman_________________ Name:__Steven Goldman________________ Title:_Executive Vice President___________

CALDWELL HOLDING, L.L.C. By:_/s/ Steven Goldman_________________ Name:__Steven Goldman________________ Title:_Executive Vice President___________	ORIGINAL FRANCHISOR AMERISUITES FRANCHISING, INC. By:_/s/ Steven Goldman_________________ Name:__Steven Goldman________________ Title:_Executive Vice President___________

WAYNE HOLDING, L.L.C. By:_/s/ Steven Goldman_________________ Name:__Steven Goldman________________ Title:_Executive Vice President___________

[Signature page to Master Agreement]

SCHEDULE 1
AFFILIATE HOTELS

	Hotel	Owner	Lessee	Existing Manager	Existing Guarantee Termination Date
BC	AmeriSuites (Birmingham/Riverchase) 2980 John Hawkins Parkway Hoover, AL 35244	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	June 30, 2008
FF	AmeriSuites (Flagstaff/Interstate Crossroads) 2455 S. Beulah Road Flagstaff, AZ 86001	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	December 31, 2007
M M	AmeriSuites (Miami/Kendall) 11520 SW 88th Street Miami, FL 33176	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	June 30, 2008
M P	AmeriSuites (Miami/Airport West) 3655 NW 82nd Avenue Miami, FL 33166	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	December 31, 2007
TA	AmeriSuites (Tampa Airport/Westshore) 4811 West Main Street Tampa, FL 33607-4501	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	December 31, 2007
IA	AmeriSuites (Indianapolis/Keystone) 9104 Keystone Crossing Indianapolis, IN 46240	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	December 31, 2007
OP	AmeriSuites (Overland Park/Metcalf) 6801 West 112th Street Overland Park, KS 66211	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	December 31, 2007
BR	AmeriSuites (Baton Rouge/East) 6080 Bluebonnet Boulevard Baton Rouge, LA 70809	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	June 30, 2008
B M	AmeriSuites (Baltimore/BWI Airport) 940 International Drive Linthicum Heights, MD 21090	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	July 1, 2008
M L	AmeriSuites (Minneapolis/Mall of America) 7800 International Drive Bloomington, MN 55425-1508	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	June 30, 2008
LG	AmeriSuites (Las Vegas/Paradise Road) 4520 Paradise Road Las Vegas, NV 89109-7111	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	June 30, 2008
A Q	AmeriSuites (Albuquerque/Uptown) 6901 Arvada North East Albuquerque, NM 87110	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	June 30, 2008
CO	AmeriSuites (Cincinnati/Blue Ash) 11435 Road Hartman Highway Blue Ash, OH 45241	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	December 31, 2007
CS	AmeriSuites (Columbus/Worthington) 7490 Vantage Drive Columbus, OH 43235	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	December 31, 2007
FO	AmeriSuites (Cincinnati/North) 12001 Chase Plaza Drive Forest Park, OH 45240	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	December 31, 2007
FN	AmeriSuites (Nashville/Cool Springs) 650 Bakers Bridge Avenue Franklin, TN 37067	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	June 30, 2008
M T	AmeriSuites (Memphis/Cordova) 7905 Giacosa Place Memphis, TN 38133	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	June 30, 2008
RO	AmeriSuites (Richmond/Innsbrook) 4100 Cox Road Glen Allen, VA 23060	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	December 31, 2007

Schedule 1 -

SCHEDULE 2

CONVERSION SCHEDULE

Name	Anticipated Guestroom Renovation Dates		Anticipated Lobby Renovation Dates
					Albuquerque/Uptown	Apr-15-2007	Jul-10-2007	Apr-15-2007	Jul-10-2007
					Birmingham/Riverchase	Apr-15-2007	Jul-10-2007	Apr-15-2007	Jul-10-2007
Baltimore/BWI Airport	Apr-15-2007	Jul-10-2007	Apr-15-2007	Jul-10-2007
Baton Rouge/East	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007
Cincinnati/Blue Ash	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007
Columbus/Worthington	Apr-15-2007	Jul-10-2007	Apr-15-2007	Jul-10-2007
Flagstaff/Interstate Crossroads	Apr-15-2007	Jul-10-2007	Apr-15-2007	Jul-10-2007
Nashville/Cool Springs	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007
Cincinnati/North	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007
Indianapolis/Keystone	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007
Las Vegas/Paradise Road	Jun-1-2007	Nov-1-2007	Jun-1-2007	Nov-1-2007
Minneapolis/Mall of America	Apr-15-2007	Jul-10-2007	Apr-15-2007	Jul-10-2007
Miami/Kendall	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007
Miami/Airport West	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007
Memphis/Cordova	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007
Overland Park/Metcalf	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007
Richmond/Innsbrook	Apr-15-2007	Jul-10-2007	Apr-15-2007	Jul-10-2007
Tampa Airport/Westshore	Jul-15-2007	Oct-1-2007	Jul-15-2007	Oct-1-2007

Schedule 2 -

SCHEDULE 3

SCOPE OF WORK

Schedule 3 -

ANNEX A

Location: ______________

                    ID Number:

Date: ____________, 200_

FORM OF

FRANCHISE AGREEMENT

between

Hyatt Place Franchising, L.L.C.

and

[INSERT NAME OF FRANCHISEE]

Annex A -

HYATT PLACE HOTEL

FRANCHISE AGREEMENT

This Franchise Agreement (“Agreement” or “Franchise Agreement”) is made and entered into as of October 3, 2006 (the “Effective Date”) (regardless of the dates of the parties’ signatures) by and between HYATT PLACE FRANCHISING, L.L.C., a Delaware limited liability company having its principal business address at 200 West Monroe, 8th Floor, Chicago, Illinois 60606 (“we,” “our,” or “us”), and ______________, a _____________ limited liability company having an address at 7700 Wolf River Boulevard, Germantown, Tennessee 38138 (“you” or “your”).

1. The Franchise.

We have the exclusive right to license and franchise a concept and system (the “Hotel System”) associated with the establishment and operation of hotels under the name “HYATT® PLACE” and other Proprietary Marks (defined below) (collectively, “Hyatt Place Hotels”). Before signing this Agreement, you read our Uniform Franchise Offering Circular and independently investigated and evaluated the risks of investing in the hotel industry generally and acquiring a Hyatt Place Hotel franchise specifically. Following your investigation and recognizing the benefits that you may derive from being identified with the Hotel System, you wish to enter into this Agreement to obtain a franchise to use the Hotel System to operate a Hyatt Place Hotel located at ___________, ___________, ________(the “Hotel”).

A. The Hotel. The Hotel includes all structures, facilities, appurtenances, furniture, fixtures, equipment, entrances, exits, and parking areas located on the real property identified on Attachment A or any other real property we approve for Hotel expansion, signage, or other facilities. You may not make any material changes to the Hotel’s existing or planned construction without our prior written consent, including any change in the number of guest rooms at the Hotel (collectively “Guest Rooms”).

B. The Hotel System. We and our affiliates have designed the Hotel System so that the public associates Hyatt Place Hotels with high quality standards. The Hotel System now includes: (a) the trade names, trademarks, and service marks “Hyatt Place” and such other trade names, trademarks, service marks, logos, slogans, trade dress, domain names, and other designations of source and origin (including all derivatives of the foregoing) that we periodically develop and designate for use in connection with the Hotel System (collectively, the “Proprietary Marks”); (b) all copyrightable materials that we periodically develop and designate for use in connection with the Hotel System, including the Manual (as defined below), videotapes, CDs/DVDs, marketing materials (including advertising, promotional, and public relations materials), architectural drawings (including all architectural plans, designs, and layouts such as, without limitation, site, floor, plumbing, lobby, electrical, and landscape plans), building designs, and business and marketing plans, whether or not registered with the U.S. Copyright Office (“Copyrighted Materials”); (c) all materials and other information that we designate as “confidential” orally or in writing or which, under the circumstances surrounding disclosure, ought to be treated as confidential, including all operations information, confidential manuals, revenue information, specifications, procedures, and business, marketing and other plans, as more fully identified in Section 5F of this Agreement (collectively, “Confidential Information”); (d) a national toll-free number for, and other aspects of, the central reservation system, as we renovate and modify it from time to time (“CRS”); (e) a global distribution system, as we renovate and modify it from time to time (“GDS”); (f) the national directory of Hyatt Place Hotels (which, at our option, also may be associated with any other hotel brand or other business that we or our affiliates own, operate, franchise, license or manage) (the “National Directory”); (g) management, personnel, and operational training programs, materials, and procedures; (h) standards, specifications, procedures, and rules for operations, marketing, construction, equipment, furnishings, and quality assurance (collectively, “System Standards”) described in our confidential manuals, as amended from time to time (collectively, the “Manual”), or in other written or electronic communications; and (i) marketing, advertising, and promotional programs. Although we retain the right to establish and periodically to modify System Standards for the Hotel that you agree to implement and maintain, and to modify the Hotel System as we deem best for Hyatt Place Hotels, you retain the right to control, and responsibility for, the Hotel’s day-to-day management and operation and implementing and maintaining System Standards at the Hotel. In addition, our mandatory System Standards do not include any personnel or security-related policies or procedures that we (at our option) make available to you in the Manual or otherwise for your optional use. You will determine to what extent, if any, these optional policies and procedures should apply to your Hotel’s operations. You acknowledge that we do not dictate or control labor or employment matters for franchisees and their employees and will not be responsible for the safety and security of Hotel employees or patrons.

2. Grant.

A. Term. Commencing on the Effective Date and continuing during the term provided in Section 10A (the “Term”), we hereby grant you, and you hereby accept, the non-exclusive right and franchise to use the Hotel System to build or convert and operate the Hotel at the site specified in Attachment A (the “Site”) in accordance with this Agreement’s terms. Your right to operate the Hotel will cease upon termination or expiration of this Agreement.

B. Area of Protection. We grant you a geographic area of protection, which is described in Attachment B (the “Area of Protection”), in which to construct and operate your Hotel. Subject to the one exception below, neither we nor any of our affiliates will open and operate, or authorize any other party to open and operate, any other Hyatt Place Hotels the physical premises of which are located within the Area of Protection. The one exception to this restriction is that, if we or any of our affiliates acquire (whether through purchase, sale, merger, consolidation, or other transaction) another chain, franchise system, group or portfolio of at least four (4) hotels, or acquire the right to operate or manage another chain, franchise system, group or portfolio of at least four (4) hotels, one (1) or more of which hotels are located in the Area of Protection (as we have the right to do), we and/or our affiliates then will have the unrestricted right to convert, or cause to be converted, the acquired hotel(s) within the Area of Protection from its (or their) original trade identity to the Hotel System and then to operate, or authorize any other party to operate, such hotel(s) as Hyatt Place Hotels using the Hotel System, even if one (1) or more of the other acquired hotels, whether operating within or outside the Area of Protection, are not converted to Hyatt Place Hotels.

Except for the limited exclusivity provided above, there are no restrictions on us or our affiliates, your rights under this Agreement are nonexclusive in all respects, the Hotel has no territorial protection whatsoever, and we and our affiliates have the right without any restrictions at all to engage in any and all activities we and they desire (including any and all types of lodging facilities), at any time and place, whether or not using the Proprietary Marks or any aspect of the Hotel System, whether or not those activities compete with your Hotel, and whether or not we or our affiliates start those activities ourselves or purchase, merge with, acquire, or affiliate with businesses that already engage in such activities. We and our affiliates may engage in all activities not expressly prohibited in this Agreement. We and our affiliates may use or benefit from common hardware, software, communications equipment and services, administrative systems, reservation systems, franchise application procedures, central purchasing, approved vendor lists, and personnel. You agree that you will have no right to pursue any claims, demands, or damages as a result of these activities, whether under breach of contract, unfair competition, implied covenant of good faith and fair dealing, divided loyalty, or other theories, because you have expressly allowed us and our affiliates to engage in all such activities without restriction.

You acknowledge that our affiliates operate other franchise and non-franchised systems for lodging facilities (including time-share or interval ownership facilities and vacation clubs) that use different brand names, trademarks, and service marks, including those with the “Hyatt” name as part of their brand name, some of which might operate and have facilities in the Area of Protection, that will compete directly with you. None of those activities, even other uses of the “Hyatt” name, will constitute a violation of this Agreement. Only the operation of a “Hyatt Place” Hotel the physical premises of which are located within the Area of Protection would constitute a violation of this Agreement, unless the one exception noted above applies.

C. Opening. You have no right to open the Hotel for business under the Hotel System unless and until we authorize you to do so in writing. The date on which you first open the Hotel for business shall be deemed the “Opening Date.” You must not open the Hotel for business and begin operating the Hotel until: (1) you have properly developed and equipped the Hotel according to our System Standards and in compliance with all applicable laws, rules and regulations; (2) all pre-opening training for the Hotel’s personnel has been completed to our satisfaction; (3) all amounts then due to us and our affiliates have been paid; (4) you have obtained all required certificates of occupancy, licenses and permits to operate the Hotel; (5) you have given us copies of all insurance policies required under this Agreement, or such other evidence of insurance coverage and payment of premiums as we request; and (6) we have conducted a pre-opening inspection and approved the Hotel for opening. Our determination that you have met all of our pre-opening requirements will not constitute a representation or warranty, express or implied, that the Hotel complies with any laws or a waiver of your non-compliance, or of our right to demand full compliance, with such pre-opening requirements.

3. Your Responsibilities.

A. Operational and Other Requirements. During the Term, you agree to do the following (many of which requirements also are addressed in more detail elsewhere in this Agreement):

(1)
have your owners, employees, and approved independent contractors satisfactorily complete all required orientation and training programs and ensure that a trained management and operations staff, including a general manager and sales manager who devote full time to their duties at the Hotel, is in place at the Hotel at all times, as you are responsible for management of the Hotel’s business;

(2)	maintain the Hotel in first class condition and in a clean, safe, and orderly manner;

(3)	provide efficient, courteous, competent, prompt, and high-quality service to the public while maintaining a high moral and ethical standard and atmosphere at the Hotel;

(4)	operate the Hotel twenty-four (24) hours a day, every day, and use the Hotel premises solely for the business franchised under this Agreement;

(5)	strictly comply in all respects with our mandatory System Standards and other requirements, as we may periodically modify them, concerning:

(a)
the Hotel System, the Manual (other than any personnel and security-related policies and procedures contained in the Manual, which are for your optional use), and all other mandatory policies and procedures we periodically communicate to you;

(b)	our quality standards and the types of services, products, and amenities you may use, promote, or offer at the Hotel;

(c)	your use of the Proprietary Marks and display, style, location, and type of signage, as outlined in this Agreement, the Manual, and other written directives we periodically issue;

(d) directory and reservation service listings of the Hotel; and

(e)
your participation in and compliance with the terms of all of our marketing, reservation service, rate and room inventory management, advertising, cooperative advertising, guest frequency, discount or promotional, customer award, Internet, computer, training, and operating programs, including a property management system that interfaces with the CRS or any other central reservation system we periodically adopt. We may periodically establish and/or coordinate these programs with third parties we designate. These third parties might (but need not) be our affiliates. You must sign and comply with any license, participation and other agreements we periodically specify relating to these programs. You acknowledge and agree that we have the right, without prior notice to you, to access your computer systems, including the property management system, and all data and information that you have processed or stored with, through, or otherwise in connection with such computer systems;

(6)
participate in, connect with, and use the CRS and GDS in the manner we designate in the Manual or otherwise for offering, booking, modifying, and communicating Guest Room and meeting space reservations for the Hotel and bear all related costs and expenses. You may not use any other central reservation or similar system without our prior written consent. You agree to pay all applicable monthly maintenance fees;

(7) adopt all changes we periodically make to the Hotel System;

(8)	strictly comply with all governmental requirements concerning the Hotel’s operation, including

(a)  paying all taxes when due,

(b)  filing and maintaining trade or fictitious name registrations,

(c)	filing and maintaining all licenses and permits necessary to operate the Hotel, and

(d)
obtaining and maintaining all licenses required to sell alcoholic beverages at the Hotel (unless we, at our sole option, have determined that no alcoholic beverages may be offered at or from the Hotel’s premises);

(9)	permit our representatives to inspect or audit the Hotel at any time and give them free lodging during the inspection period;

(10)
refer guests and customers, wherever reasonably possible, only to Hyatt Place Hotels or other brands affiliated with us, not use the Hotel or the Hotel System to promote a competing business or other lodging facility, and not divert business from the Hotel to a competing business;

(11)	use your best efforts to create a favorable response to the name “Hyatt Place” and the names of any brand extensions and other Proprietary Marks;

(12)
participate in, and pay all fees of, any Hotel System travel agent commission payment program, as we periodically modify it, and promptly pay as we require all travel agent commissions and third party reservation service charges according to the terms of those programs;

(13)	promptly pay us and/or our affiliates when due all royalties and other amounts owed, whether under this Agreement or any related agreement;

(14)
honor all nationally recognized credit cards and other payment mechanisms we periodically designate and enter into all necessary credit card and other agreements with the issuers of those cards and other applicable parties;

(15)	treat as confidential and proprietary the Manual and any other Confidential Information and

(a)	use such material only in operating the Hotel during the Term,

(b)	not duplicate, circulate, distribute, reproduce, copy, or exhibit any portion of the Manual or Confidential Information, and

(c)	not divulge any Confidential Information to any person unless he or she needs to know the Confidential Information in order to perform his or her duties at the Hotel;

(16)
use best efforts to require anyone with access to any Confidential Information to keep the Confidential Information confidential. You must obtain a written agreement from those of your officers, directors, employees, and managers whom we specify agreeing to this Agreement’s restrictions regarding the Confidential Information. We have the right to regulate the form of agreement that you use and to be a third party beneficiary of that agreement with independent enforcement rights. You must keep copies of those agreements and send them to us upon request;

(17)	conduct a pre-opening marketing program for the Hotel according to our requirements. At least one hundred twenty (120) days before the Hotel’s grand opening, you must

(a)	pay us an amount equal to One Hundred Dollars ($100) multiplied by the number of Guest Rooms at the Hotel (the “Marketing Deposit”), and

(b)
prepare and submit to us for our approval a written pre-opening marketing program that contemplates spending the Marketing Deposit and satisfies our requirements. You must change the program as we specify and implement the approved program. We will use the Marketing Deposit to pay, on your behalf, providers of products and services according to the approved pre-opening marketing program;

(18)
conduct your advertising in a dignified manner. Before you use them, you must submit to us for our prior approval all advertising, promotional, and public relations plans, programs, and materials that you desire to use, including any materials in digital, electronic, computerized, or other form (including materials to be made available through a computer or telecommunications network such as the Internet, or on a Hotel Website (defined below), subject to Subsection (23) below). If you do not receive written disapproval within fifteen (15) business days after we receive the materials, they are deemed to be approved. You may not use any advertising, promotional, or public relations materials or engage in any programs that we have not approved or have disapproved and must discontinue using any previously-approved materials and engaging in any previously-approved programs within the timeframe we specify after you receive written notice from us;

(19)
continually, but not less than once every six (6) months, send us current information regarding the name, address, and telephone number of the financial institution (the “Lender”), if any, that provided or is providing the financing enabling you to purchase or operate the Hotel and the name and telephone number of your contact at the Lender;

(20)
notify us in writing within ten (10) days after you receive information or documentation about any lawsuit, action, or proceeding, or the issuance of any injunction, award, or decree of any court, quasi-judicial body, or governmental agency, that might adversely affect the Hotel, your ability to perform your obligations under this Agreement, or your financial condition;

(21)
subject to our rights and your obligations under Section 8 below, notify us in writing at least ten (10) days in advance of your intent to list the Hotel for sale and promptly send us all information we reasonably request regarding any proposed sale. You also must ensure that each holder of a direct or indirect Controlling Ownership Interest (defined in Section 8B below), whether that person or entity owns that interest as of the Effective Date or acquires that interest during the Term (subject to our rights and your obligations under Section 8 below), signs our required form of Guaranty and Assumption of Obligations;

(22)	at our request, send us the names of Hotel customers and guests and give us access to your sales and customer database;

(23)
not create a separate website promoting your Hotel (a “Hotel Website”) without our prior written approval. If we approve your use of a Hotel Website, we will own all intellectual property and other rights in the domain name or URL for the Hotel Website, the log of “hits” by visitors, and any personal or business data that visitors supply. You must sign the documents we periodically request to secure our ownership of those rights. We may implement and periodically modify, and you must comply with, System Standards relating to the Hotel Website and similar websites. The Hotel Website may not contain any content that references any other hotel, motel, or other lodging facility. In addition, you may allow the Hotel to be listed on third-party websites (other than the Hotel System website) that offer and sell travel-related products and services, but we have the right to approve in advance these websites and your proposed listings on or links to these websites in order to protect the Proprietary Marks and Hotel System and may withdraw our approval of any website or listing that no longer meets our minimum standards;

(24)
comply with all System Standards concerning mystery shopper programs, guest relations, and guest complaints and resolution, including reimbursing dissatisfied guests for their costs of staying at the Hotel and participating in other guest satisfaction programs in the manner we specify;

(25)
purchase or lease, install, and maintain at the Hotel all fixtures; equipment; furnishings; furniture; telephone systems; communications systems; facsimile machines; copiers; signs; property management, revenue management, in-room entertainment, and other computer and technology systems; and other items (collectively, “FF&E”) we specify for the Hotel System. You may not install at the Hotel, without our prior written consent, any FF&E or other items we have not previously approved. You may use at the Hotel only FF&E, supplies, and other goods and services at the Hotel that conform to our System Standards. We may specify for the Hotel System a particular model or brand of FF&E, supplies, and other goods and services that is available from only one manufacturer or supplier. We may specify that certain FF&E, supplies, and other goods and services be purchased only from us or our affiliates or sources we designate or approve. If you wish to obtain any FF&E, supplies, or other goods and services for which we have established standards or specifications from a source that we have not previously approved as meeting our System Standards, you must send us a written request with any information and samples we consider necessary to determine whether the item and source meet our then current criteria. Upon our request, you must reimburse our costs in reviewing your request and evaluating the item and/or source. If you comply with our processes and procedures regarding approval of alternate or additional manufacturers or suppliers, we will respond to your request within a reasonable time period. You may not purchase any FF&E, supplies or other goods or services for the Hotel unless the purchase is from a source we designate or approve or we have approved in writing that the item you proposed meets our standards and specifications. We may modify our System Standards in this area as we deem best. We reserve the right, at our option, to revoke our approval of certain sources or items if they fail to continue to meet our System Standards. We may refuse any of your requests if we already have designated a particular source for, or model or brand of, FF&E, supplies or other goods or services that we (in our sole judgment) determine to be critical to the Hotel System and we do not desire to expand the list of approved sources, models, or brands. We may make this decision as we deem best. We and our affiliates have the right to receive payments from suppliers on account of their actual or prospective dealings with you and other franchisees and to use all amounts we and our affiliates receive without restriction for any purposes we and our affiliates deem appropriate (unless we and our affiliates agree otherwise with the supplier);

(26)
own fee simple title (or a long-term ground leasehold interest, provided that such interest has been granted to you by an unrelated third party ground lessor in an arms-length transaction for a term equal to, or longer than, the Term) to the Hotel’s real property and improvements or, at our request, cause the fee simple owner or other third party acceptable to us to provide its guarantee covering all your obligations under this Agreement in form and substance acceptable to us. You must provide us copies of any lease for the Hotel’s premises (and any amendments thereto) upon our request. You acknowledge that our approval of the Hotel’s site is not a guarantee or warranty, express or implied, of the success or profitability of a Hyatt Place Hotel operated at that location. Our approval indicates only that we believe that the site meets our then acceptable criteria; and

(27)
promptly send us a copy of any notice of default you receive from any mortgagee, trustee under any deed of trust, or ground lessor for the Hotel and, at our request, any additional information we request concerning any alleged default or any subsequent action or proceeding in connection with any alleged default.

B. Performance of the Work. As a primary inducement for us to enter into this Agreement, you agree to perform the work listed on Attachment C (the “Work”) in strict accordance with our specifications and this Agreement’s other applicable terms and conditions.

C. Hotel Upgrading. We may require you at any time and from time to time during the Term to upgrade or renovate the Hotel to comply with then current building décor, appearance, and trade dress standards that we have established and require for Hyatt Place Hotels generally, and this upgrading or renovation may obligate you to invest additional capital in the Hotel and/or incur higher operating costs. You agree to implement such upgrading and renovation, and any other changes in System Standards, within the time period we request, regardless of their cost or the point during the Term when we require you to do so, as if they were part of this Agreement as of the Effective Date. Your failure to do so within the timeframe we specify may result in our issuing a quality default notice that could lead to the termination of this Agreement and your obligation to pay liquidated damages under Section 10E of this Agreement.

D. Fees.

(1)	Unless otherwise specified, all fees that you paid us before or simultaneously with the execution of this Agreement, or will pay us during the Term, are non-refundable.

(2)
If we and you agree to add additional Guest Rooms to the Hotel during the Term, then you must pay us an additional Application Fee in an amount equal to Four Hundred Dollars ($400) multiplied by the number of additional Guest Rooms. When you request our approval of your plans to develop the additional Guest Rooms, you must pay us a non-refundable Property Improvement Plan (“PIP”) fee of Five Thousand Dollars ($5,000.00). We will apply this PIP fee toward the additional Application Fee if we approve your plans. The remaining portion of the additional Application Fee is due, fully earned by us, and non-refundable on the date we approve your plans to develop the additional Guest Rooms.

(3)	On or before the tenth (10th) day of each month beginning with the month following the Opening Date, you shall pay us:

(a)	a “Royalty Fee” equal to

(i)	three percent (3%) of the Hotel’s Gross Rooms Revenue (as defined in Section 3D(6)) accrued during the First Year (defined below);

(ii)	four percent (4%) of the Hotel’s Gross Rooms Revenue accrued during the Second Year (defined below); and

(iii)	five percent (5%) of the Hotel’s Gross Rooms Revenue during the balance of the Term.

The “First Year” means the calendar twelve (12) month period beginning on the first (1st) day of the calendar month during which the Opening Date occurs, and the “Second Year” means the calendar twelve (12) month period beginning on the first (1st) anniversary of the first (1st) day of the calendar month during which the Opening Date occurs;

(b)
a contribution to the Marketing, Central Reservations and Technology Fund (described in Section 4D) (“Contribution”) equal to three and one-half percent (3½%) of the Hotel’s Gross Rooms Revenue during the preceding month. At any time during the Term, we may, upon thirty (30) days’ prior notice to you, periodically increase the Contribution, but it will not exceed four percent (4%) of the Hotel’s Gross Rooms Revenue; and

(c)
all fees and other amounts that we (or our affiliates) then have paid or have agreed to pay on your behalf to the then current CRS operator (if applicable), then current GDS operator (if applicable), and other providers of products or services for the Hotel (collectively, the “Providers”). If any Provider assesses a single or group fee or other charge that covers all or a group of Hyatt Place Hotels to which that Provider provides products or services, you agree that our allocation of that fee or other charge among the Hotel and other Hyatt Place Hotels is final. The Providers may periodically increase the fees and other charges they impose. At our option, you must begin paying these fees and other charges directly to the applicable Provider(s).

(5) You agree to pay on a timely basis:

(a)	applicable commissions to travel agents;

(b)	all commissions and fees for reservations you accept through any sources (including the Internet), whether processed through us, the CRS, or a third-party reservation system or billed directly to you;

(c)	all contributions for cooperative advertising programs in which you agree to participate, as required in Section 3E below;

(d)	charges for telephone and other equipment related to the CRS; and

(e)
all fees and assessments due for guest frequency programs or other marketing programs we initiate that are attributable to the Hotel. Failure to pay any of these fees is a default under this Agreement.

(6)
“Gross Rooms Revenue” shall mean all gross revenues attributable to or payable for the rental of Guest Rooms, including guaranteed no-show revenue and cancellation fees and all cash, check, barter, credit, debit, and other transactions, whether or not collected, at the actual rates charged, reduced by Guest Room rebates and overcharges (but only if originally included in Gross Rooms Revenue) and excluding any sales or room taxes you collect and transmit to the appropriate taxing authority. Gross Rooms Revenue also shall include the proceeds from any business interruption insurance applicable to loss of revenue due to the non-availability of Guest Rooms. Gross Rooms Revenue shall be accounted for in accordance with the Uniform System of Accounts for the Lodging Industry, Ninth Edition, as published by The Hotel Association of New York City, Inc., or a later edition that we approve.

(7) You must make all payments for Royalty Fees, Contributions, and other fees due to us under this Agreement by electronic funds transfer (“EFT”). You must sign the documents we periodically specify to allow us to debit your bank account or otherwise process these payments through EFT. You also must sign any additional or new forms and complete any reasonable procedures we establish for EFT. We will require payment by EFT only for Royalty Fees, Contributions, and other fees due to us under this Agreement. We periodically may change the procedure for monthly payments and require you to

(a)	make your monthly payments to a designated bank account by wire transfer or other means we specify and

(b)	sign any authorizations or other documents required to implement that procedure.

On the date Royalty Fees and Contributions are due, you shall report to us by telephone, electronic means, or in written form, as we direct, pursuant to our standard transmittal procedures, information regarding your Gross Rooms Revenue and any additional information we request. Funds must be available in your account to cover our withdrawals. You may not change your bank, financial institution, or account without first telling us.

(8)
You agree to pay us a late fee of Two Hundred Twenty-Five Dollars ($225) for each required payment not made on or before its original due date and for each payment not honored by your financial institution. The late fee is not interest or a penalty but compensates us for increased administrative and management costs due to your late payment. In addition, all amounts that you owe us that are more than seven (7) days late will bear interest accruing as of their original due date at one and one-half percent (1.5%) per month or the highest commercial contract interest rate the law allows, whichever is less. We may debit your bank account automatically for the late fee and interest. You acknowledge that this subparagraph is not our agreement to accept any payments after they are due or our commitment to extend credit to, or otherwise finance your operation of, the Hotel.

(9)
Subject to our requirements and at your own expense, you may conduct local and regional marketing and advertising programs. You shall pay us the reasonable fees we periodically establish for optional advertising materials you order from us for these programs.

(10)
Despite any designation you make, we may apply any of your payments to any of your past due indebtedness to us or our affiliates. We may set off any amounts you or your owners owe us or our affiliates against any amounts we or our affiliates owe you or your owners. You may not withhold payment of any amounts you owe us or our affiliates due to our alleged nonperformance of any of our obligations under this Agreement.

(11)
If any gross receipts, sales, use, excise, or similar tax is imposed upon us due to any payment you make to us under this Agreement (but not our own income taxes), you must reimburse us for all tax payments we make so that the amount of your payments we retain after paying the applicable taxes equals the full amount of the payments you were required to make under this Agreement had the tax not been imposed upon us.

E. Cooperative Advertising Programs. We may identify a region in which two (2) or more Hyatt Place Hotels are located in order to establish a local or regional advertising cooperative (a “Cooperative”). We may form, change, dissolve and merge Cooperatives. The Cooperative’s purpose will be to collect funds from its members and to plan, discuss, organize, develop, utilize, produce, disseminate, and implement advertising and promotional programs and materials on a collective basis (and to cover related expenses) for the sale of services at participating Hyatt Place Hotels. We will not require you to participate in a Cooperative. However, if you choose to participate in the Cooperative, you must do so according to the Cooperative’s rules, including by paying your Hotel’s allocable share of any advertising, marketing, promotional and other programs that the Cooperative conducts. All restrictions under this Agreement relating to any advertising, marketing or promotional programs that you conduct also apply to any such programs that the Cooperative conducts.

F. Management of the Hotel. Unless we consent in writing, you must at all times retain and exercise direct management control over the Hotel’s business. You may not enter into any lease, management agreement, or other similar arrangement with any independent entity for all or a part of the Hotel’s operation (a “Management Arrangement”) without our prior written consent, which we will not unreasonably withhold if the independent entity meets our minimum qualifications, attends and satisfactorily completes required training programs, agrees to sign the documents we require to protect our Proprietary Marks, Copyrighted Materials, and Confidential Information, and agrees to perform its management responsibilities in compliance with this Agreement. Nevertheless, we may refuse to approve a management company which is, or that has an affiliate which is, a Brand Owner. Under this Agreement, “Brand Owner” means any entity that is a franchisor or owner, or is affiliated with or manages hotels exclusively for the franchisor or owner, of a hotel concept that in our opinion competes with Hyatt Place Hotels, irrespective of the number of hotels operating under that concept’s trade name. Even after we approve a Management Arrangement, we may at our option revoke that approval, and upon delivery of written notice to you require you to terminate the Management Arrangement, if the independent entity or any of its affiliates at any time becomes a Brand Owner or otherwise fails to meet our minimum qualifications or to comply with this Agreement.

G. Guest Room Rates. You will establish the Hotel’s room rates and submit them to us promptly upon our request. Except for special event periods, you may not charge any rate exceeding the rate you submit in writing for sale by the CRS.

4. Our Responsibilities.

A. Orientation and Training.

(1) Owner/Management Orientation. Within ninety (90) days after the Effective Date, your managing owners and core management team must attend an owner/management orientation program at our principal business address. We do not charge for this orientation program.

(2) General Manager Certification Program/Central Reservation System Training Program. Before opening the Hotel for business, your general manager and other key personnel we specify must attend and successfully complete our General Manager Certification Program, our Central Reservation System Training Program, and such other training programs and curriculum we specify. If you replace your general manager or any other key personnel whom we require to attend training, you must have their replacements attend and successfully complete the applicable training programs within thirty (30) days (or such other period we periodically designate) after they assume their positions. We will designate the dates, locations, and duration of all training. You must pay our then current fees for the initial and all subsequent General Manager Certification Programs and Central Reservation System Training Programs.

(3) Sales Director Training Program. Before opening the Hotel for business, your sales director must attend and successfully compete our Sales Director Training Program. If you replace your sales director, you must have his or her replacement attend and successfully complete the training program within thirty (30) days (or such other period we periodically designate) after he or she assumes the position. We will designate the dates, locations, and duration of training. You must pay our then current fees for the initial and all subsequent Sales Director Training Programs.

(4) On-Site Training. We will send one or two trainers (at our option) to assist with training your staff and the Hotel’s grand opening. You must pay us our then current fee and our trainer(s)’ travel and living expenses associated with this training. The trainer(s) will arrive at or before the Hotel’s grand opening and stay for the period that we specify. The trainer(s) will generally assist and train Hotel staff with aspects of day-to-day operations, including laundry, customer service, food and beverage, and front desk operations.

(5) Supplemental Training. We may, at such times and places we deem best, require your general manager, your sales director, and other key personnel to attend and successfully complete supplemental training courses in connection with Hotel System modifications. These individuals must attend any supplemental training within one hundred and eighty (180) days after you receive notice from us that such training is required. The fee for supplemental training ranges from One Hundred Fifty Dollars ($150) to Two Thousand Five Hundred Dollars ($2,500) per person, depending on the nature of the training program. Supplemental training may be conducted by, and tuition may be payable to, third parties we designate.

(6) Training Expenses. Besides the training fees we charge for the training discussed above, you are responsible for all costs of transportation, meals, lodging, salaries, and other compensation incurred in connection with training. If we hold any training at your Hotel, you must provide free lodging for our representatives.

B. Services. If you are in full compliance with your obligations under this Agreement, you shall have access to the CRS, listings in advertising publications, and the National Directory. You must participate in, connect with, and use the CRS and GDS in the manner we periodically designate for offering, booking, modifying, and communicating Guest Room and meeting space reservations for the Hotel and bear all related costs and expenses. We or our representative will provide data installation services relating to the initial set-up of the CRS and GDS at the Hotel You must honor and give first priority on available rooms to all confirmed reservations that the CRS or GDS refers to the Hotel. The CRS and GDS are the only reservation system or service that your Hotel may use for outgoing reservations that the Hotel refers to other hotels. You are solely responsible for notifying the reservation center of any changes in your Hotel’s room rates. You may not charge any guest a rate higher than the rate that the reservations center specifies to the guest at the time he or she makes the reservation. We may suspend your access to and listings in these sources while you are in default under this Agreement.

C. Guidance and Assistance. During the Term, we may advise you from time to time regarding the Hotel’s operation based on your reports or our evaluations and inspections and may guide you with respect to

(1)	System Standards that Hyatt Place Hotels use,

(2)	purchasing required and authorized FF&E and other items and arranging for their distribution to you,

(3)	advertising and marketing materials and programs,

(4)	employee training, and

(5)	administrative, recordkeeping, and accounting procedures.

We may guide you in the Manual; in bulletins or other written materials; by electronic media; by telephone consultation; and/or at our headquarters or the Hotel. If you request, and we agree to provide, additional or special guidance, assistance, or training, you agree to pay our then applicable charges, including our personnel’s per diem charges and travel and living expenses.

D. Marketing, Central Reservations and Technology Fund. We or our designee will administer a Marketing, Central Reservations and Technology Fund for the Hotel System (the “Fund”). You must make the Contributions specified in Section 3D(4)(b) above. For administrative convenience, we may (but are not required to) collect the Contributions before passing them on to the Fund. Hyatt Place Hotels that we or our affiliates own and operate will contribute to the Fund on the same percentage basis as franchisees. We also have the right to collect for deposit into the Fund any advertising, marketing, or similar allowances paid to us by suppliers who deal with Hyatt Place Hotels and with whom we agree to so deposit these allowances.

We will determine and direct all programs that the Fund finances, with sole control over the creative concepts, materials, and endorsements used and their geographic, market, and media placement and allocation, including by determining on our own the amounts to be spent for the various purposes identified in this Section. The Fund may pay for preparing and producing video, audio, and written materials and electronic media; developing, implementing, maintaining and improving the Hotel System’s website and/or related strategies; developing, implementing, operating, maintaining and improving the CRS, GDS, and National Directory and any other related or successor programs or systems; developing, implementing, maintaining and improving any video, computer-related or other technology for use or sale by Hyatt Place Hotels; planning, coordinating and conducting various sales efforts for Hyatt Place Hotels; market research and other research and development activities relating to improving the Hotel System; administering regional and multi-regional marketing and advertising programs, including purchasing trade journal and other media advertising and using advertising, promotion, and marketing agencies and other advisors to provide assistance; and supporting public relations and other advertising, promotion, and marketing activities. The Fund periodically will give you samples of advertising, marketing, and promotional formats and materials at no cost. We will sell you multiple copies of these materials at our direct cost of producing them, plus any related shipping, handling, and storage charges.

We will account for the Fund separately from our other monies (but we need not segregate the Fund from our assets). We will not use the Fund for any of our general operating expenses. However, we may use the Fund to pay the reasonable salaries, benefits and expenses of personnel who manage, administer and/or perform services for or on behalf of the Fund, including those who account for Contributions; the Fund’s other administrative costs; travel expenses of personnel while they are on Fund business; meeting costs; rent, utilities, other overhead costs, and other costs for equipment, supplies and other materials relating or allocable to Fund business; and other expenses that we incur in activities reasonably related to administering or directing the Fund and its programs, including conducting market research and other research and development activities, public relations, preparing advertising, promotion, and marketing materials, collecting and accounting for Contributions, paying Providers for services relating to the CRS and GDS, and paying for technical and support functions.

The Fund will not be our asset. Although the Fund is not a trust, we will hold all Contributions for the benefit of the contributors and use Contributions only for the purposes described in this Section. We do not owe any fiduciary obligation to you for administering the Fund or any other reason. The Fund may spend in any fiscal year more or less than the total Contributions in that year, borrow from us or others (paying reasonable interest) to cover deficits, or invest any surplus for future use. We will use all interest (if any) earned on Contributions to pay costs before using the Fund’s other assets.

We will prepare an annual, unaudited statement of Fund collections and expenses and give you a copy of the statement upon written request. We may have the Fund audited periodically, at the Fund’s expense, by an independent certified public accountant. We may incorporate the Fund or operate it through a separate entity whenever we deem appropriate. The successor entity will have all of the rights and duties specified in this Section.

We intend the Fund to maximize recognition of the Proprietary Marks, patronage of Hyatt Place Hotels, and the productive and efficient operation of the CRS and GDS, any related or successor programs or systems, and other technologies. Although we will try to use the Fund in a manner that will benefit all Hyatt Place Hotels, we need not ensure that Fund expenditures in or affecting any geographic area are proportionate or equivalent to Contributions by Hyatt Place Hotels operating in that geographic area or that any Hyatt Place Hotel benefits directly or in proportion to its Contributions from the programs and other products and services that the Fund finances.

We have the right, but no obligation, to use collection agents and institute legal proceedings at the Fund’s expense to collect Contributions. We also may forgive, waive, settle, and compromise all claims by or against the Fund. Except as expressly provided in this Section, we assume no direct or indirect liability or obligation to you for collecting amounts due to, maintaining, directing, or administering the Fund.

We may at any time defer or reduce Contributions of a Hyatt Place Hotel franchisee and, upon thirty (30) days’ prior written notice to you, reduce or suspend Contributions and operations for one or more periods of any length and terminate (and, if terminated, reinstate) the Fund. If we terminate the Fund, we will distribute all unspent monies to our franchisees, and to us and our affiliates, in proportion to their and our respective Contributions during the preceding twelve (12) month period.

E. Application of Manual. You must comply with the terms of the Manual (other than any personnel and security-related policies and procedures, which are for your optional use). Because complete and detailed uniformity under many varying conditions might not be possible or practical, you acknowledge that we specifically reserve the right and privilege, as we deem best, to vary System Standards for any franchisee based upon the peculiarities of any condition or factors that we consider important to that franchisee’s successful operation. You have no right to require us to grant you a similar variation or accommodation.

The Manual may include audiotapes, videotapes, compact disks, computer software, other electronic media, and/or written materials. It contains System Standards and information on your other obligations under this Agreement. We may modify the Manual periodically to reflect changes in System Standards. You agree to keep your Manual current and in a secure location at the Hotel. If there is a dispute over its contents, our master copy of the Manual controls. You agree that the Manual’s contents are confidential. If your copy of the Manual is lost, destroyed, or significantly damaged, you agree to obtain a replacement copy at our then applicable charge.

At our option, we may post some or all of the Manual on a restricted website or extranet to which you will have access. If we do so, you agree to monitor and access the website or extranet for any updates to the Manual, System Standards, or other aspects of the Hotel System. Any passwords or other digital identifications necessary to access the Manual on a website or extranet will be deemed to be part of Confidential Information. We may require you to return a portion or the entire copy of the Manual given to you in paper or other tangible form after we post the Manual on a restricted website or extranet.

F. Other Arrangements. We may arrange for development, marketing, operations, administration, technical, and support functions, facilities, services, and/or personnel with any other entity. We and our affiliates may use any facilities, programs, services, and/or personnel used in connection with the Hotel System in our and our affiliates’ other business activities, even if these other business activities compete with the Hotel or the Hotel System. You agree that we have the right to delegate the performance of any portion or all of our obligations under this Agreement to third-party designees, whether these designees are our affiliates, agents, or independent contractors with whom we contract to perform these obligations. If we do so, the third-party designees will be obligated to perform the delegated functions for you in compliance with this Agreement.

G. Inspections/Compliance Assistance and Quality Assurance Program. We may inspect your Hotel at any time, with or without notice to you, to determine whether you and the Hotel are complying with the Hotel System, System Standards, and other terms and conditions of this Agreement. If you or the Hotel fails to comply with such obligations, we may require you, at your own cost (and in addition to our other rights and remedies), to correct the deficiencies within the reasonable time we establish. Your Hotel must participate in the quality assurance program that we develop and periodically modify (the “Quality Assurance Program”). As part of the Quality Assurance Program, we and/or our representatives and designees may evaluate whether the Hotel is complying with the Hotel System and System Standards. The primary means of operating the Quality Assurance Program will be evaluations conducted through stays at Hyatt Place Hotels. If we determine that the Hotel is not complying with the Hotel System, System Standards, and other terms and conditions of this Agreement and then instruct you to correct those deficiencies, we may charge you One Thousand Five Hundred Dollars ($1,500) for each follow-up or re-evaluation visit until the deficiencies have been fully corrected.

H. Annual Conventions. We may, at our option, hold an annual convention for Hyatt Place Hotels or all Hyatt Select Hotels Group hotels (which currently include Hyatt Place Hotels and Hyatt Summerfield Suites hotels and may include other hotel brands in the future) (the “Annual Convention”) at a location we designate. We may require your general manager and other key Hotel personnel to attend the Annual Convention. You must pay us our then current attendance fee for each person from your Hotel who attends the Annual Convention. You also must pay all expenses your attendees incur to attend the Annual Convention.

I. Exercise of Our Judgment. We have the right to develop, operate, and change the Hotel System in any manner not specifically prohibited by this Agreement. Whenever we have reserved in this Agreement a right to take or to withhold an action, or to grant or decline to grant you the right to take or omit an action, we may, except as otherwise specifically provided in this Agreement, make our decision or exercise our rights based on information readily available to us and our judgment of what is in the best interests of us, Hyatt Place Hotel franchisees generally, or the Hotel System at the time our decision is made, without regard to whether we could have made other reasonable or even arguably preferable alternative decisions or whether our decision promotes our financial or other individual interest.

5. Proprietary Rights.

A. Ownership and Goodwill of Proprietary Marks, Copyrighted Materials, and Confidential Information. Our affiliate has licensed the Proprietary Marks, Copyrighted Materials, and Confidential Information to us to use and sublicense in franchising, developing, and operating Hyatt Place Hotels.  Your right to use the Proprietary Marks, Copyrighted Materials, and Confidential Information is derived only from this Agreement and is limited to your operating the Hotel according to this Agreement and all System Standards we prescribe during the Term. Your unauthorized use of the Proprietary Marks, Copyrighted Materials, and Confidential Information is a breach of this Agreement and infringes our and our affiliate’s rights in the Proprietary Marks, Copyrighted Materials, and Confidential Information. You acknowledge and agree that your use of the Proprietary Marks, Copyrighted Materials, and Confidential Information and any goodwill established by that use are exclusively for our and our affiliate’s benefit and that this Agreement does not confer any goodwill or other interests in the Proprietary Marks, Copyrighted Materials, and Confidential Information upon you (other than the right to operate the Hotel under this Agreement). You may not at any time during or after the Term contest or assist any other person in contesting the validity, or our and our affiliate’s ownership, of the Proprietary Marks, Copyrighted Materials, and Confidential Information.

B. Limitations on your Use of Proprietary Marks. You agree to use the Proprietary Marks as the Hotel’s sole identification, except that you must identify yourself as its independent owner in the manner we periodically specify. You may not use any Proprietary Mark (1) as part of any corporate or legal business name, (2) with any prefix, suffix, or other modifying words, terms, designs, or symbols (other than logos we license to you), (3) in providing or selling any unauthorized services or products, (4) as part of any domain name, homepage, meta tags, keyword, electronic address, or otherwise in connection with a website or other electronic media (unless we have approved such use in advance), or (5) in any other manner we have not expressly authorized in writing. If we discover your unauthorized use of the Proprietary Marks, in addition to our other rights and remedies under this Agreement and applicable law, we may require you to destroy (with no reimbursement from us) all offending items reflecting such unauthorized use.

You may not use any Proprietary Mark in advertising the transfer, sale, or other disposition of the Hotel or an ownership interest in you without our prior written consent, which we will not unreasonably withhold. You agree to display the Proprietary Marks prominently as we prescribe at the Hotel and on forms, advertising, supplies, and other materials we periodically designate. You agree to give the notices of trade and service mark registrations that we specify and to obtain any fictitious or assumed name registrations required under applicable law.

C. Notification of Infringements and Claims. You agree to notify us immediately of any apparent infringement or challenge to your use of any Proprietary Mark, Copyrighted Materials, or Confidential Information, or of any person’s claim of any rights in any Proprietary Mark, Copyrighted Materials, or Confidential Information, and not to communicate with any person other than us, our affiliates, and our and their attorneys, and your attorneys, regarding any infringement, challenge, or claim. We and our affiliates may take the action we and they deem appropriate (including no action) and control exclusively any litigation, U.S. Patent and Trademark Office proceeding, or other administrative proceeding arising from any infringement, challenge, or claim or otherwise concerning any Proprietary Mark, Copyrighted Materials, or Confidential Information. You agree to sign any documents and take any other reasonable action that, in the opinion of our and our affiliates’ attorneys, are necessary or advisable to protect and maintain our and our affiliates’ interests in any litigation or Patent and Trademark Office or other proceeding or otherwise to protect and maintain our and our affiliates’ interests in the Proprietary Marks, Copyrighted Materials, and Confidential Information. We or our affiliate will reimburse your reasonable out-of-pocket costs for taking any requested action.

D. Discontinuance of Use of Proprietary Marks. If it becomes advisable at any time for us and/or you to modify, discontinue using, and/or replace any Proprietary Mark and/or to use one or more additional, substitute, or replacement trade or service marks together with or in lieu of any previously-designated Proprietary Mark, you agree to comply with our directions within a reasonable time after receiving notice. Neither we nor our affiliates will reimburse you for your expenses of changing the Hotel’s signs, for any loss of revenue due to any modified or discontinued Proprietary Mark, or for your expenses of promoting a modified or substitute trademark or service mark.

Our rights in this Section 5D apply to any and all of the Proprietary Marks (and any portion of any Proprietary Mark) that this Agreement authorizes you to use. We may exercise these rights at any time and for any reason, business or otherwise, we think best. You acknowledge both our right to take this action and your obligation to comply with our directions.

E. Indemnification for Use of Proprietary Marks. We agree to reimburse you for all damages and expenses that you incur in any trademark infringement proceeding disputing your authorized use of any Proprietary Mark under this Agreement if you have timely notified us of, and comply with our directions in responding to, the proceeding. At our option, we and/or our affiliate(s) may defend and control the defense of any proceeding arising from your use of any Proprietary Mark under this Agreement.

F. Confidential Information. We and our affiliates possess (and will continue to develop and acquire) Confidential Information, some of which constitutes trade secrets under applicable law, relating to developing and operating Hyatt Place Hotels, including:

(1)  site selection criteria;

(2)  the substance, design, and construction of Hyatt Place Hotels;

(3)  training and operations materials and manuals, including the Manual;

(4)	methods, formats, specifications, standards, systems, procedures, sales and marketing techniques, knowledge, and experience used in developing and operating Hyatt Place Hotels;

(5)	marketing and advertising programs for Hyatt Place Hotels;

(6)	information regarding the Hotel’s guests;

(7)	knowledge of specifications for and suppliers of FF&E and other products and supplies;

(8)
any computer software or other technology that is proprietary to us or the Hotel System, including digital passwords and identifications and any source code of, and data, reports, and other printed materials generated by, the software or other technology;

(9)	knowledge of the operating results and financial performance of Hyatt Place Hotels other than the Hotel; and

(10)
graphic designs and related intellectual property. All information we obtain from you or about the Hotel or its guests pursuant to this Agreement, or any agreement ancillary to this Agreement (including agreements relating to the CRS and other software systems we provide or require), or otherwise related to the Hotel, will become part of Confidential information and our property, which we then may use for any reason we deem necessary or appropriate. However, you may at any time during or after the Term use to the extent lawful and at your own risk any information and data stored in your Hotel’s property management system database.

(11) You acknowledge and agree that you will not acquire any interest in Confidential Information, other than the right to use certain Confidential Information as we specify while operating the Hotel during the Term, and that Confidential Information is proprietary, includes our and our affiliate’s trade secrets, and is disclosed to you only on the condition that you agree, and you hereby do agree, that you:

(a)  will not use Confidential Information in any other business or capacity;

(b)	will keep confidential each item deemed to be a part of Confidential Information, both during and after the Term (afterward for as long as the item is not generally known in the hotel industry);

(c)	will not make unauthorized copies of any Confidential Information disclosed via electronic medium or in written or other tangible form; and

(d)	will adopt and implement reasonable procedures to prevent unauthorized use or disclosure of Confidential Information.

Confidential Information does not include information, knowledge, or know-how that you can demonstrate lawfully came to your attention before we or our affiliate provided it to you directly or indirectly; that, at the time we or our affiliate disclosed it to you, already had lawfully become generally known in the hotel industry through publication or communication by others (without violating an obligation to us or our affiliate); or that, after we or our affiliate disclose it to you, lawfully becomes generally known in the hotel industry through publication or communication by others (without violating an obligation to us or our affiliate). However, if we include any matter in Confidential Information, anyone who claims that it is not Confidential Information must prove that one of the exclusions provided in this paragraph is satisfied.

All ideas, concepts, techniques, or materials relating to a Hyatt Place Hotel, whether or not protectable intellectual property and whether created by or for you or your owners or employees, must be promptly disclosed to us and will be deemed to be our and our affiliate’s sole and exclusive property, part of the Hotel System, and works made-for-hire for us and our affiliate. If any item does not qualify as a “work made-for-hire” for us and our affiliate, by this paragraph you assign ownership of that item, and all related rights to that item, to us and agree to take whatever action (including signing assignment or other documents) we request to evidence our ownership or to help us obtain intellectual property rights in the item.

6. Records and Audits

A. Reports. At our request, you must prepare and deliver to us daily, monthly, quarterly, and annual operating statements, profit and loss statements, balance sheets, and other reports we require, prepared in the form, by the methods, and within the timeframes we specify in the Manual. The reports must contain all information we require and be certified as accurate in the manner we require. By the tenth (10th) day of each month, you agree to prepare and send us a statement for the previous month, certified by your chief financial or principal accounting officer, listing Gross Rooms Revenue, other Hotel revenues, room occupancy rates, reservation data, the amounts currently due under Section 3D, and other information we deem useful in connection with the Hotel System (the “Data”). The statement will be in the form and contain the detail we reasonably request, will be our property, and may be used by us for all reasonable purposes.

B. Preparation and Maintenance of Records. You agree to:

(1)
prepare on a current basis in a form satisfactory to us, and preserve for at least four (4) years, complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing, and other aspects of the Hotel; and

(2)
maintain an accounting system that fully and accurately reflects all financial aspects of the Hotel, including books of account, tax returns, governmental reports, register tapes, daily reports, profit and loss and cash flow statements, balance sheets, and complete quarterly and annual financial statements.

We reserve the right to access your computer system independently to obtain sales information, occupancy information, and other Data. You must send us upon our request any information that we do not access independently from your computer system.

C. Audit. We may at any time during your regular business hours, and without prior notice to you, examine your and the Hotel’s business, bookkeeping, and accounting records, sales and income tax records and returns, and other records. You agree to cooperate fully with our representatives and independent accountants in any examination. If any examination discloses an understatement of the Hotel’s Gross Rooms Revenue, you agree to pay us, within fifteen (15) days after receiving the examination report, the Royalty Fees and Contributions due on the amount of the understatement, the late fee, and interest on the understated amounts from the date originally due until the date of payment. Furthermore, if an examination is necessary due to your failure to furnish reports, supporting records, or other information as required, or to furnish these items on a timely basis, or if our examination reveals a Royalty Fee or Contribution underpayment to us of three percent (3%) or more of the total amount owed during any six (6) month period, or that you willfully understated the Hotel’s Gross Rooms Revenue, you agree to reimburse us for the costs of the examination, including the charges of attorneys and independent accountants and the travel expenses, room and board, and compensation of our employees. These remedies are in addition to our other remedies and rights under this Agreement and applicable law.

D. Annual Financial Information. At our request, not later than ninety (90) days after the end of your fiscal year, you must send us one or more of the following as we may request, certified by your chief financial or principal accounting officer to be true and correct: complete financial statements for that fiscal year (including a balance sheet, statement of operations and statement of cash flow) prepared in accordance with generally accepted accounting principles consistently applied; your income tax returns for the Hotel for that year; and statements reflecting all Gross Rooms Revenue and all sources and amounts of other Hotel revenue generated during the year. Any false certification shall be a material breach of this Agreement. At our request from time to time, you also agree to provide us with those operating statistics for the Hotel that we specify. We may require you to have audited financial statements prepared annually during the Term.

7. Indemnity and Insurance.

A. Our and Your Relationship. We and you may not make any express or implied agreements, warranties, guarantees, or representations, or incur any debt, in the name or on behalf of the other or represent that our respective relationship is other than franchisor and franchisee. We will not be obligated for any damages to any person or property directly or indirectly arising out of the Hotel’s operation or the business you conduct under this Agreement.

B. Your Indemnification of Us. In addition to your obligation under this Agreement to procure and maintain insurance, you agree to indemnify, defend, and hold harmless us, our affiliates, and our and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Indemnified Parties”) against, and to reimburse any one or more of the Indemnified Parties for, any and all claims, obligations, and damages directly or indirectly arising out of, resulting from, or in connection with

(1) the application you submitted to us for the rights granted under this Agreement,

(2)
the construction, development, use, occupancy, or operation of the Hotel, including any claim or allegation relating to the Americans with Disabilities Act or any similar law concerning public accommodations for persons with disabilities,

(3)	any bodily injury, personal injury, death, or property damage suffered by any Hotel guest, customer, visitor, or employee,

(4)	claims alleging either intentional or negligent conduct, acts, or omissions by you or us relating to the operation of the Hotel or the Hotel System, and

(5)	your breach of the terms and conditions of this Agreement.

For purposes of this indemnification, “claims” include all obligations, damages (actual, consequential, or otherwise), and costs that any Indemnified Party reasonably incurs in defending any claim against it, including reasonable accountants’, arbitrators’, attorneys’, and expert witness fees, costs of investigation and proof of facts, court costs, travel and living expenses, and other expenses of litigation, arbitration, or alternative dispute resolution, regardless of whether litigation, arbitration, or alternative dispute resolution is commenced. Each Indemnified Party may defend any claim against it at your expense and agree to settlements or take any other remedial, corrective, or other actions, provided that the Indemnified Party will seek your advice and counsel, and keep you informed, with regard to any proposed or contemplated settlement.

The obligations under this Subsection will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. An Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its losses and expenses, in order to maintain and recover fully a claim against you under this subparagraph. You agree that a failure to pursue a recovery or mitigate a loss will not reduce or alter the amounts that an Indemnified Party may recover from you under this Subsection.

If separate counsel is appropriate in our opinion because of actual or potential conflicts of interest, we may retain attorneys and/or independently defend any claim, action, or alleged claim or action at your sole expense. No party may settle any claim or action that could have an adverse effect on us, the Hotel System, or other franchisees without our prior approval.

You have no obligation to indemnify under this Subsection if a court of competent jurisdiction makes a final decision not subject to further appeal that we or our employees directly engaged in willful misconduct or intentionally caused the property damage or bodily injury that is the subject of the claim, so long as the claim is not asserted on the basis of theories of vicarious liability (including agency, apparent agency, or employment) or our failure to compel you to comply with this Agreement (which are claims for which we are entitled to indemnification under this Section 7B). You shall notify us immediately (but not later than five (5) days following your receipt of notice) of any claim, action, or potential claim or action naming any Indemnified Party as a defendant or potential defendant (the “Indemnification Notice”). The Indemnification Notice shall include copies of all correspondence or court papers relating to the claim or action. Your obligation to indemnify us shall not be limited in any way by reason of any insurance that we maintain.

C. Insurance. At your expense, you must procure and at all times during the Term maintain such insurance as may be required by the terms of any lease or mortgage on the premises where the Hotel is located, and in any event no less than the following:

(1) Property Insurance

(a) Property insurance (or builder’s risk insurance during any period of construction) on the Hotel building(s) and contents against loss or damage by fire, lightning, windstorm, and all other risks covered by the usual all-risk policy form, all in an amount not less than ninety percent (90%) of the full replacement cost thereof and a waiver of co-insurance and agreed amount endorsement. Such policy shall also include coverage for landscape improvements and law and ordinance coverage in reasonable amounts.

(b) Boiler and machinery insurance against loss or damage caused by machinery breakdown or explosion of boilers or pressure vessels to the extent applicable to the Hotel.

(c) Business interruption insurance covering at least twelve (12) months’ loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in subsections (a) and (b) above.

(d) If the Hotel is located in whole or in part within an area identified by the federal government as having a special flood hazard, flood insurance in an amount not less than the maximum coverage available under the National Flood Insurance Program and excess flood coverage with reasonable limits, including business interruption coverage for at least twelve (12) months’ loss of profits and necessary continuing expenses.

(e) If the Hotel is located in an “earthquake prone zone” as determined by the U.S. Geological Survey, earthquake insurance in an amount not less than the probable maximum loss less any applicable deductibles, including business interruption coverage for at least twelve (12) months’ loss of profits and necessary continuing expenses, all as determined by a recognized earthquake engineering firm.

(2)	Workers’ Compensation insurance in statutory amounts on all Hotel employees and Employer’s Liability Insurance in amounts not less than $1,000,000 per accident/disease.

(3)
Comprehensive or Commercial General Liability Insurance for any claims or losses arising or resulting from or pertaining to the Hotel or its operation, with combined single limits of $1,000,000 per each occurrence for bodily injury and property damage. If the general liability coverages contain a general aggregate limit, such limit shall be not less than $2,000,000, and it shall apply in total to the Hotel only by specific endorsement. Such insurance shall be on an occurrence policy form and include premises and operations, independent contractors, blanket contractual, products and completed operations, advertising injury, employees as additional insureds, broad form property damage, personal injury, incidental medical malpractice, severability of interests, innkeeper’s and safe deposit box liability, and explosion, collapse and underground coverage during any construction.

(4)
Liquor Liability (applicable when you distribute, sell, serve, or furnish alcoholic beverages) for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence.

(5)	Business Auto Liability, including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence.

(6)
Umbrella Excess Liability on a following form in amounts not less than $24,000,000 if the Hotel is four to six stories in height above ground or $14,000,000 if the Hotel is three stories or less in height in excess of the liability insurance required under subsections (2) through (5) above. We may require you to increase the amount of coverage if the number of floors of the Hotel above ground is greater than six or if, in our judgment, such an increase is warranted.

(7)	Such other insurance as may be customarily carried by other hotel operators on hotels similar to the Hotel.

We may periodically increase the amounts of coverage required under these insurance policies and/or require different or additional insurance coverage at any time to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards or relevant changes in circumstances. You also must satisfy the following general insurance requirements:

(i) All insurance must by endorsement specifically name us and any affiliates that we periodically designate (and our and their employees and agents) as unrestricted additional insureds.

(ii) Any deductibles or self-insured retentions that you maintain (excluding deductibles for high hazard risks in high hazard geological zones, such as earthquake and windstorm, which shall be as required by the insurance carrier) shall not exceed $25,000, or such higher amount as we (at our option) may approve in writing in advance.

(iii) You must purchase each policy from an insurance company reasonably acceptable to us and licensed, authorized or registered to do business in the state where the Hotel is located. However, this licensing requirement shall not apply to those insurers providing Umbrella Excess Liability above $5,000,000 under Subsection (6) above.

(iv) All required insurance must be specifically endorsed to provide that the coverages will be primary and that any insurance carried by any additional insured shall be excess and non-contributory.

(v) All policies must provide that they may not be canceled, non-renewed, or materially changed without at least thirty (30) days’ prior written notice to us.

(vi) You may satisfy your insurance obligations under blanket insurance policies that cover your and your affiliates’ other properties so long as such blanket insurance fulfills the requirements in this Agreement.

(vii) You must deliver to us a certificate of insurance (or certified copy of such insurance policy if we request) evidencing the coverages required above and setting forth the amount of any deductibles. You must deliver to us renewal certificates of insurance (or certified copies of such insurance policy if we request) not less than ten (10) days prior to their respective inception dates.

(viii) Your obligation to maintain insurance shall not relieve you of your obligations under Section 7B.

(ix) All insurance must be satisfactory to us and comply with the System Standards. If you fail for any reason to procure or maintain the insurance required by this Agreement, we shall have the right and authority (although without any obligation to do so) to immediately procure such insurance and to charge you the cost together with a reasonable fee for our expenses.

8. Transfer.

A. Transfer by Us. You acknowledge that we maintain a staff to manage and operate the Hotel System and that staff members can change as employees come and go. You represent that you have not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with us in that capacity. We may change our ownership or form and/or assign this Agreement and any other agreement to a third party without restriction. After our assignment of this Agreement to a third party who expressly assumes the obligations under this Agreement, we no longer will have any performance or other obligations under this Agreement.

B. Transfer by You—Defined. You understand and acknowledge that the rights and duties this Agreement creates are personal to you and your owners and that we have granted you the franchise in reliance upon our perceptions of your and your owners’ collective character, skill, aptitude, attitude, business ability, and financial capacity. Accordingly, neither this Agreement (or any interest in this Agreement), the Hotel or substantially all of its assets, or an ownership interest in you or your owners (if such owners are legal entities) may be transferred without our prior written approval, which will not be unreasonably withheld if the conditions for transfer contained in this Section 8 are satisfied. A transfer of the Hotel’s ownership, possession, or control, or substantially all of its assets, may be made only with a transfer of this Agreement. Any transfer without our approval is a breach of this Agreement and has no effect, meaning that you will continue to be obligated to us for all of your obligations under this Agreement.

For purposes of this Agreement, a “Controlling Ownership Interest” in you or one of your owners (if that owner is a legal entity) means the greater of: (a) the percent of the voting shares or other voting rights that results from dividing one hundred percent (100%) of the ownership interests by the number of owners. In the case of a proposed transfer of an ownership interest in you or one of your owners, the determination of whether a “Controlling Ownership Interest” is involved must be made as of both immediately before and immediately after the proposed transfer to see if a “Controlling Ownership Interest” will be transferred (because of the number of owners before the proposed transfer) or will be deemed to have been transferred (because of the number of owners after the proposed transfer); or (b) twenty percent (20%) of the voting shares or other voting rights. In addition, regardless of whether the thresholds in (a) or (b) are satisfied, any transfer of effective control of the power to direct or cause the direction of your (or your owners’) management and policies to someone who did not possess such control as of the Effective Date constitutes the transfer of a Controlling Ownership Interest.

In this Agreement, the term “transfer” includes a voluntary, involuntary, direct, or indirect assignment, sale, gift, or other disposition of any interest in this Agreement; you; the Hotel or substantially all of its assets; any of your owners (if such owner is a legal entity); or any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses. An assignment, sale, gift, or other disposition includes the following events: (1) transfer of ownership of capital stock, a partnership or membership interest, or another form of ownership interest; (2) merger or consolidation or issuance of additional securities or other forms of ownership interest; (3) any sale of a security convertible to an ownership interest; (4) transfer of an interest in you, this Agreement, the Hotel or substantially all of its assets, your owner, or any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses in a divorce, insolvency, or entity dissolution proceeding or otherwise by operation of law; (5) if one of your owners, or an owner of one of your owners, dies, a transfer of an interest in you, this Agreement, the Hotel or substantially all of its assets, your owner, or any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses by will, declaration of or transfer in trust, or under the laws of intestate succession; or (6) pledge of this Agreement (to someone other than us) or of an ownership interest in you or one of your owners as security, foreclosure upon the Hotel, or your transfer, surrender, or loss of the Hotel’s possession, control, or management. You may mortgage the Hotel (but not this Agreement) to a lender that finances your acquisition, development, and/or operation of the Hotel without having to obtain our prior written approval. However, we may require the lender to agree to certain procedures or grant us certain rights if you default and the lender wishes to foreclose on its security interest.

C. Conditions for Approval of Transfer. If you (and your owners) are substantially complying with this Agreement, then, subject to the other provisions of this Section 8, we will approve a transfer that meets all of the requirements in this Section 8C. A non-Controlling Ownership Interest in you or your owners (determined as of the date on which the proposed transfer will occur) may be transferred if the proposed transferee and its direct and indirect owners (if the transferee is a legal entity) are of good character and otherwise meet our then applicable standards for owners of Hyatt Place Hotel franchisees. You also must pay us Seven Thousand Five Hundred Dollars ($7,500) for processing and related costs we incur.

If the proposed transfer is of this Agreement or a Controlling Ownership Interest in you or one of your owners, or is one of a series of transfers (regardless of the time period over which these transfers take place) that in the aggregate transfer this Agreement or a Controlling Ownership Interest in you or one of your owners, then all of the following conditions must be met before or concurrently with the effective date of the transfer:

(1)
the transferee has the necessary business experience, aptitude, and financial resources to operate the Hotel and meets our then applicable standards for Hyatt Place Hotel franchisees. The proposed transferee must submit to us a complete application for a new franchise agreement (the “Change of Ownership Application”), accompanied by payment of our then current application fee (although no such fee is due if the transfer is to the spouse, child, parent, or sibling of the owner(s) or from one owner to another). If we do not approve the Change of Ownership Application, we will refund any application fee paid, less Seven Thousand Five Hundred Dollars ($7,500) for processing costs.

We will process the Change of Ownership Application according to our then current procedures, including review of criteria and requirements regarding upgrading the Hotel, credit, background investigations, operations ability and capacity, prior business dealings, market feasibility, guarantees, and other factors concerning the proposed transferee(s) (and, if applicable, its owner(s)) we deem relevant. We have sixty (60) days from receipt of the completed and signed application to consent or withhold our consent to the proposed transfer. If we approve the Change of Ownership Application, the proposed owner will be required to pay any other applicable fees and charges we then impose for new Hyatt Place Hotel franchisees;

(2)
you have paid all Royalty Fees, Contributions, and other amounts owed to us, our affiliates, and third party vendors; have submitted all required reports and statements; and have not violated any material provision of this Agreement or any other agreement with us during both the sixty (60) day period before you requested our consent to the transfer and the period between your request and the effective date of the transfer;

(3)	the transferee’s general manager and other key personnel we specify, if different from your general manager and key personnel, satisfactorily complete our required training programs;

(4)
the transferee and its owners shall (if the transfer is of this Agreement), or you and your owners shall (if the transfer is of a Controlling Ownership Interest in you or one of your owners), sign our then current form of franchise agreement and related documents (including guarantees and assumptions of obligations), any and all of the provisions of which may differ materially from any and all of those contained in this Agreement, including the Royalty Fee and Contribution, and the term of which franchise agreement will be equal to the remaining unexpired portion of the Term;

(5) you (and your transferring owners) sign our then current form of termination agreement and a general release, in a form satisfactory to us, of any and all claims against us and our owners, affiliates, officers, directors, employees, and agents;

(6) we have determined that the purchase price and payment terms will not adversely affect the transferee’s operation of the Hotel;

(7) you sign all documents we request evidencing your agreement to remain liable for all obligations to us and our affiliates existing before the effective date of the transfer; and

(8) you and your transferring owners will not directly or indirectly at any time or in any manner identify yourself or themselves in any business as a current or former Hyatt Place Hotel or as one of our franchisees; use any Proprietary Mark, any colorable imitation of a Proprietary Mark, or other indicia of a Hyatt Place Hotel in any manner or for any purpose; or utilize for any purpose any trade name, trade or service mark, or other commercial symbol that suggests or indicates a connection or association with us.

We may review all information regarding the Hotel that you give the proposed transferee, correct any information that we believe is inaccurate, and give the transferee copies of any reports that you have given us or we have made regarding the Hotel.

D. Transfers of Equity Interest in You Upon Death. Upon the death or mental incompetency of a person with a Controlling Ownership Interest in you, that person’s executor, administrator, or personal representative (“Representative”) must, within three (3) months after the date of death or mental incompetency, transfer the owner’s interest in you to a third party, subject to our approval and the conditions set forth in Section 8C. In the case of a transfer by devise or inheritance, if the heirs or beneficiaries cannot meet the conditions of Section 8C within this three (3) month period, the Representative will have six (6) months from the date of death or mental incompetency to dispose of the interest, subject to our approval and the conditions set forth in Section 8C. We may terminate this Agreement if this required transfer fails to occur within the required timeframe.

E. Registration of a Proposed Transfer of Equity Interests. Subject to this Agreement’s other provisions, ownership interests in you or in owners of a Controlling Ownership Interest in you may be offered to the public only with our prior written consent. All materials required by federal or state law for the sale of any interest in you or your affiliates, including any materials to be used in an offering exempt from registration under federal or state securities laws, must be submitted to us for review before their distribution to prospective investors or filing with any government agency. No such offering may imply or state (by use of the Proprietary Marks or otherwise) that we are participating as an underwriter, issuer, or your representative, suggest that we endorse your offering or agree with any financial projections, or otherwise contain any information about us, this Agreement and our relationship with you, or the Hotel System that we disapprove. Our review and approval of the materials will not in any way be our endorsement of the offering or representation that you have complied or are complying with applicable laws. Our approval will mean only that we believe the references in the offering materials to us, this Agreement and our relationship with you, and the Hotel System, and the use in the offering materials of the Proprietary Marks, are accurate and acceptable. You must pay us a non-refundable fee equal to Five Thousand Dollars ($5,000) to review each proposed offering. We may require changes to your offering materials for the purposes specified above and have the right to request and receive a full indemnification from all participants in the offering before issuing our consent.

F. Non-Waiver of Claims. Our consent to a transfer of this Agreement and the Hotel, or an ownership interest in you or your owners, is not a representation of the fairness of the terms of any contract between you (or the owners) and the transferee, a guarantee of the Hotel’s or transferee’s prospects of success, or a waiver of any claims we have against you (or the owners) or of our right to demand the transferee’s full compliance with this Agreement.

9. Condemnation and Casualty.

A. Condemnation. You must immediately notify us of any proposed taking of any portion of the Hotel by eminent domain or condemnation. If we agree that all or a substantial portion of the Hotel is to be taken, we may (but have no obligation to) allow you to transfer this Agreement to a new location you select within four (4) months after the taking. If we approve the new location, and if within eighteen (18) months after closing the Hotel you open a new Hyatt Place Hotel at the new location according to our specifications and this Agreement’s other terms and conditions, then the new Hyatt Place Hotel shall be deemed to be the Hotel franchised under this Agreement. If a condemnation takes place, and you do not open a new hotel within such eighteen (18) month period, we may terminate this Agreement immediately upon notice to you but will not require you to pay us any liquidated damages. However, if a condemnation takes place and you open a new hotel but that new hotel is not a Hyatt Place Hotel or does not for whatever reason become the Hotel franchised under this Agreement (or if it is evident to us that this will be the case), we may terminate this Agreement immediately upon notice to you, and you will be required to pay us liquidated damages equal to Four Thousand Dollars ($4,000) multiplied by the number of guest rooms at the new hotel.

B. Casualty. If the Hotel is damaged by fire or casualty, you must repair the damage according to our System Standards and this Agreement’s other terms and conditions. If the damage or repair requires you to close all or any portion of the Hotel, you must:

(1)  notify us immediately;

(2)  commence reconstruction within four (4) months after closing; and

(3)
reopen for continuous business operations as a Hyatt Place Hotel as soon as practicable (but in any event within twenty-four (24) months) after closing the Hotel but not without providing us at least ten (10) days’ advance notice of the proposed reopening date.

If the Hotel is reopened, but not in accordance with this Section 9B (including by your failure to reopen the Hotel as a Hyatt Place Hotel), we may terminate this Agreement and exercise the rights under either Section 10E(1) or (2). However, if the Hotel is not reopened (either as a Hyatt Place Hotel or under any other brand) in accordance with this Section 9B, we may terminate this Agreement, and you will be required to pay us liquidated damages as provided under Section 10E(2), provided, however, that the amount of liquidated damages will not exceed the amount of any insurance proceeds you receive. When you pay the liquidated damages, you must show us documentation evidencing the insurance proceeds you have received.

C. Extensions of Term. The Term will be extended for the period of time during which the Hotel is not operating due to fire or other casualty. You need not make any payments under Sections 3D(4)(a) and (b) while the Hotel is closed by reason of condemnation or casualty unless you receive insurance proceeds.

10. Termination.

A. Expiration of Term. This Agreement will expire without notice effective twenty (20) years from the Opening Date, subject to its earlier termination as set forth in this Agreement. Subject to your renewal rights in Section 11, when the Term expires, you must comply with our de-identification procedures set forth in Section 10D of this Agreement and/or in the Manual (the “De-Identification Procedures”).

B. Termination by Franchisee. You have no right to terminate this Agreement at any time, under any circumstances, before the Term expires. You must operate the Hotel within the Hotel System in compliance with this Agreement for the full Term.

C. Termination by Us.

(1)	Default with Opportunity to Cure. We have the right to terminate this Agreement, effective on the date stated in our written notice (or the earliest date permitted by applicable law), if:

(a)
you fail to pay us or any of our affiliates any fees or other amounts due under this Agreement or any other agreement between you and us and any of our affiliates and do not cure that default within ten (10) days after delivery of our written notice of default to you;

(b)	you fail to pay when due any financial obligation to a Provider and do not cure that default within thirty (30) days after delivery of our written notice of default to you;

(c)
you fail to comply with any other provision of this Agreement, the Manual, or any System Standard and do not cure that default within thirty (30) days after delivery of our written notice of default to you;

(d)
you fail to comply with any other agreement with us or our affiliates relating to the Hotel and do not cure that default within thirty (30) days (or such shorter time period that the other agreement specifies for curing that default) after delivery of our written notice of default to you;

(e)
you fail to send us a copy of the recorded deed, an executed lease for at least the Term, or other evidence satisfactory to us of your right to control the Hotel’s premises before you commence construction or any material renovation of the Hotel or within ten (10) days after our request for such information or materials; or

(f)	you do not buy, maintain, or send us evidence of required insurance coverage and do not cure that default within ten (10) days after delivery of our written notice of default to you.

(2)
Default Without Opportunity to Cure (Immediate Termination by Us). We may terminate this Agreement immediately, without giving you an opportunity to cure the default, effective upon delivery of written notice to you (or such later date as required by law), if:

(a)	you or any guarantor of your obligations (a “Guarantor”) admits its inability to pay its debts as they become due or makes a general assignment for the benefit of creditors;

(b)
you or any Guarantor commences or consents to any case, proceeding, or action seeking: (i) reorganization, arrangement, adjustment, liquidation, dissolution, or composition of debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (ii) appointment of a receiver, trustee, custodian, or other official for any portion of its property;

(c)	you or any Guarantor takes any corporate or other action to authorize any of the actions set forth above in Section 10C(2)(a) or 10C(2)(b);

(d)
any case, proceeding, or other action against you or any Guarantor is commenced seeking an order for relief against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other official for it or any portion of its property, and such case, proceeding, or other action: (i) results in an order for relief against it that is not fully stayed within seven (7) business days after being entered; or (ii) remains un-dismissed for forty-five (45) days;

(e)	an attachment remains on all or any part of the Hotel or your or any Guarantor’s assets for at least thirty (30) days;

(f)
you or any Guarantor fails, within sixty (60) days after the entry of a final judgment against you or any Guarantor in any amount exceeding Fifty Thousand Dollars ($50,000), to discharge, vacate, or reverse the judgment, to stay its execution, or, if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal;

(g)
you cease constructing and/or operating the Hotel at the location designated on Attachment A under the Proprietary Marks, or lose possession or the right to possess all or a significant part of the Hotel, for any reason except as otherwise provided in this Agreement;

(h)	you contest in any court or proceeding all or any portion of our ownership of the Hotel System or the validity of any Proprietary Mark, Copyrighted Materials, or Confidential Information;

(i)	you (or any of your owners) make or attempt to make a transfer in violation of Section 8;

(j)
you fail to identify the Hotel to the public as a Hyatt Place Hotel or discontinue operating the Hotel as a Hyatt Place Hotel, and it is not unreasonable for us under the facts and circumstances to conclude that you do not intend to continue to operate the Hotel under the Proprietary Marks;

(k)	any action is taken to dissolve or liquidate you or any Guarantor, except due to death;

(l)
you or any of your owners or Guarantors is, or is discovered to have been, convicted of a felony or any other offense likely in our reasonable opinion to reflect adversely upon us, the Hotel System, or the Proprietary Marks, including any violation of laws or regulations relating to discrimination, equal employment, or equal opportunity;

(m)
you knowingly maintain false books and records of account or knowingly submit false or misleading reports or information to us, including any information you provide or fail to provide on your franchise application;

(n)	you (or any of your owners) knowingly make any unauthorized use or disclosure of any part of the Manual or any other Confidential Information;

(o)
we determine that a serious threat or danger to public health or safety results from the construction, maintenance, or operation of the Hotel, such that an immediate shutdown of the Hotel or construction site is necessary to avoid a substantial liability or loss of goodwill to the Hotel System;

(p)	we exercise our right to terminate this Agreement pursuant to Section 9A because of a condemnation;

(q)	you or your affiliates register or attempt to register any Proprietary Mark or a derivative without our prior written consent;

(r)
you violate any law, ordinance, or regulation and do not begin to cure the violation immediately after receiving notice from us or any other party and to complete the cure as soon as is reasonably practicable or within the timeframe allowed by law, whichever is shorter;

(s)
you fail to pay when due any federal or state income, service, sales, or other taxes due on the Hotel’s operation, unless you are in good faith contesting your liability for those taxes or have received an extension from the applicable government agency of the time within which to make such payments;

(t)
you (1) fail on three (3) or more separate occasions within any twelve (12) consecutive month period to comply with this Agreement, whether the failures relate to the same or different obligations under this Agreement and whether or not you correct the failures after our delivery of notice to you; or (2) fail on two (2) or more separate occasions within any six (6) consecutive month period to comply with the same obligation under this Agreement, whether or not you correct the failures after our delivery of notice to you; or

(u)
your or any of your owners’ assets, property, or interests are blocked under any law, ordinance, or regulation relating to terrorist activities, or you or any of your owners otherwise violate any such law, ordinance, or regulation.

(3)
Suspension of Rights. You acknowledge that, upon your failure to remedy any default specified in any written notice issued to you under Section 10C, we have the right, until you comply to our satisfaction with the written notice, to

(a)	suspend your right to use, and your access to, the CRS, the GDS, any Cooperative advertising program and any materials and programs that the Fund makes available,

(b)	remove your Hotel from our advertising publications and/or the National Directory,

(c)	suspend or terminate any temporary or other fee reductions to which we might have agreed in any amendment(s) to this Agreement, and/or

(d)	refuse to provide any operational support, including other information technology and network services.

If we suspend you from the CRS, we have the right to divert reservations previously made for the Hotel to other Hyatt Place Hotels or affiliated brand hotels. We will exercise our right to suspend your rights only after your cure period under the written notice of default has expired. Our exercise of this right will not constitute an actual or constructive termination of this Agreement nor be our sole and exclusive remedy for your default. If we exercise our right not to terminate this Agreement but to implement such suspension and/or removal, we may at any time after the appropriate cure period under the written notice has lapsed terminate this Agreement without giving you any additional corrective or cure period. During any suspension period, you must continue to pay all fees and other amounts due under, and otherwise comply with, this Agreement and any related agreement. Our election to suspend your rights as provided above will not be a waiver by us of any breach of this Agreement. If we rescind any suspension of your rights, you will not be entitled to any compensation, including repayment, reimbursement, refunds, or offsets, for any fees, charges, expenses, or losses you might have incurred due to our exercise of any suspension right provided above.

(4) General.

(a)
In any arbitration or other proceeding in which the validity of our termination of this Agreement is contested, we may cite and rely upon all of your defaults or violations of this Agreement, not only the defaults or violations referenced in any written default notice sent to you.

(b)
No notice of termination that we issue will relieve you of your obligations that survive termination of this Agreement, including your de-identification, indemnification, and liquidated damages payment obligations.

(c)
By signing this Agreement, you agree that we have the right and authority (but not the obligation) to notify your Lender and suppliers if you are in default under, or we have terminated, this Agreement.

D. Obligations Upon Termination or Expiration of this Agreement.

(1)
The “De-identification Date” means the date upon which we give you written notice of our decision not to purchase the Hotel’s premises and related property under Section 10E(1) below, or, if we do not give you either such a written notice or a Purchase Notice (as defined in Section 10E(1) below), on the fifteenth (15th) day following the date that this Agreement expires or terminates. Beginning on the De-Identification Date, you must immediately cease using the Hotel System and de-identify the Hotel by taking whatever action we deem necessary to ensure that the Hotel no longer is identified as a hotel within the Hotel System. You agree to take the following steps, among other actions, to de-identify the Hotel:

(a)	return to us the Manual, all other Copyrighted Materials, and all materials containing Confidential Information or bearing any of the Proprietary Marks and cease using all such items;

(b)
remove all items identifying the Hotel System, including by taking the following actions: remove all elements of the trade dress and other distinctive features, devices, and/or items associated with the Hotel System, including FF&E, interior signage, lobby signage, door identifier signage, directional signage, phone face plates, memo pads, pens, cups, glasses, signage on the back of guest room doors, and all other signage bearing one or more of the Proprietary Marks. However, you may immediately cover all exterior signage in a professional manner until such time, not to exceed thirty (30) days after the De-identification Date, that permanent removal occurs if you immediately schedule the permanent removal of all exterior signage bearing any of the Proprietary Marks and give us written evidence of that schedule. In addition, you must make at your expense such specific additional changes that we reasonably request to de-identify the Hotel;

(c)
change the Hotel’s telephone listing and immediately stop answering the telephone in any way that would lead a current or prospective customer, vendor, or other person to believe that the Hotel still is associated with the Hotel System or us;

(d)
stop all use of the Hotel Website and its domain name (which is our property) and require all third-party websites to remove any references that directly or indirectly associate the Hotel with the Proprietary Marks;

(e)	cancel all fictitious, assumed, or other business name registrations relating to your use of the Proprietary Marks; and

(f)	permit our representatives to enter the Hotel on no less than twenty four (24) hours’ prior notice to conduct inspections on a periodic basis until de-identification is completed to our satisfaction.

Beginning on the De-identification Date and continuing until de-identification is completed to our satisfaction, you must maintain a conspicuous sign at the registration desk in a form we specify stating that the Hotel no longer is associated with the Hotel System. You may not without our permission represent to the public or hold yourself out as a former franchisee of ours. You acknowledge that the de-identification process is intended to alert the public immediately that the Hotel is not affiliated with the Hotel System. If you fail to comply strictly with all of the de-identification provisions in this Section 10D(1), you will be obligated to: (i) pay us a Royalty Fee of Five Thousand Dollars ($5,000) per day until de-identification is completed to our satisfaction; and (ii) permit our representatives to enter the Hotel to complete the de-identification process at your expense. You agree to pay all our costs and expenses of enforcing these de-identification provisions, including all attorneys’ fees and costs. Nothing in this Section or this Agreement limits our rights or remedies at law or in equity if you do not complete the de-identification procedures as provided above, including our right to seek and obtain an injunction to remove or cause to be removed, at your sole cost and expense, all signage from the Hotel.

(2)
Unless otherwise provided in this Agreement, within five (5) days after the termination or expiration of this Agreement, you must pay all amounts owed to us and our affiliates under this Agreement or any other agreement.

(3)
Upon this Agreement’s termination or expiration for any reason, we have the right to contact those individuals or entities who have reserved rooms with you through the CRS, and any other Hotel customers, and inform them that your lodging facility no longer is part of the Hotel System. We also have the right to inform those individuals and entities of other Hyatt Place Hotels within our Hotel System that are proximately located to your lodging facility in case they prefer to change their reservations so that they can stay at a Hyatt Place Hotel. Our exercise of these rights will not constitute an interference with your contractual or business relationship. You acknowledge that the individuals and entities that made reservations with your lodging facility when it was a Hotel under this Agreement constitute our customers.

(4)
The following Sections of this Agreement shall survive termination or expiration of this Agreement regardless of the circumstances: 3A(13), 3A(15), 5A, 5F, 6C, 7A, 7B, 7C, 10D, 10E, 12 and 13. Additionally, all of your covenants, obligations, and agreements that by their terms or by implication are to be performed after the termination or expiration of the Term shall survive such termination or expiration.

E. Purchase Rights or Payment of Liquidated Damages. You acknowledge and confirm that we will suffer substantial damages as a result of the termination of this Agreement, including lost Royalty Fees, lost Contributions, lost market penetration and goodwill, loss of Hotel System representation in the Hotel’s market area, confusion of national accounts and individual customers, disadvantage in competing for national accounts and other types of bookings for the Hotel System, lost opportunity costs, and expenses we will incur in developing another franchise in the Hotel’s market area, all of which damages are difficult to estimate accurately and proof of which would be burdensome and costly, although such damages are real and meaningful to us. Therefore, upon termination of this Agreement before the Term expires (except for a termination pursuant to Section 9A), you and we agree that we will have the right to choose one of the following two alternatives, exercisable upon giving you written notice:

(1)
We have the right, exercisable upon written notice to you (“Purchase Notice”) within fifteen (15) days after the date of such termination, to purchase the Hotel’s premises and related property. During the period beginning on the date that we provide you a Purchase Notice and ending on the date upon which we and you close the asset purchase that this Subsection (1) contemplates, you must continue to comply with this Agreement and the related agreements as if they were still in full force and effect. If we and you agree on a purchase price, the closing will take place within thirty (30) days after that agreement. If we and you cannot agree on a purchase price within fifteen (15) days after the date of the Purchase Notice, we and you will each obtain an appraisal of the Hotel’s fair market value from a nationally recognized appraiser of hotel properties comparable to the Hotel. However, the purchase price shall not include any value for the rights granted by this Agreement, goodwill attributable to the Proprietary Marks, our brand image, and other intellectual property, or the Hotel’s participation in the network of Hyatt Place Hotels. We and you must pay the costs of our respective appraisers. If, after receiving the appraisals, we and you agree on the Hotel’s fair market value, that fair market value will constitute the purchase price, and the closing will take place within thirty (30) days after such agreement. If, after receiving the appraisals, we and you cannot within ten (10) days agree on the Hotel’s fair market value, the purchase price will be determined by “baseball arbitration” in the city of our then current principal business address according to the American Arbitration Association’s then current Arbitration Rules for the Real Estate Industry (“AAA Rules”), as modified below in this Section 10E. We and you will jointly select a third party to act as the sole arbitrator (the “Arbitrator”) to determine the Hotel’s fair market value. That Arbitrator must be a person having at least ten (10) years’ recent professional experience in valuing real estate, including lodging properties, and be qualified to act as an Arbitrator in accordance with the AAA Rules. If we and you do not agree on an Arbitrator with such qualifications within fifteen (15) days after the expiration of the ten (10) day period referenced above, the Arbitrator shall be appointed by the American Arbitration Association according to the AAA Rules.

(a)
The Arbitrator will be instructed and obligated to decide, within thirty (30) days after his or her appointment, only whether the appraisal we submitted or the appraisal you submitted most accurately reflects the Hotel’s fair market value based upon the appraisals submitted and other information normally considered by an appraiser of hotels and real estate. The Arbitrator has no authority to compromise between the two appraisals; he or she is authorized only to choose one or the other. Each party agrees to cooperate fully and provide all information the Arbitrator requests to determine fair market value.

(b)
The Arbitrator’s choice of appraisal shall be in writing, shall constitute the purchase price under this Agreement, shall be final, conclusive, and binding on the parties as an “award” under the AAA Rules, and may be enforced by a court of competent jurisdiction. We and you will share equally all arbitration expenses. We (or our designee) will purchase the Hotel premises and related property at the purchase price fixed by the Arbitrator, and closing shall take place within thirty (30) days after being notified in writing of the Arbitrator’s decision.

The closing under this Section 10E(1) will take place at a location and on a date (subject to the timeframes set forth above) we choose. We and you will sign documents, including deeds, affidavits, transfers and assignments, and any other documents necessary or appropriate to vest legal, marketable, and insurable fee simple title to the Hotel in us. You must satisfy all liens, mortgages, and/or encumbrances on the Hotel. We and you will share equally any closing costs. We are entitled to all customary representations, warranties, and indemnities in our purchase, including representations and warranties as to ownership and condition of and title to assets; liens and encumbrances on assets; validity of contracts and agreements; liabilities affecting the assets, contingent or otherwise; and indemnities for all actions, events, and conditions that existed or occurred in connection with the Hotel or your business before the closing. We have the unrestricted right to assign this option to purchase to a third party (including an affiliate) who then will have all the rights described in this Section.

(2)
We have the right, exercisable upon written notice to you (“Liquidated Damages Notice”) within fifteen (15) days after the date of such termination, to receive liquidated damages in a lump sum as calculated below as of the effective date of termination. You must pay us the liquidated damages within fifteen (15) days after the date of our Liquidated Damages Notice. If the Hotel had opened for business before the effective date of termination, the liquidated damages payable under this Section 10E(2) shall be equal to the greater of: (i) Four Thousand Dollars ($4,000) multiplied by the number of approved Guest Rooms at the Hotel; or (ii) either (a), (b) or (c) below, whichever is applicable.

(a)
If this Agreement is terminated before the fifth (5th) anniversary of the Opening Date, the product of (x) the number of months remaining between the month of termination and the eighth (8th) anniversary of the Opening Date, multiplied by (y) the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination (or for such lesser period that the Hotel has been open, if the Hotel has not then been open for at least twelve (12) months);

(b)
If this Agreement is terminated on or after the fifth (5th) anniversary of the Opening Date, but before the seventeenth (17th) anniversary of the Opening Date, the product of thirty-six (36) multiplied by the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination; or

(c)
If this Agreement is terminated on or after the seventeenth (17th) anniversary of the Opening Date, the product of (x) the number of months remaining between the month of termination and the twentieth (20th) anniversary of the Opening Date, multiplied by (y) the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination.

If the Hotel had not yet opened for business as of the effective date of termination, you agree to pay us liquidated damages in the amount of Four Thousand Dollars ($4,000) multiplied by the number of approved Guest Rooms at the Hotel. Notwithstanding any temporary fee reductions to which we might have agreed in an amendment(s) to this Agreement, all liquidated damages calculations based on monthly fees shall be calculated on the full (and not the discounted) monthly Royalty Fees and Contributions required under this Agreement as of the Effective Date. You agree that the liquidated damages calculated under this Section 10E(2) represent the best estimate of our damages arising from any termination of this Agreement before the Term expires. Your payment of the liquidated damages to us will not be considered a penalty but, rather, a reasonable estimate of fair compensation to us for the damages we will incur because this Agreement did not continue for the Term’s full length. You acknowledge that your obligation to pay us liquidated damages is in addition to, and not in lieu of, your obligations to pay other amounts due to us under this Agreement as of the date of termination and to comply strictly with the de-identification procedures in Section 10D(1) and your other post-termination obligations. If any valid law or regulation governing this Agreement limits your obligation to pay, and our right to receive, the liquidated damages for which you are obligated under this Section, you shall be liable to us for any and all damages we incur, now or in the future, as a result of your breach of this Agreement.

11. Renewal.

A. Your Right to Enter Into a Successor Franchise Agreement. When this Agreement expires:

(1) if you (and your owners) have substantially complied with this Agreement during its Term;

(2) if you received passing Quality Assurance Scores (as defined in the Manual) on a ll evaluations we conducted during the preceding three (3)-year period;

(3) if you (and your owners) are, both on the date you give us written notice of your election to acquire a successor franchise (as provided below) and on the date on which the term of the successor franchise commences, in full compliance with this Agreement and all System Standards; and

(4) provided that:

(a)  you maintain possession of and agree (regardless of cost) to renovate, remodel, and/or expand the Hotel (which may include structural alterations), add or replace improvements and FF&E, and otherwise modify the Hotel as we require to comply with System Standards then applicable for new Hyatt Place Hotels, or

(b)  at your option, you secure a substitute site that we approve and you construct and develop that site according to System Standards then applicable for Hyatt Place Hotels, we will offer you the right to enter into a successor franchise agreement to operate the Hotel as a Hyatt Place Hotel for a term commencing immediately upon the expiration of this Agreement and expiring ten (10) years from that date (the “Successor Franchise Right”). You agree to sign the franchise agreement we then use to grant franchises for Hyatt Place Hotels (modified as necessary to reflect the fact that it is for a successor franchise and that there will be no further renewal or successor franchise rights), which may contain provisions that differ materially from any and all of those contained in this Agreement. You must pay us our then current PIP fee.

If you (and your owners) are not, both on the date you give us written notice of your election to exercise the Successor Franchise Right and on the date on which the term of the successor franchise agreement is scheduled to commence, in full compliance with this Agreement and all System Standards, you acknowledge that we need not enter into a successor franchise agreement with you, whether or not we had, or chose to exercise, the right to terminate this Agreement during its Term.

B. Grant of a Successor Franchise. You agree to give us written notice of your election to exercise the Successor Franchise Right no more than two hundred twenty (220) days and no less than one hundred eighty (180) days before this Agreement expires. We agree to give you written notice (“Our Notice”), not more than ninety (90) days after we receive your notice, of our decision:

(1) to enter into a successor franchise agreement with you;

(2) to enter into a successor franchise agreement with you on the condition that you correct existing deficiencies of the Hotel or in your operation of the Hotel; or

(3) not to enter into a successor franchise agreement with you based on our determination that you and your owners have not substantially complied with this Agreement during its Term, that you did not receive passing Quality Assurance Scores on all evaluations we conducted during the preceding three (3)-year period, or that you (and your owners) were not in full compliance with this Agreement and all System Standards on the date you gave us written notice of your election to exercise the Successor Franchise Right.

If applicable, Our Notice will:

(a) describe the renovation, remodeling, expansion, improvements, and/or modifications required to bring the Hotel into compliance with then applicable System Standards for new Hyatt Place Hotels; and

(b) state the actions you must take to correct operating deficiencies and the time period in which you must correct these deficiencies.

If we elect not to enter into a successor franchise agreement with you, Our Notice will describe the reasons for our decision. If we elect to enter into a successor franchise agreement with you, your effective exercise of the Successor Franchise Right is subject to your full compliance with all of the terms and conditions of this Agreement through the date of its expiration, in addition to your compliance with the obligations described in Our Notice.

If Our Notice states that you must cure certain deficiencies of the Hotel or its operation as a condition to our entering into a successor franchise agreement with you, we will give you written notice of our decision not to enter into a successor franchise agreement with you, based upon your failure to cure those deficiencies, at least ninety (90) days before this Agreement expires. However, we need not give you this ninety (90) days’ notice if we decide not to enter into a successor franchise agreement with you due to your breach of this Agreement during the ninety (90) day period before it expires. If we fail to give you:

(1) notice of deficiencies in the Hotel, or in your operation of the Hotel, within ninety (90) days after we receive your timely election to exercise the Successor Franchise Right (if we elect to enter into a successor franchise agreement with you under subparagraphs (2) and (b) above); or

(2) notice of our decision not to enter into a successor franchise agreement with you at least ninety (90) days before this Agreement expires, if this notice is required, we may unilaterally extend the Term for the time period necessary to give you either reasonable time to correct deficiencies or the ninety (90) days’ notice of our refusal to grant a successor franchise. If you fail to notify us of your election to enter into a successor franchise agreement within the prescribed time period, we will deem this to be your decision not to exercise the Successor Franchise Right or enter into a successor franchise agreement with us.

C. Agreements/Releases. If you satisfy all of the other conditions for a successor franchise agreement, you and your owners agree to sign the form of franchise agreement and any ancillary agreements we then customarily use in granting franchises for Hyatt Place Hotels (modified as necessary to reflect the fact that it is for a successor franchise and that there will be no further renewal or successor franchise rights), which may contain provisions that differ materially from any and all of those contained in this Agreement. You and your owners further agree to sign general releases, in a form satisfactory to us, of any and all claims against us and our owners, affiliates, officers, directors, employees, agents, successors, and assigns. We will consider your or your owners’ failure to sign these agreements and releases and to deliver them to us for acceptance and execution (together with our then current PIP fee) within thirty (30) days after their delivery to you to be an election not to enter into a successor franchise agreement.

12. Relationship of Parties.

A. No Agency Relationship. You are an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate, the other for any purpose. The parties have a business relationship defined entirely by this Agreement’s express provisions. No partnership, joint venture, affiliate, agency, fiduciary, or employment relationship is intended or created by this Agreement.

B. Your Notices to Public Concerning Independent Status. You must take the steps we periodically require to minimize the chance of a claim being made against us for any occurrence at the Hotel or for acts, omissions, or obligations of you or anyone affiliated with you or the Hotel. Such steps may include giving notice in private or public rooms or on advertisements, business forms, and stationery and other places, making clear to the public that we are not the Hotel’s owner or operator and are not accountable for events occurring at the Hotel.

13. Miscellaneous.

A. Severability and Interpretation. Except as expressly provided to the contrary in this Agreement, each section, paragraph, term, and provision of this Agreement is severable, and if, for any reason, any part is held to be invalid or contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency, or tribunal with competent jurisdiction, that ruling will not impair the operation of, or otherwise affect, any other portions of this Agreement, which will continue to have full force and effect and bind the parties. If any applicable and binding law or rule of any jurisdiction requires more notice than this Agreement requires of this Agreement’s termination or of our refusal to offer you the Successor Franchise Right, or some other action that this Agreement does not require, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any System Standard is invalid, unenforceable, or unlawful, the notice and/or other action required by the law or rule will be substituted for the comparable provisions of this Agreement, and we may modify the invalid or unenforceable provision or System Standard to the extent required to be valid and enforceable or delete the unlawful provision in its entirety. You agree to be bound by any promise or covenant imposing the maximum duty the law permits that is subsumed within any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement.

B. Waiver of Obligations. We and you may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice to the other or another effective date stated in the notice of waiver. Any waiver granted will be without prejudice to any other rights we or you have, will be subject to continuing review, and may be revoked at any time and for any reason effective upon delivery of ten (10) days’ prior written notice.

We and you will not waive or impair any right, power, or option this Agreement reserves (including our right to demand compliance with every term, condition, and covenant or to declare any breach to be a default and to terminate this Agreement before the Term expires) because of any custom or practice that varies from this Agreement’s terms; our or your failure, refusal, or neglect to exercise any right under this Agreement or to insist upon the other’s compliance with this Agreement, including any System Standard; our waiver of or failure to exercise any right, power, or option, whether of the same, similar, or different nature, with other Hyatt Place Hotels; the existence of franchise agreements for other Hyatt Place Hotels that contain provisions differing from those contained in this Agreement; or our acceptance of any payments due from you after any breach of this Agreement. No special or restrictive legend or endorsement on any check or similar item given to us will be a waiver, compromise, settlement, or accord and satisfaction. We are authorized to remove any legend or endorsement, and they will have no effect.

Neither we nor you will be liable for loss or damage or be in breach of this Agreement if our or your failure to perform our or your obligations results from: (1) compliance with the orders, requests, regulations, or recommendations of any federal, state, or municipal government; (2) acts of God; (3) fires, strikes, embargoes, war, acts of terrorism or similar events, or riot; or (4) any other similar event or cause. Any delay resulting from any of these causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that these causes will not excuse payments of amounts owed at the time of the occurrence or payment of Royalty Fees or Contributions due afterward.

C. Binding Effect. This Agreement is valid when signed and accepted by us at our office in Chicago, Illinois.

D. Entire Agreement and Construction. This Agreement is binding upon us and you and our and your respective executors, administrators, heirs, beneficiaries, permitted assigns, and successors in interest. Subject to our right to modify the Manual, Hotel System and System Standards, this Agreement may not be modified except by a written agreement signed by both our and your duly-authorized officers. The Attachments are a part of this Agreement which, together with System Standards contained in the Manual (which may be periodically modified, as provided in this Agreement), constitutes our and your entire agreement, and there are no other oral or written understandings or agreements between us and you, and no oral or written representations by us, relating to the subject matter of this Agreement, the franchise relationship, or the Hotel (any understandings or agreements reached, or any representations made, before this Agreement are superseded by this Agreement). You may not rely on any alleged oral or written understandings, agreements, or representations not contained in this Agreement.

Any policies that we adopt and implement from time to time to guide us in our decision-making are subject to change, are not a part of this Agreement, and are not binding on us. Except as expressly provided in this Agreement, nothing in this Agreement is intended or deemed to confer any rights or remedies upon any person or legal entity not a party to this Agreement.

References in this Agreement to “we,” “us,” and “our,” with respect to all of our rights and all of your obligations to us under this Agreement, include any of our affiliates, successors and assigns with whom you deal. The term “affiliate” means any person or entity directly or indirectly owned or controlled by, under common control with, or owning or controlling you or us. For purposes of this definition, “control” means the power to direct or cause the direction of management and policies. References to “owner” mean any person holding a direct or indirect ownership interest (whether of record, beneficially, or otherwise) or voting rights in you, including any person who has a direct or indirect interest in you, this Agreement, the franchise, or the Hotel and any person who has any other legal or equitable interest, or the power to vest in himself or herself any legal or equitable interest, in their revenue, profits, rights, or assets. The words “include” and “including,” whenever used in this Agreement, will mean “including, by way of example, but without limitation.”

E. Our Withholding of Consent. Except where this Agreement expressly obligates us reasonably to approve or not unreasonably to withhold our approval of any of your actions or requests, we have the absolute right to refuse any request you make or to withhold our approval of any of your proposed, initiated, or completed actions that require our approval. However, we may withhold our consent, whenever and wherever otherwise required, if you are in default under this Agreement.

F. Arbitration. We and you agree that, except for controversies, disputes, or claims related to or based on improper use of the Proprietary Marks, Copyrighted Materials, or Confidential Information, all controversies, disputes, or claims between us (and/or our affiliates and our and their respective owners, officers, directors, agents, and/or employees), and you (and/or your affiliates and Guarantors and your and their respective owners, officers, directors, agents and/or employees) arising out of or related to:

(1) this Agreement or any other agreement between you and us;

(2) our relationship with you;

(3)	the scope or validity of this Agreement or any other agreement between you and us or any provision of any of those agreements (including this Subsection); or

(4) any System Standard;

must be submitted for binding arbitration to the American Arbitration Association (the “AAA”). The arbitration proceedings will be conducted by one (1) arbitrator and, except as this Section otherwise provides, according to the AAA’s then current commercial arbitration rules. The arbitrator must be a licensed attorney, have hotel industry experience, and be listed on the AAA’s National Roster of Neutrals (or such other equivalent replacement roster of experienced arbitrators that the AAA designates). All proceedings will be conducted at a suitable location chosen by the arbitrator that is within ten (10) miles of our then current principal business address. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction.

The arbitrator has the right to award or include in his or her award any relief that he or she deems proper, including money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not declare any Proprietary Mark generic or otherwise invalid or, except as expressly provided in Section 13M below, award any punitive, exemplary, or treble or other forms of multiple damages against either party (we and you hereby waiving to the fullest extent permitted by law, except as expressly provided in Section 13M below, any right to or claim for any punitive, exemplary, and treble and other forms of multiple damages against the other).

We and you agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever expires earlier. We and you further agree that, in any arbitration proceeding, each must submit or file any claim that would constitute a compulsory counterclaim (as defined by the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any claim that is not submitted or filed as required is forever barred. The arbitrator may not consider any settlement discussions or offers that might have been made by either you or us.

We and you agree that arbitration will be conducted on an individual, not a class-wide, basis. Only we (and our affiliates and our and their respective owners, officers, directors, agents, and/or employees, as applicable) and you (and your Guarantors and affiliates and your and their respective owners, officers, directors, agents and/or employees, as applicable) may be the parties to any arbitration proceedings described in this Section. An arbitration proceeding between us (and our affiliates and our and their respective owners, officers, directors, agents, and/or employees) and you (and/or your Guarantors and affiliates and your and their respective owners, officers, directors, agents and/or employees) may not be consolidated with any other arbitration proceeding between us and any other person.

Despite our and your agreement to arbitrate, we and you each have the right in a proper case to seek temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that we and you must contemporaneously submit our dispute for arbitration on the merits as provided in this Section 13F. The provisions of this Section are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination.

G. Notices. All written notices, reports, and payments permitted or required to be delivered by this Agreement or the Manual will be deemed to be delivered:

(1)  at the time delivered by hand;

(2)	at the time delivered via computer transmission and, in the case of the Royalty Fee, Contributions, and other amounts due, at the time we actually receive payment via EFT;

(3)	one (1) business day after transmission by facsimile or other electronic system if the sender has confirmation of successful transmission;

(4)	one (1) business day after being placed in the hands of a nationally recognized commercial courier service for next business day delivery; or

(5)	three (3) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid.

Any notice to us must be sent to the address specified below, although we may change this address for notice by giving you thirty (30) days’ prior notice by any of the means specified in subparagraphs (1) through (5) above. Any notice that we send you may be sent to the one (1) person identified below, even if you have multiple owners, at the address specified below. You may change the person and/or address for notice only by giving us thirty (30) days’ prior notice by any of the means specified in subparagraphs (1) through (5) above.

Notices to us:	Hyatt Place Franchising, L.L.C. 200 West Monroe, 8th Floor, Chicago, Illinois 60606 Attention: Senior Vice President - Franchising	Notices to you:	[________________] 7700 Wolf River Boulevard Germantown, Tennessee 38138 Attention: Senior Vice President - Asset Management

Any required payment or report that we do not actually receive during regular business hours on the date due (or postmarked by postal authorities at least two (2) days before then) will be deemed delinquent. Notices delivered via the means specified above will be deemed delivered as of the times specified above whether or not you accept delivery. We reserve the right to notify both your Lender and any or all of your owners, creditors, and/or suppliers if we issue any default notice under this Agreement.

H. Descriptive Headings. The headings in this Agreement are for convenience only and will not control or affect the meaning or construction of any provision.

I. Attorneys’ Fees. If we incur costs and expenses due to your failure to pay when due amounts owed to us, to submit when due any reports, information, or supporting records, or otherwise to comply with this Agreement, you agree, whether or not we initiate a formal legal proceeding (and, if we do initiate a formal legal proceeding, in the event that we prevail in that proceeding), to reimburse us for all of the costs and expenses that we incur, including reasonable accounting, attorneys’, arbitrators’, and related fees.

J. Cumulative Remedies. Our and your rights under this Agreement are cumulative, and our and your exercise or enforcement of any right or remedy under this Agreement will not preclude our or your exercise or enforcement of any other right or remedy that we or you are entitled by law to enforce.

K. Governing Law. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. SECTIONS 1 ET SEQ.). EXCEPT TO THE EXTENT GOVERNED BY THE FEDERAL ARBITRATION ACT, THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. SECTIONS 1051 ET SEQ.) OR OTHER FEDERAL LAW, THIS AGREEMENT, THE FRANCHISE, AND ALL CLAIMS ARISING FROM THE RELATIONSHIP BETWEEN US AND YOU WILL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES, EXCEPT THAT ANY ILLINOIS LAW REGULATING THE OFFER OR SALE OF FRANCHISES, BUSINESS OPPORTUNITIES, OR SIMILAR INTERESTS, OR GOVERNING THE RELATIONSHIP BETWEEN A FRANCHISOR AND A FRANCHISEE OR ANY SIMILAR RELATIONSHIP, WILL NOT APPLY UNLESS ITS JURISDICTIONAL REQUIREMENTS ARE MET INDEPENDENTLY WITHOUT REFERENCE TO THIS SECTION.

L. Consent To Jurisdiction. SUBJECT TO THE PARTIES’ ARBITRATION OBLIGATIONS AND THE PROVISIONS BELOW, YOU AND YOUR OWNERS AGREE THAT ALL ACTIONS ARISING UNDER THIS AGREEMENT OR OTHERWISE AS A RESULT OF THE RELATIONSHIP BETWEEN YOU AND US MUST BE COMMENCED IN THE STATE OR FEDERAL COURT OF GENERAL JURISDICTION CLOSEST TO OUR THEN CURRENT PRINCIPAL BUSINESS ADDRESS, AND YOU (AND EACH OWNER) IRREVOCABLY SUBMIT TO THE JURISDICTION OF THOSE COURTS AND WAIVE ANY OBJECTION YOU (OR THE OWNER) MIGHT HAVE TO EITHER THE JURISDICTION OF OR VENUE IN THOSE COURTS. NONETHELESS, YOU AND YOUR OWNERS AGREE THAT WE MAY ENFORCE THIS AGREEMENT AND ANY ARBITRATION ORDERS AND AWARDS IN THE COURTS OF THE STATE OR STATES IN WHICH YOU ARE DOMICILED OR THE HOTEL IS LOCATED.

M. Waiver Of Punitive Damages And Jury Trial. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER SECTION 7B, AND EXCEPT FOR PUNITIVE, EXEMPLARY, AND TREBLE AND OTHER FORMS OF MULTIPLE DAMAGES AVAILABLE TO EITHER PARTY UNDER FEDERAL LAW, WE AND YOU (AND YOUR OWNERS) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE, EXEMPLARY, AND TREBLE AND OTHER FORMS OF MULTIPLE DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN US AND YOU (AND/OR YOUR OWNERS), THE PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS.

SUBJECT TO THE PARTIES’ ARBITRATION OBLIGATIONS, WE AND YOU IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF US.

N. Limitations of Claims. EXCEPT FOR CLAIMS ARISING FROM YOUR NON-PAYMENT OR UNDERPAYMENT OF AMOUNTS YOU OWE US, ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR OUR RELATIONSHIP WITH YOU WILL BE BARRED UNLESS A LEGAL PROCEEDING (IN THE REQUIRED OR PERMITTED FORUM) IS COMMENCED WITHIN EIGHTEEN (18) MONTHS FROM THE DATE ON WHICH THE PARTY ASSERTING THE CLAIM KNEW OR SHOULD HAVE KNOWN OF THE FACTS GIVING RISE TO THE CLAIMS.

O. Time is of the Essence. Time is of the essence in this Agreement, and all provisions of this Agreement shall be so interpreted.

P. Acknowledgements. To induce us to sign this Agreement and grant you the rights under this Agreement, you acknowledge:

(1)
That you have independently investigated the Hyatt Place Hotel franchise opportunity, including the current and potential market conditions and competitive factors and risks, and recognize that, like any other business, the nature of a Hyatt Place Hotel’s business will evolve and change over time.

(2)	That an investment in a Hyatt Place Hotel involves business risks that could result in the loss of a significant portion or all of your investment.

(3) That your business abilities and efforts are vital to your success.

(4)
That retaining customers for your Hotel will require a high level of customer service and strict adherence to the Hotel System and our System Standards, and that you are committed to maintaining our System Standards.

(5)
That you have not received from us, and are not relying upon, and that we expressly disclaim making, any representation, warranty or guaranty, express or implied, as to the actual or potential volume, sales, income or profits of your Hotel or any other Hyatt Place Hotel.

(6)
That any information you have acquired from other Hyatt Place Hotel franchisees, including information regarding their sales, profits or cash flows, is not information obtained from us, and we make no representation about that information’s accuracy.

(7)
That you have no knowledge of any representations made about the Hyatt Place Hotel franchise opportunity by us, our affiliates or any of their respective officers, directors, owners or agents that are contrary to the statements made in our Franchise Offering Circular or to the terms and conditions of this Agreement.

(8)
That in all of their dealings with you, our officers, directors, employees and agents act only in a representative, and not in an individual, capacity and that business dealings between you and them as a result of this Agreement are only between you and us.

(9)
That you have represented to us, to induce our entering into this Agreement, that all statements you have made and all materials you have given us in acquiring the rights under this Agreement are accurate and complete and that you have made no misrepresentations or material omissions in obtaining those rights.

(10)
That you have read this Agreement and our Franchise Offering Circular and understand and accept that the terms and covenants in this Agreement are reasonable and necessary for us to maintain our high standards of quality and service, as well as the uniformity of those standards at each Hyatt Place Hotel, and to protect and preserve the goodwill of the Proprietary Marks.

(11)
That you have independently evaluated this opportunity, including by using your own business professionals and advisors, and have relied solely upon those evaluations in deciding to enter into this Agreement.

(12)	That you have been afforded an opportunity to ask any questions you have and to review any appropriate materials of interest to you concerning the Hyatt Place Hotel franchise opportunity.

(13)
That you have been afforded an opportunity, and we have encouraged you, to have this Agreement and all other agreements and materials that we have given or made available to you reviewed by an attorney and have either done so or intentionally chosen not to do so.

(14)
That you have a net worth that is sufficient to make the investment in the Hyatt Place Hotel franchise opportunity represented by this Agreement, and you will have sufficient funds to meet all of your obligations under this Agreement.

(15)
That any statements, oral or written, by us or our agents before the execution of this Agreement were for informational purposes only and do not constitute any representation or warranty by us. Our only representations, warranties, and obligations are those specifically set forth in this Agreement. You must not rely on, and the parties do not intend to be bound by, any statement or representation not contained in this Agreement.

14. Compliance with Anti-Terrorism Laws

You and your owners agree to comply, and to assist us to the fullest extent possible in our efforts to comply, with Anti-Terrorism Laws (defined below). In connection with that compliance, you and your owners certify, represent, and warrant that none of your property or interests is subject to being blocked under, and that you and your owners otherwise are not in violation of, any of the Anti-Terrorism Laws. “Anti-Terrorism Laws” mean Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state, and local laws, ordinances, regulations, policies, lists, and other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war. Any violation of the Anti-Terrorism Laws by you or your owners, or any blocking of your or your owners’ assets under the Anti-Terrorism Laws, shall constitute good cause for immediate termination of this Agreement, as provided in Section 10C(2)(u) above.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the dates set forth by their signatures, to be effective as of the Effective Date.

FRANCHISEE: [INSERT NAME] a ____________ limited liability company By: Name: Title: Date: Attest:

FRANCHISOR: HYATT PLACE FRANCHISING, L.L.C. By: Name: Title: Date: Attest:

Annex A -

ATTACHMENT A

THE HOTEL

Facilities (Section 1):

Site:      A Hyatt Place hotel located at:
______________________

Number of Approved Guest Rooms:        Rooms

FRANCHISEE: [INSERT NAME] a _______________ limited liability company By: Name: Title: Date: Attest:

FRANCHISOR: HYATT PLACE FRANCHISING, L.L.C. By: Senior Vice President Date: Attest:

ATTACHMENT B

AREA OF PROTECTION

__________________

The Area of Protection is defined as follows:

AOP Term:

The AOP shall be granted for three (3) years from the effective date of the Franchise Agreement.

AOP Area:

The AOP shall be a three (3) mile radius from the center of the hotel lobby.

FRANCHISEE: [INSERT NAME] a _____________ limited liability company By: Name: Title: Date: Attest:

FRANCHISOR: HYATT PLACE FRANCHISING, L.L.C. By: Senior Vice President Date: Attest:

ATTACHMENT C

THE WORK

You acknowledge that every detail of the Hotel System is important to us and other franchisees operating under the Hotel System to develop and maintain the Hotel System’s standards and public image. You agree to comply strictly with the Hotel System’s details, as set forth in the Manual or otherwise in writing. You must bear the entire cost of developing and constructing the Hotel, including professional services, financing, insurance, licensing, contractors, permits, equipment, and furnishings. The following constitutes the Hotel’s development schedule.

A. New Development

1) Your managing owner or general manager shall attend at your expense a briefing at our headquarters in Chicago, Illinois to acquaint you with our building process and support structure within three (3) months after the Effective Date.

2) You must submit preliminary plans (the “Plans”), including site layout and outline specifications, within four (4) months after the Effective Date.

3) You must submit to us complete working drawings and specifications for the Hotel, including its proposed equipment, furnishings, facilities, and signs, with such detail and containing such information that we require within seven (7) months after the Effective Date. The Plans must conform to our then current Hotel System standards. Construction may not begin until we have approved the Plans in writing. After we approve your Plans, you may not make any changes without our prior written consent, which we will not unreasonably withhold. If changes in the Plans are required during the course of construction, you must notify us immediately. Your failure to construct the Hotel in strict accordance with the approved Plans constitutes a material breach of this Agreement and may lead to our issuing a default notice and subsequently terminating this Agreement. Our approval of the Plans is intended only to ensure compliance with our then current System Standards. We will have no liability to you for the Hotel’s construction. It is your responsibility to make sure that the Plans comply with our requirements, the Americans with Disabilities Act and similar rules, other applicable ordinances, building codes, and permit requirements.

4) Construction shall commence within twelve (12) months from the Effective Date. You shall notify us within (5) days after you commence construction, which means pouring concrete for the Hotel’s foundation or a finished slab for the Hotel. Construction shall continue uninterrupted (unless interrupted by force majeure) until the Hotel is completed. The term “force majeure” means an act of God, war, civil disturbance, government action, fire, flood, accident, hurricane, earthquake, or other calamity, strike, or other labor dispute.

5) The Hotel must be ready to open for business within eighteen (18) months from the Effective Date (“Completion Date”). Within ten (10) days after the Completion Date, you must ask us to conduct a final inspection, which we shall promptly conduct. You may not open for business before our written authorization to do so, and you agree to open within ten (10) days after our authorization. Before the Opening Date, you must submit to us written certification that the Hotel is in compliance with the approved Plans and that the Hotel was constructed in compliance with our System Standards and is in compliance with all applicable laws. If you want to request an extension of the Completion Date, you must submit a written request and a Ten Thousand Dollar ($10,000) extension fee before the Completion Date. If we approve the extension, we will set a new Completion Date, and the extension fee will be non-refundable. If we deny the extension, we will refund the extension fee.

B. Conversion of an Existing Facility

1) You agree to renovate the Hotel in strict accordance with, and within the time frames set forth on, the attached property improvement plan (“PIP”) or in accordance with your renovation plans. At our request, you agree to submit your Hotel renovation plans to us for our approval. If we require you to submit your renovation plans, renovations may not begin until we approve the renovation plans in writing. After we approve the renovation plans, you may not change them without our prior written consent. Our approval of your renovation plans is exclusively for the purpose of ensuring compliance with our then current System Standards. Your failure to renovate the Hotel in strict accordance with the PIP and within the specified time frames constitutes a material breach of this Agreement and may lead to our issuing a default notice and subsequently terminating this Agreement. Commencement of renovation shall mean beginning any site work at the Hotel.

2) The Hotel must be ready to open for business not later than six (6) months from the Effective Date unless otherwise provided in the PIP (“Completion Date”). Within ten (10) days after the Completion Date, you must ask us to conduct a final inspection, which we shall promptly conduct. You may not open for business before our written authorization to do so, and you must open within ten (10) days after our authorization. Before the Hotel’s Opening Date, you must submit written certification that the Hotel is in compliance with the approved plans and specifications prepared by the architect and that the Hotel was constructed in compliance with our System Standards and is in compliance with all applicable laws. If you want to request an extension of the Completion Date, you must submit a written request and a Ten Thousand Dollar ($10,000) extension fee before the Completion Date. If we approve the extension, we will set a new Completion Date, and the extension fee will be non-refundable. If we deny the extension, we will refund the extension fee.

3) If this Agreement anticipates your conversion of an existing franchised facility to a Hyatt Place Hotel, then before any Proprietary Marks (including signage) are installed or displayed, and before the Hotel is authorized to open as a Hyatt Place Hotel, you must submit satisfactory evidence of the termination of your previous franchise agreement in accordance with applicable legal requirements.

C. Our Role as an Advisor.

You acknowledge that we act only in an advisory capacity and are not responsible for the adequacy or coordination of any plans or specifications, the integrity of any structures, compliance with applicable laws (including the Americans with Disabilities Act), any building code of any governmental authority, or any insurance requirement or for obtaining necessary permits, all of which shall be your sole responsibility and risk. You shall give us a written certificate or opinion from your architect, licensed professional engineer, or recognized expert consultant on the Americans with Disabilities Act stating that the Hotel conforms to the design standards and requirements of the Americans with Disabilities Act, related federal regulations, and all other applicable state and local laws, regulations, and other requirements governing public accommodations for persons with disabilities. At our request, you must give us copies of all other certificates of architects, contractors, engineers, and designers and such other similar verifications and information we reasonably request.

ATTACHMENT D

OUR RIGHT OF FIRST OFFER FOR STRATEGIC MARKETS

By signing this Attachment D, we and you acknowledge that our right of first offer reflected in this Attachment D applies to this Agreement. If we and you do not sign this Attachment D, then it does not apply to this Agreement.

If you (or any of your owners) at any time during the Term determine to sell or transfer for consideration this Agreement and the Hotel, or a Controlling Ownership Interest in you (except to or among your then current owners, which is not subject to this Attachment D), then you must first give us the opportunity to acquire those rights (the “Offered Rights”) by delivering written notice to us. Your notice must contain the specific terms and conditions of the proposed sale or transfer, including the proposed consideration and the terms of any financing you will provide for the proposed purchase price (the “Offer Terms”). The Offer Terms must relate exclusively to the Offered Rights and not to any other assets or rights.

We will then have thirty (30) days after receiving the Offer Terms to notify you whether we elect to acquire the Offered Rights on the Offer Terms, provided that (1) we may substitute cash, a cash equivalent, or marketable securities for any form of payment proposed in the Offer Terms (such as ownership interests in an entity) and may elect to pay the net present value of any payments to be made over time; and (2) we must receive, and you and your owners agree to make, all customary representations, warranties, and indemnities in our purchase, including representations and warranties as to ownership and condition of and title to assets; liens and encumbrances on assets; validity of contracts and agreements; liabilities affecting the assets, contingent or otherwise; and indemnities for all actions, events, and conditions that existed or occurred in connection with the Hotel or your business before the closing. We have the unrestricted right to assign our right of first offer to a third party, who then will have the rights described in this Attachment D.

If we exercise the right of first offer, the closing will take place at a location and on a date (within thirty (30) days after we deliver our notice of exercise to you) we choose. We and you will sign documents, including deeds, affidavits, transfers and assignments, and any other documents necessary or appropriate for the sale or transfer of the Offered Rights. You must satisfy all liens, mortgages, and/or encumbrances on the Hotel. We and you will share equally any closing costs.

If we notify you in writing that we do not intend to exercise our right of first offer with respect to any Offer Terms, or fail to notify you of our decision within the thirty (30)-day period described above, then you thereafter may offer the Offered Rights to any third party on terms no more favorable to that party than the Offer Terms. However, you or your owners may sell or transfer the Offered Rights only if we otherwise approve the transfer in accordance with, and you (and your owners) and the transferee comply with the conditions in, Sections 8B and C above. This means that, even if we do not exercise our right of first offer, if the proposed transfer otherwise would not be allowed under Sections 8B and C above, you (or your owners) may not move forward with the transfer at all.

Later, you may determine to offer the Offered Rights on terms which are more favorable to the buyer than the Offer Terms, or you may determine to change the Offered Rights. If you do, then you must first offer those new terms to us according to the procedures described above.

By signing below, we and you acknowledge and agree that the terms of this Attachment D will apply to this Agreement.

FRANCHISEE: [INSERT NAME] a ___________ limited liability company By: Name: Title: Date: Attest:

FRANCHISOR: HYATT PLACE FRANCHISING, L.L.C. By: Senior Vice President Date: Attest:

MANAGEMENT COMPANY RIDER
to the Franchise Agreement dated as of __________, 200__ (“Franchise Agreement”)
Between Hyatt Place Franchising, L.L.C. (“Franchisor”) and
___________________ (“Franchisee”)

SELECT HOTELS GROUP, L.L.C. (“Management Company”) has entered into a Management Agreement with Franchisee under which Management Company will operate the Hyatt Place Hotel located at _________, _________, ______ (the “Hotel”) in accordance with the terms and conditions of the Franchise Agreement. However, under the Franchise Agreement, Management Company may not operate the Hotel without Franchisor’s consent, and Franchisor is unwilling to provide such consent unless Franchisee and Management Company agree to the terms of this Rider.

In consideration of the rights granted to Management Company under the Management Agreement described above and of Franchisor’s consent (under the Franchise Agreement) to Management Company’s operation of the Hotel, Management Company hereby acknowledges and ratifies the terms and conditions of the Franchise Agreement and agrees to fully observe and be bound by all terms, conditions and restrictions regarding the management and operation of the Hotel set forth in the Franchise Agreement for as long as Management Company operates the Hotel, as if and as though Management Company had executed the Franchise Agreement as “Franchisee” or “you,” including, without limitation, all terms and conditions of Section 3A of the Franchise Agreement (other than Subsections (13), (19) and (26)). Management Company further agrees to be bound by the confidentiality covenants set forth in Section 5F of the Franchise Agreement (including all remedies available to Franchisor under the Franchise Agreement for breach thereof) during and subsequent to its tenure as manager of the Hotel. However, notwithstanding the foregoing, nothing in this Rider constitutes an agreement of Management Company to pay or assume any financial obligation of Franchisee to Franchisor or to any third party.

Management Company agrees that Franchisor may enforce directly against Management Company those terms and conditions of the Franchise Agreement to which Management Company has hereby agreed to be bound. Franchisee acknowledges and agrees that any act or omission of Management Company relating directly or indirectly to the Hotel will be deemed and considered the act or omission of Franchisee for purposes of Franchisor’s rights and remedies under the Franchise Agreement (including, without limitation, Franchisee’s indemnification and defense obligations under Section 7B of the Franchise Agreement), any other agreement, or applicable law. Sections 12, 13 (excluding Subsection 13P, but including, without limitation, the provisions concerning arbitration, governing law, consent to jurisdiction and waivers of punitive damages and jury trial) and 14 of the Franchise Agreement, entitled “Relationship of Parties,” “Miscellaneous” and “Compliance With Anti-Terrorism Laws,” respectively, are incorporated by reference in this Rider and will govern all aspects of Franchisor’s and Management Company’s relationship and this Rider as if fully restated within the text of this Rider, with all references to “Franchisee” or “you” interpreted as references to Management Company.

HYATT PLACE FRANCHISING, L.L.C.  MANAGEMENT COMPANY:
a Delaware limited liability company
SELECT HOTELS GROUP, L.L.C.
a Delaware limited liability company
By:
Name:   By:
Title:   Name:
Title:

FRANCHISEE:

[INSERT NAME]
a ____________ limited liability company

By:
Name:
Title:

FIRST AMENDMENT TO
FRANCHISE AGREEMENT

The Hyatt Place Hotel Franchise Agreement dated ___________, 200__ (the “Franchise Agreement”) by and between Hyatt Place Franchising, L.L.C. (“Franchisor,” “we,” “our,” or “us”) and __________________ (“Franchisee,” “you” or “your”) for the hotel located at _________, _________, ________ (the “Hotel”), is hereby amended as set forth in this First Amendment to Franchise Agreement (“Amendment”) of even date therewith. The terms of this Amendment supersede any inconsistent or conflicting provisions in the Franchise Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Franchise Agreement. All references to section numbers contained herein refer to corresponding section numbers in the Franchise Agreement.

Recitals

The Hotel is one of several hotels (the “Portfolio Hotels”) owned by Equity Inns, Inc. or one of its affiliates (collectively, “ENN”) that, prior to the Opening Date, have been operated as AmeriSuites Hotels.

The Hotel will be managed by an affiliate of Franchisor, Select Hotels Group, L.L.C. (“Select”) pursuant to that certain Management Agreement between Select and Franchisee of even date herewith (the “Management Agreement”). The time period during which the Hotel is managed by Select as a Hyatt Place Hotel is referred to herein as the “Select Management Period.”

The parties wish to make certain changes to the Franchise Agreement.

Now, therefore, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The Franchise

a.	Grant. The first (1st), second (2nd), third (3rd), and fourth (4th) sentences of Section 2.B. of the Franchise Agreement are hereby deleted in their entirety and are replaced by the following:

A. “During the five (5) year period immediately following the Opening Date (defined below) (the ‘Exclusivity Period’), neither we nor any of our affiliates will open and operate, or authorize any other party to open and operate, any other Hyatt Place Hotels, the physical premises of which are located within the geographic area described in Attachment B (‘Area of Protection’). Franchisee acknowledges and agrees that following the expiration of the Exclusivity Period, Franchisee shall no longer have any territorial protection and that the Area of Protection shall be null, void, and of no further force or effect.

Except for the limited territorial protection in the Area of Protection during the Exclusivity Period provided for above, there are no restrictions on us or our affiliates, your rights under this Agreement are nonexclusive in all respects, the Hotel has no territorial protection whatsoever, and we and our affiliates have the right without any restrictions at all to engage in any and all activities we and they desire (including any and all types of lodging facilities), at any time and place, whether or not using the Proprietary Marks or any aspect of the Hotel System, whether or not those activities compete with your Hotel, and whether or not we or our affiliates start those activities ourselves or purchase, merge with, acquire, or affiliate with businesses that already engage in such activities. We and our affiliates may use or benefit from common hardware, software, communications equipment and services, administrative systems, reservation systems, franchise application procedures, central purchasing, approved vendor lists, and personnel. You agree that you will not have any right to pursue any claims, demands, or damages based solely on the fact that we may derive benefit as a result of these common activities, whether under breach of contract, unfair competition, implied covenant of good faith and fair dealing, divided loyalty, or other theories, because you have expressly allowed us and our affiliates to engage in all such common activities.”

b.	Section 2.C. is hereby deleted in its entirety and replaced with the following:

“C.
Opening. You have no right to open the Hotel for business under the Hotel System unless and until we authorize you to do so in writing. The date on which you first open the Hotel for business shall be deemed the “Opening Date.” You must not open the Hotel for business and begin operating the Hotel until: (1) you have properly developed and equipped the Hotel according to our System Standards and in compliance with all applicable laws, rules and regulations; (2) all pre-opening training for the Hotel’s personnel has been completed to our satisfaction; (3) all amounts then due to us and our affiliates have been paid; (4) you have obtained all required certificates of occupancy, licenses and permits to operate the Hotel; (5) you have given us copies of all insurance policies required under this Agreement, or such other evidence of insurance coverage and payment of premiums as we request; (6) we have conducted a pre-opening inspection and approved the Hotel for opening; and (7) on or before the Opening Date, you must execute a mutual termination and release agreement, the form of which is attached hereto as Exhibit 1, (the “Mutual Termination Agreement”) with respect to the AmeriSuites Hotel Franchise Agreement under which the Hotel has been operating prior to the Opening Date, to be effective as of the Opening Date. Your failure to executed the Mutual Termination Agreement as provided in (7) above shall be deemed a default of the Franchise Agreement for which we may terminate the Franchise Agreement immediately upon notice to you. Our determination that you have met all of our pre-opening requirements will not constitute a representation or warranty, express or implied, that the Hotel complies with any laws or a waiver of your non-compliance, or of our right to demand full compliance, with such pre-opening requirements.”

2. Your Responsibilities.

a. Section 3.A.(2) is hereby deleted in its entirety and replaced with the following:

“(2)  maintain the Hotel in good condition and repair and in a clean, safe, and orderly manner;”

b. Section 3.A.(17) is hereby deleted in its entirety and replaced with the following:

“(17) Intentionally omitted;”

c. Section 3.A.(19) is hereby deleted in its entirety and replaced with the following:

“(19)
pursuant to our written request, send us current information regarding the name, address, and telephone number of the financial institution (the “Lender”), if any, that provided or is providing the financing enabling you to purchase or operate the Hotel and the name and telephone number of your contact at the Lender;”

d. Section 3.A.(21) is hereby deleted in its entirety and replaced with the following:

“(21)  Intentionally omitted;”

e.	The second sentence of Section 3.A.(25) is deleted in its entirety and replaced with the following:

You may not install at the Hotel, without our prior written consent, any fixtures, furnishings, furniture, signs, property management, in room entertainment and other similar computer and technology systems necessary to the operations of the Hotel we have not previously approved.

f. The first (1st) paragraph of Section 3.D.(2) is hereby deleted.

g.	Section 3.D.(4)(a) is hereby deleted in its entirety and replaced with the following:

“(a) a Royalty Fee (the “Royalty Fee”) equal to four percent (4%) of the Hotel’s Gross Rooms Revenue (as defined in Section 3.D.(6)) during the preceding month.”

3. Our Responsibilities.

a.	The first sentence of Section 4.B. is hereby deleted and replaced with the following:

“You shall have access to the CRS, listings in advertising publications and the National Directory unless you are in default under this Agreement and such default is not capable of cure or has not been cured within the time period applicable in this Agreement.”

b.	The last sentence of Section 4.B is hereby deleted and replaced with the following:

“We may suspend your access to and listings in these sources while you are in default under this Agreement if such default is not capable of cure or has not been cured within the time period applicable in this Agreement.”

c.	The third (3rd) paragraph of Section 4.D. is hereby deleted and replaced with the following:

“We will account for the Fund separately from our other monies (but we need not segregate the Fund from our assets). We will not use the Fund for any of our general operating expenses. However, we may use the Fund to pay the reasonable salaries, benefits and expenses of personnel who manage, administer and/or perform if and only to the extent that such salaries, benefits or expenses are directly attributable to services rendered to the Fund; the Fund’s other administrative costs; travel expenses of personnel while they are on Fund business; meeting costs; rent, utilities, other overhead costs, and other costs for equipment, supplies and other materials relating or allocable to Fund business; and other expenses that we incur in activities reasonably related to administering or directing the Fund and its programs, including conducting market research and other research and development activities, public relations, preparing advertising, promotion, and marketing materials, collecting and accounting for Contributions, paying Providers for services relating to the CRS and GDS, and paying for technical and support functions.”

4. Proprietary Rights.

a.	The last sentence of first (1st) paragraph of Section 5.D. is hereby deleted and replaced with the following:

“We or our affiliates will reimburse you for your direct expenses incurred in connection with any modification or discontinuation of a Proprietary Mark during the first 24 months of this Agreement, not to include any loss of revenue due to any modified or discontinued Proprietary Mark. Thereafter, neither we nor our affiliates will reimburse you for your expenses of changing the Hotel’s signs, for any loss of revenue due to any modified or discontinued Proprietary Mark, or for your expenses of promoting a modified or substitute trademark or service mark.”

5. Records and Audits.

a.	The third sentence of Section 6.A. is hereby deleted and replaced with the following:

“At our request, the fifteenth (15th) day of each month, you agree to prepare and send us a statement for the previous month, listing Gross Rooms Revenue, other Hotel revenues, room occupancy rates, reservation data, the amounts currently due under Section 3D, and other information we deem useful in connection with the Hotel System (the “Data”).”

b.	The second sentence of Section 6.B. is hereby deleted in its entirety and replaced with the following:

“We reserve the right to access the Hotel’s computer system independently to obtain sales information, occupancy information, and other Data. You must send us upon our request any information that we do not access independently from your computer system.”

c.	The following language is hereby deleted from the first (1st) sentence of Section 6.D.:

“, certified by your chief financial or principal accounting officer to be true and correct.”
6. Indemnity and Insurance.

a.	The first (1st) paragraph of Section 7.B. is hereby deleted and replaced with the following:

“B. Your Indemnification of Us. In addition to your obligation under this Agreement to procure and maintain insurance, you agree to indemnify, defend, and hold harmless us, our affiliates, and our and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Indemnified Parties”) against, and to reimburse any one or more of the Indemnified Parties for, any and all claims, obligations, and damages directly or indirectly arising out of, resulting from, or in connection with (a) the application you submitted to us for the rights granted under this Agreement, (b) the construction, development, use, occupancy, or operation of the Hotel, including any claim or allegation relating to the Americans with Disabilities Act or any similar law concerning public accommodations for persons with disabilities  (except to the extent the claim, obligation or damage relates to the Copyrighted Materials or a prescribed System Standard),(c) any bodily injury, personal injury, death, or property damage suffered by any Hotel guest, customer, visitor, or employee, (d) claims alleging either intentional or negligent conduct, acts, or omissions by you relating to the operation of the Hotel or the Hotel System, and (e) your breach of the terms and conditions of this Agreement.”

b.	The following language is hereby deleted from the third (3rd) paragraph of Section 7.B.:

“An Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its losses and expenses, in order to maintain and recover fully a claim against you under this subparagraph.”

c.	The fifth (5th) paragraph of Section 7.B. is hereby amended to replace “five (5)” with “ten (10).”

7. Transfer.

a.	Sections 8.B and 8.C are hereby deleted in its entirety and replaced with the following:

“B.
Transfer by You. You understand and acknowledge that the rights and duties this Agreement creates are personal to you and your owners and that we have granted you the franchise in reliance upon our perceptions of your and your owners’ collective character, skill, aptitude, attitude, business ability, and financial capacity. Accordingly, neither this Agreement (or any interest in this Agreement), a Controlling Ownership Interest in the Hotel or substantially all of the assets of the Hotel, or a Controlling Ownership Interest in you or your owners (if such owners are legal entities) may be transferred without our prior written approval, which will not be unreasonably withheld if the conditions for transfer contained in Section 8.C. are satisfied; provided, however, that this Agreement may be transferred without our prior written approval to an entity in which you or your owners own a Controlling Ownership Interest; provided that we will approve the sale of the Hotel and/or its assets where the purchaser does not, for any reason, assume this Agreement only upon payment by you of Liquidated Damages in accordance with Section 10.E. of this Agreement. A transfer of the Hotel’s ownership, possession or control or substantially all of its assets may be made only with a transfer of this Agreement. Any transfer without our approval is a breach of this Agreement and has no effect, meaning that you will continue to be obligated to us for all of your obligations under this Agreement.

For purposes of this Agreement, a “Controlling Ownership Interest” means greater than 50% of the equity interests in the Hotel, you or your owners. In the case of a proposed transfer of an ownership interest in the Hotel, you or one of your owners, the determination of whether a “Controlling Ownership Interest” is involved must be made as of both immediately before and immediately after the proposed transfer to see if a “Controlling Ownership Interest” will be transferred (because of the number of owners before the proposed transfer) or will be deemed to have been transferred (because of the number of owners after the proposed transfer). In addition, regardless of whether the threshold is satisfied, any transfer of effective control of the power to direct or cause the direction of your (or your owners’) management and policies to someone who did not possess such control as of the Effective Date constitutes the transfer of a Controlling Ownership Interest.

In this Agreement, the term “transfer” includes a voluntary, involuntary, direct, or indirect assignment, sale, gift, or other disposition of any interest in this Agreement; you; the Hotel or substantially all of its assets; any of your owners (if such owner is a legal entity); or any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses. An assignment, sale, gift, or other disposition includes the following events: (1) transfer of ownership of capital stock, a partnership or membership interest, or another form of ownership interest; (2) merger or consolidation or issuance of additional securities or other forms of ownership interest; (3) any sale of a security convertible to an ownership interest; (4) transfer of any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses in an insolvency, or entity dissolution proceeding or otherwise by operation of law or (5) pledge of this Agreement (to someone other than us) or of an ownership interest in you or one of your owners as security, foreclosure upon the Hotel, or your transfer, surrender, or loss of the Hotel’s possession, control, or management. You may mortgage the Hotel (but not this Agreement) to a lender that finances your acquisition, development, and/or operation of the Hotel without having to obtain our prior written approval.

C.
Conditions for Approval of Transfer. If you (and your owners) are substantially complying with this Agreement, then, subject to the other provisions of this Section 8, we will approve a transfer that meets all of the requirements in this Section 8.C. You must pay us Two Thousand Five Hundred Dollars ($2,500) for processing and related costs we incur. In the event of a transfer to one of your affiliates of this Agreement (or any interest in this Agreement), a Controlling Ownership Interest in the Hotel or substantially all of the assets of the Hotel, or a Controlling Ownership Interest in you or your owners, we will waive the $2,500 processing fee.

If the proposed transfer requires our prior written approval pursuant to Section 8.B. above, then all of the following conditions must be met before or concurrently with the effective date of the transfer:

(1)
the transferee has the necessary business experience, aptitude, and financial resources to operate the Hotel and meets our then applicable standards for Hyatt Place Hotel franchisees. The proposed transferee must submit to us a complete application for a new franchise agreement (the “Change of Ownership Application”), accompanied by payment of our then current application fee (although no such fee is due if the transfer is to the spouse, child, parent, or sibling of the owner(s) or from one owner to another, or if to an affiliate in which you or your owners own a Controlling Interest). If we do not approve the Change of Ownership Application, we will refund any application fee paid, if any, less Two Thousand Five Hundred Dollars ($2,500) for processing costs (if to a non-affiliate).

We will process the Change of Ownership Application according to our then current procedures, including review of criteria and requirements regarding upgrading the Hotel, credit, background investigations, operations ability and capacity, prior business dealings, market feasibility, guarantees, and other factors concerning the proposed transferee(s) (and, if applicable, its owner(s)) we deem relevant. We have sixty (60) days from receipt of the completed and signed application to consent or withhold our consent to the proposed transfer.

(2)
you have paid all Royalty Fees, Contributions, and other amounts owed to us, our affiliates, and third party vendors; have submitted all required reports and statements; and have not violated any material provision of this Agreement or any other agreement with us during both the sixty (60) day period before you requested our consent to the transfer and the period between your request and the effective date of the transfer;

(3)	the transferee’s general manager and other key personnel we specify, if different from your general manager and key personnel, satisfactorily complete our required training programs;

(4)
the transferee and its owners shall (if the transfer is of this Agreement), or you and your owners shall (if the transfer is of a Controlling Ownership Interest in you or one of your owners), sign a new franchise agreement and related documents (including guarantees and assumptions of obligations) in substantially the same form as this Agreement and the related documents executed in connection herewith, the term of which franchise agreement will be equal to the remaining unexpired portion of the Term;

(5)
you (and your transferring owners) sign our then current form of termination agreement and a mutual general release, in a form satisfactory to us, of any and all claims against us and our owners, affiliates, officers, directors, employees, and agents (not to include claims subject to indemnification obligations under this Agreement);

(6)	we have determined that the purchase price and payment terms will not adversely affect the transferee’s operation of the Hotel;

(7)	you sign all documents we request evidencing your agreement to remain liable for all obligations to us and our affiliates existing before the effective date of the transfer; and

(8)
except to the extent you maintain a current Hyatt Place franchise agreement at another hotel, you will not directly or indirectly at any time or in any manner identify yourself or themselves in any business as a current or former Hyatt Place Hotel or as one of our franchisees; use any Proprietary Mark, any colorable imitation of a Proprietary Mark, or other indicia of a Hyatt Place Hotel in any manner or for any purpose; or utilize for any purpose any trade name, trade or service mark, or other commercial symbol that suggests or indicates a connection or association with us.

We may review all information regarding the Hotel that you give the proposed transferee, correct any information that we believe is inaccurate, and give the transferee copies of any reports that you have given us or we have made regarding the Hotel.

Notwithstanding the foregoing, if this Agreement is being transferred to a single third-party purchaser (the “Portfolio Purchaser”) that we have approved as a transferee in accordance with this Section 8 as part of a single transaction in which ENN (as defined in the First Amendment hereto) is selling fifty percent (50%) or more of the Portfolio Hotels (as defined in the First Amendment hereto) to the Portfolio Purchaser (a “Portfolio Transaction”), then this Agreement, including the negotiated changes contemplated by the First Amendment hereto, may be assumed by the Portfolio Purchaser in lieu of the Portfolio Purchaser executing the then current form of franchise agreement, provided that the Portfolio Purchaser agrees to enter into an amendment to this Agreement that, among other things, requires the direct and indirect owners of the Portfolio Purchaser to execute a guaranty of the Portfolio Purchaser’s obligations under this Agreement in the form that we require. Nothing herein limits or otherwise affects your obligations to comply with the other conditions to transfer provided for in Section 8.C. with respect to a Portfolio Transaction.

b. Section 8.D. is hereby deleted in its entirety and replaced with the following:

“D. Intentionally omitted.”

c. Section 8.E. is hereby deleted in its entirety and replaced with the following:

“E. Intentionally omitted.”

8. Condemnation and Casualty. The fourth sentence of Section 9.A. is hereby deleted and replaced with the following:

(1)
“If a condemnation takes place, and you do not open a new hotel on the site of the Hotel within such eighteen (18) month period, we may terminate this Agreement immediately upon notice to you but will not require you to pay us any liquidated damages.”

9. Termination.

a. Section 10.A. is hereby deleted in its entirety and is replaced with the following:

“A.
Expiration of Term. This Agreement will expire without notice at 12:00 a.m. Central Daylight Time on June 30, 2028, subject to its earlier termination as set forth in this Agreement. Subject to your renewal rights in Section 11., when the Term expires, you must comply with our de-identification procedures set forth in Section 10.D. of this Agreement and/or in the Manual (the “De-Identification Procedures”).”

b. Section 10.B. is hereby deleted in its entirety and replaced with the following:

“B.	Termination by Franchisee. You have the right to terminate this Agreement if:

(1)	we admit our inability to pay our debts as they become due or make a general assignment for the benefit of creditors;

(2)
we commence or consent to any case, proceeding, or action seeking: (i) reorganization, arrangement, adjustment, liquidation, dissolution, or composition of debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (ii) appointment of a receiver, trustee, custodian, or other official for any portion of its property;

(3)	we take any corporate or other action to authorize any of the actions set forth above in Section 10.B.(1)(a) or 10.B.(2);

(4)
any case, proceeding, or other action against us is commenced seeking an order for relief against us as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other official for it or any portion of its property, and such case, proceeding, or other action: (i) results in an order for relief against us that is not fully stayed within seven (7) business days after being entered; or (ii) remains un-dismissed for forty-five (45) days.”

c. Section 10.C.(1)(a) is hereby deleted and replaced with the following:

“(a)	you fail to pay us or any of our affiliates any fees or other amounts due under this Agreement and do not cure that default within ten (10) days after delivery of our written notice of default to you”

d. Section 10.C.(1)(d) is hereby deleted and replaced with the following:

“(d)
you fail to comply with any other agreement with us or our affiliates relating to the Hotel (with the exception of any Management Agreement entered into between your and our affiliates) and do not cure that default within thirty (30) days (or such shorter time period that the other agreement specifies for curing that default) after delivery of our written notice of default to you ”

e.	Section 10.C.(2)(h) is hereby deleted in its entirety and replaced with the following:

“(h)	you contest in any court or proceeding all or any portion of our ownership of the Hotel System or the validity of any Proprietary Mark or Copyrighted Materials;”

f. Section 10.C.(4) is hereby deleted in its entirety and replaced with the following:

“(4)
General. No notice of termination that we issue will relieve you of your obligations that survive termination of this Agreement, including your de-identification, indemnification, and liquidated damages payment obligations.”

g.	The third sentence of Section 10.D.(1) is hereby deleted in its entirety and replaced with the following:

(1) “You agree to take the following steps, among other actions, to de-identify the Hotel: (a) return to us the Manual, all other Copyrighted Materials, and all materials containing Confidential Information or bearing any of the Proprietary Marks and cease using all such items; (b) remove all items identifying the Hotel System, including by taking the following actions: remove all elements of the trade dress and other distinctive features, devices, and/or items associated with the Hotel System, including FF&E that includes a Proprietary Mark, interior signage, lobby signage, door identifier signage, directional signage, phone face plates, memo pads, pens, cups, glasses, signage on the back of guest room doors, and all other signage bearing one or more of the Proprietary Marks.”

h. Section 10.E. is hereby deleted in its entirety and replaced with the following:

“E.
Payment of Liquidated Damages. You acknowledge and confirm that we will suffer substantial damages as a result of the termination of this Agreement, including lost Royalty Fees, lost Contributions, lost market penetration and goodwill, loss of Hotel System representation in the Hotel’s market area, confusion of national accounts and individual customers, disadvantage in competing for national accounts and other types of bookings for the Hotel System, lost opportunity costs, and expenses we will incur in developing another franchise in the Hotel’s market area, all of which damages are difficult to estimate accurately and proof of which would be burdensome and costly, although such damages are real and meaningful to us. Therefore, upon termination of this Agreement before the Term expires (except for a termination pursuant to Section 9A), you and we agree that we will have the right to upon written notice to you (“Liquidated Damages Notice”) within fifteen (15) days after the date of such termination, to receive liquidated damages in a lump sum as calculated below as of the effective date of termination. You must pay us the liquidated damages within fifteen (15) days after the date of our Liquidated Damages Notice. If the Hotel had opened for business before the effective date of termination, the liquidated damages payable under this Section 10E(2) shall be equal to the greater of: (i) Four Thousand Dollars ($4,000) multiplied by the number of approved Guest Rooms at the Hotel; or (ii) either (1), (2) or (3) below, whichever is applicable.

(1)
If this Agreement is terminated before the fifth (5th) anniversary of the Opening Date, the product of (x) the number of months remaining between the month of termination and the eighth (8th) anniversary of the Opening Date, multiplied by (y) the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination (or for such lesser period that the Hotel has been open, if the Hotel has not then been open for at least twelve (12) months);

(2)
If this Agreement is terminated on or after the fifth (5th) anniversary of the Opening Date, but before the seventeenth (17th) anniversary of the Opening Date, the product of thirty-six (36) multiplied by the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination; or

(3)
If this Agreement is terminated on or after the seventeenth (17th) anniversary of the Opening Date, the product of (x) the number of months remaining between the month of termination and the twentieth (20th) anniversary of the Opening Date, multiplied by (y) the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination. If the Hotel had not yet opened for business as of the effective date of termination, you agree to pay us liquidated damages in the amount of Four Thousand Dollars ($4,000) multiplied by the number of approved Guest Rooms at the Hotel. Notwithstanding any temporary fee reductions to which we might have agreed in an amendment(s) to this Agreement, all liquidated damages calculations based on monthly fees shall be calculated on the full (and not the discounted) monthly Royalty Fees and Contributions required under this Agreement as of the Effective Date. You agree that the liquidated damages calculated under this Section 10E(2) represent the best estimate of our damages arising from any termination of this Agreement before the Term expires. Your payment of the liquidated damages to us will not be considered a penalty but, rather, a reasonable estimate of fair compensation to us for the damages we will incur because this Agreement did not continue for the Term’s full length. You acknowledge that your obligation to pay us liquidated damages is in addition to, and not in lieu of, your obligations to pay other amounts due to us under this Agreement as of the date of termination and to comply strictly with the de-identification procedures in Section 10D(1) and your other post-termination obligations. If any valid law or regulation governing this Agreement limits your obligation to pay, and our right to receive, the liquidated damages for which you are obligated under this Section, you shall be liable to us for any and all damages we incur, now or in the future, as a result of your breach of this Agreement.”

i.
Anything in Section 10. to the contrary notwithstanding, during the Select Management Period, Franchisor will not terminate the Franchise Agreement based solely on defaults of the provisions that set forth the requirements with respect to the operation of the Hotel contained in Section 3.A. of the Franchise Agreement that are the responsibility of Select and that are solely within the control of Select, as manager of the Hotel. This paragraph 9.j. shall be void and of no further force or effect upon the expiration or termination of the Select Management Period.

j.
Anything in the Franchise Agreement to the contrary notwithstanding, Section 10.C.(1)(d) shall not apply during the Select Management Period. This paragraph 9.k. shall be void and of no further force or effect upon the expiration or termination of the Select Management Period.

10. Miscellaneous.

a.	Section 13.E. is hereby deleted in its entirety and replaced with the following:

“E.
Our Withholding of Consent. Except where this Agreement expressly obligates us reasonably to approve or not unreasonably to withhold our approval of any of your actions or requests, we have the right to refuse any request you make or to withhold our approval of any of your proposed, initiated, or completed actions that require our approval. However, we may withhold our consent, whenever and wherever otherwise required, if you are in default under this Agreement.”

b.	The phrase “specific performance” in Section 13.F. is hereby deleted.

c.	Section 13.I. is hereby deleted in its entirety and replaced with the following:

“I. Intentionally omitted.”

d.	Section 13.M. is hereby deleted in its entirety and replaced with the following:

“M. Intentionally omitted.”

11. Compliance with Anti-Terrorism Laws. Section 14 is hereby deleted in its entirety and replaced with the following:

“14. Compliance with Anti-Terrorism Laws
Both parties hereto and their respective affiliates agree to comply, and to assist the other party to the fullest extent possible in efforts to comply, with Anti-Terrorism Laws (defined below). In connection with that compliance, both parties hereto and their respective affiliates certify, represent, and warrant that none of their property or interests is subject to being blocked under, and that they and their respective affiliates otherwise are not in violation of, any of the Anti-Terrorism Laws. “Anti-Terrorism Laws” mean Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state, and local laws, ordinances, regulations, policies, lists, and other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war. Any violation of the Anti-Terrorism Laws by either party or its affiliates, owners, or any blocking of they or their owners’ assets under the Anti-Terrorism Laws, shall constitute good cause for immediate termination of this Agreement by either party hereto.”

12. Attachments.

a. Attachment C is hereby deleted in its entirety.

b. Attachment D is hereby deleted in its entirety.

13. Construction. Except to the extent expressly set forth in this Amendment, the terms of the Franchise Agreement control.

IN WITNESS WHEREOF, Franchisor and Franchisee have executed this First Amendment to Franchise Agreement.

FRANCHISOR:

HYATT PLACE FRANCHISING, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

FRANCHISEE:

[INSERT NAME],
a ____________ limited liability company

By:
Name:
Title:

Attachment D - Page

~CHGO1:30678357.v1
233586-4

ANNEX B

FORM OF HOTEL MANAGEMENT AGREEMENT

between

[INSERT NAME]

a Delaware limited liability company

and

SELECT HOTELS GROUP, L.L.C.,

a Delaware limited liability company

DATED: _________, 200_

THIS DOCUMENT CONTAINS WAIVERS OF PUNITIVE AND EXEMPLARY DAMAGES; SEE ARTICLE XII AND SECTION 13.4.

FORM OF HOTEL MANAGEMENT AGREEMENT

THIS HOTEL MANAGEMENT AGREEMENT (“Agreement”), is made and entered into as of _________, 200_, by and between ___________, a Delaware limited liability company (“Owner”), and SELECT HOTELS GROUP, L.L.C., a Delaware limited liability company (“Select”), an Affiliate of Global Hyatt Corporation.
PRELIMINARY STATEMENT

Owner is the lessee of that certain AmeriSuites Hotel, located at ________, __________, ____, situated on a real property more particularly described on Exhibit A attached hereto (“Site”). Owner proposes to convert and renovate such AmeriSuites Hotel to conform to and to meet the System Standards (as defined below) and the requirements under the Franchise Agreement (as defined below), and upon completion of such conversion and renovation desires to retain Select to manage and operate the Hotel (as defined below), as one of the Hyatt Place Hotels (as defined below), in accordance with the terms and conditions of this Agreement and the Franchise Agreement. Select desires to manage and operate the Hotel on behalf of Owner as herein provided. In connection with such conversion and renovation, Select or its Affiliates will be providing certain Pre-Opening Services (as defined below) during the Pre-Opening Period (as defined below) to assist in the conversion and renovation of the Hotel. Until such time as the Hotel has been converted and renovated to meet the System Standards and all requirements under the Franchise Agreement as a Hyatt Place Hotel, the Hotel will continue to be managed and operated by Existing Manager (as defined below) under the terms of the Existing Agreement (as defined below) as an AmeriSuites Hotel. Immediately prior to the Opening Date (as defined below) and the effectiveness of this Agreement, Owner and Existing Manager shall terminate the Existing Agreement, subject to the terms of this Agreement. Concurrently with the execution of this Agreement, certain Affiliates of Owner are entering into other hotel management agreements with Select, on terms materially similar to this Agreement, for management of each of the Affiliate Hotels (as defined below) as a Hyatt Place Hotel.
NOW, THEREFORE, Owner and Select hereby agree as follows:
ARTICLE I

Definitions

1.1 Definitions.
In addition to any other definitions herein contained, the following terms shall have the respective meanings as indicated below:
“Accountants” shall have the meaning set forth in Section 6.2.

“Adjusted NOI” shall mean, for any relevant period, Income After Undistributed Operating Expenses less deductions for the following amounts incurred for and allocable to such relevant period (but only to the extent that such amounts are not otherwise deducted in computing Income After Undistributed Operating Expenses):

(a)	An amount equal to Maintenance Cap Ex Reserve as calculated under Section 3.12 for such period;

(b)
The cost of all insurance maintained by Owner and Select in accordance with the provisions of this Agreement, together with the cost of property insurance and terrorism insurance (if any) maintained by Owner with respect to the Hotel;

(c)	All real and personal property taxes referred to in Section 8.3 (less refunds, offsets or credits thereof, and interest thereon, if any, received during the period in question);

(d)	The Basic Fee and all fees payable under the Franchise Agreement;

(e)	Lease payments; and

(f)	All other amounts deductible in respect of such period under the express terms of this Agreement.

To the extent the Hotel is part of a mixed-use project (which, for this purpose, shall mean any project that includes, in addition to the Hotel, any facilities not subject to management or operation by Select hereunder), a portion of common costs relating both to the Hotel and to the non-Hotel portions of the project, such as, for example, but not by way of limitation, real estate taxes, insurance, common area landscaping, site maintenance, trash removal, extermination and other such costs intended for the benefit both of the Hotel and the non-Hotel portions of the development, shall be allocated in a fair and reasonable manner so that the Hotel shall bear only its fair and reasonable portion of such common expenses.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, the subject Person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, either alone or in combination with any one or more Persons whether by contract, ownership or otherwise. Persons who are Affiliates of each other are sometimes herein referred to as being “Affiliated”.

“Affiliate Hotels” shall mean those other AmeriSuites Hotels, in addition to the Hotel, that are owned by the Affiliates of Owner, which are to be converted to and be franchised as Hyatt Place Hotels and to be managed by Select as set forth in the applicable Affiliate Hotel Management Agreement for each of such hotels pursuant to the terms thereof, which hotels are listed on Schedule 1 attached to this Agreement but which shall not include any of such hotels that are sold or transferred prior to completion of such Conversion in accordance with the terms of the Master Agreement.

“Affiliate Management Agreements” shall mean those hotel management agreements similar in material terms with this Agreement, entered into by the Affiliates of Owner for the management of the applicable Affiliate Hotels by Select pursuant to the terms thereof.

“Annual Plan” shall have the meaning set forth in Section 3.10.

“Basic Fee” shall have the meaning set forth in Section 5.1.

“Building(s)” shall mean all buildings and other permanent improvements constructed on the Site which shall include, without limitation, all buildings and other improvements comprising of guest rooms, parking, lobby, café, gallery and other public areas, and shall also include those hotel amenities and facilities which are permanent improvements to the Site such as swimming pools and the like.

“Building Systems” shall mean any structural, mechanical, electrical, plumbing, heating, ventilating, air conditioning and life safety equipment and systems; major architectural features or systems such as water features, curtain walls and roofs; major laundry appliances; major kitchen appliances; elevators and escalators; pumps, filters and other pool equipment; water features and other similar systems and items of equipment installed in or upon, and affixed to, the Building, whether or not the same may be movable and whether or not removal thereof would cause damage to the Building or the Site, excluding, however, any items of FFE.

“Capital Budget” shall have the meaning set forth in Section 3.10.

“Capital Expenditures” shall mean any costs or expenses actually incurred after the Opening Date (excluding costs of initial construction, furnishing, equipping and opening of the Hotel) for the Hotel that are properly categorized as capital in nature under GAAP.

“Capital Lease” shall mean any lease of equipment or other items of personal property used in connection with the operation of the Hotel and which, under GAAP, is classified as a “capital lease”. Owner shall provide Select with such information (including, without limitation, a copy of the lease in question) as shall be relevant for purposes of determining whether said lease is properly classified as a capital lease under GAAP.

“Chain Contracts” shall mean those contracts entered into by Select with third party vendors of goods or services that are intended by Select to be available for use at all Select managed or operated Hyatt Place Hotels and other hotels managed or operated by Select or its Affiliates.

“Conversion” shall mean all construction, renovation, installation and work to be performed at the Hotel, both in the guest rooms and in the public areas and the equipping of the Hotel and purchase and stocking of the Operating Equipment, operating supplies and inventory items meeting the Systems Standards and all other requirements of the Franchise Agreement for purposes of the Hotel being converted to a Hyatt Place Hotel as set forth in the Master Agreement.

“Conversion Cost” means all amounts expended by Owner for the Conversion of the Hotel, including without limitation, all rebranding, construction and related costs as set forth in the scope of work attached to the Master Agreement, all FFE, all Operating Equipment and related costs required to be capitalized in accordance with GAAP, all operating systems and the cost associated with the personnel hired for the installation of the same, all fees and reimbursements for the Pre-Opening Services provided by contractors and vendors (recommended by Select) and Select and its Affiliates.

“Corporate Personnel” shall mean any personnel from the corporate offices of Select and its Affiliates who perform activities in connection with the services provided by Select in accordance with this Agreement.

“CPI” shall mean the Consumer Price Index for United States City Averages for All Urban Consumers, All Items, published from time to time by the United States Bureau of Labor Statistics (1982-84 = 100). If the CPI is discontinued or is unavailable or is substantially revised, a comparable index agreeable to Owner and Select reflecting the changes in the cost of living or the purchasing power of the consumer dollar, published by any governmental agency or recognized authority shall be used in place thereof. Unless otherwise provided, any CPI adjustment shall reflect CPI changes from the end of the CPI reporting period next preceding the Opening Date to the end of the CPI reporting period next preceding the effective date of any such adjustment.

“Cumulative Period” in connection with the calculation of Management Fees for any month shall mean the period from the beginning of the Fiscal Year in question to the end of the month for which the calculation is being made, not to exceed 12 months.

“Debt Service” shall mean both (i) the amount of principal and interest required to be paid under any indebtedness of Owner secured by a mortgage or other similar lien on the Hotel, or any part thereof or interest therein, and (ii) the amount of rent required to be paid under any Ground Lease.

“Default”, “Event of Default” and “Defaulting Party” shall all have the meanings set forth in Sections 13.1 and 13.2.

“Deficiency” shall mean, for any relevant period, the amount by which Adjusted NOI is less than Owner’s Priority for such relevant period.

“Employee Costs” shall mean the aggregate compensation, including, without limitation, salary, fringe benefits, incentive compensation, bonuses, employee performance and service awards, and other such amounts paid or payable to Hotel employees, and other employee related costs such as payroll taxes and COBRA expenses less the net benefit of any tax credits (after deduction for any costs incurred in applying for or claiming said tax credits) received by Select during the applicable period in question by reason of employment at the Hotel. The term “fringe benefits” shall include, without limitation, the cost of profit sharing plans, workers’ compensation benefits, group life and accident and health insurance or equivalent benefits, and similar benefits available to Hotel employees by virtue of their employment.

“Excess Adjusted NOI” shall mean the amount by which Adjusted NOI exceeds Owner’s Priority.

“Existing Management Agreement” shall mean that certain Management Agreement dated January 1, 2002 by and between Owner and Existing Manager, as amended by that certain First Amendment to Management Agreement, dated May 14, 2003 between Owner and Existing Manager and further amended on October 3, 2006 by Owner and Existing Manager.

“Existing Guarantee Termination Date” shall mean ______, 200_, subject to the provisions of the Existing Management Agreement with respect to the occurrence of the 150 day extension or Date of Conversion, if applicable.

“Existing Loan Documents” shall mean the loan agreements, notes, mortgages, deeds of trust, security agreements and other documents relating to the existing loans with respect to the Hotel.

“Existing Manager” shall mean _____________, an Affiliate of Select.

“FFE” shall mean all fixtures, furniture, furnishings and equipment located at the Hotel, together with all replacements therefore and additions thereto, but shall not include Operating Equipment.

“Financial Records” shall have the meaning set forth in Section 6.1.

“Financial Statements” shall have the meaning set forth in Section 6.2.

“Fiscal Year” shall mean the calendar year except that the first Fiscal Year hereunder shall commence on the Opening Date and end on December 31 of the same calendar year as the Opening Date, and the last Fiscal Year hereunder shall commence on January 1 of the calendar year in which the last day of the Term occurs or the earlier termination of this Agreement occurs and end on the date of the last day of the Term or the date of earlier termination of this Agreement.

“Force Majeure” or “Force Majeure Cause” shall mean any one or more events or circumstances beyond the reasonable control of the party whose performance is affected thereby that, alone or in combination, adversely affects the operation of the Hotel whether or not such events or circumstances occur geographically in a location remote from the Hotel, including, without limitation, casualties, war, invasion, insurrection, acts of terrorism, sabotage, failure of transportation, inability to procure or general shortage of labor, equipment, facilities, materials or supplies in the open market, actions of labor unions, and governmental actions (but excluding causes which can be controlled by the reasonable expenditure of money in accordance with usual business practices).

“Franchise Agreement” refers to that certain Franchise Agreement, dated as of October 3, 2006, by and between Owner and Franchisor, pursuant to which the Hotel will be franchised as a Hyatt Place Hotel during the Term.

“Franchisor” shall mean Hyatt Place Franchising, L.L.C., an Affiliate of Select, and its successors and assigns.

“Full Conversion Date” shall mean a day which is on or after the Opening Date and the first day on which the last Affiliate Hotel is operating as a Hyatt Place Hotel pursuant to the terms of the applicable Franchise Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Gross Receipts” for any period shall mean all revenues and income of any kind derived, directly or indirectly, from the operation of the Hotel during such period, including all revenues derived from the sale during such period of rooms, food and beverages, telephone revenue, revenue derived from any other revenue source and rents or fees payable by tenants or concessionaires for such period (but not the gross receipts of such sub-tenants or concessionaires). Without limiting the generality of the foregoing, it is the intention of the parties that the term “Gross Receipts” shall mean all amounts properly accounted for as Revenue or Total Revenue or Total Operated Departments in accordance with, and as defined in, the Uniform System. Notwithstanding the foregoing, there shall be excluded in determining Gross Receipts for any period the sum of (i) any sales, excise or occupancy taxes actually collected during such period in accordance with Legal Requirements from guests or patrons of the Hotel and either remitted, or required to be remitted, to appropriate taxing authorities; (ii) amounts collected from guests or patrons of the Hotel on behalf of Hotel tenants and other third parties; (iii) interest earned on funds held in Operating Accounts (if any); and (iv) insurance proceeds, condemnation proceeds, financing or refinancing proceeds and the proceeds of sale of any real or personal property comprising part of the Hotel (as distinguished from the sale of merchandise, food and beverage and other consumer goods or services). Gross Receipts shall in all events include only amounts actually paid or payable to the Hotel (in cash or services), and shall not include, except as otherwise herein expressly provided, (i) the value of any Hotel goods or services in excess of actual amounts paid (in cash or services) provided by the Hotel on a complimentary or discounted basis, (ii) gratuities or service charges collected for payment to Hotel employees and (iii) credits or refunds to Hotel guests.

“Ground Lease” shall mean any lease with respect to the Site, or the Site together with the Building, Building Systems and/or other real or personal property, or any part or parts thereof or interests therein, regardless of its term.

“Ground Lessor” shall mean the landlord or lessor under a Ground Lease.

“Guarantee Termination Date” shall mean the Existing Guarantee Termination Date.

“Hotel” shall mean the Site, the Building(s), the Building Systems, the FFE and the Operating Equipment, together with all other items of real and personal property at any time used in connection with the operation of the foregoing, collectively.

“Hyatt Place Hotels” shall mean all hotels that are owned, operated, or franchised by Franchisor under the “Hyatt Place” name. No hotel shall be deemed a “Hyatt Place Hotel” solely by virtue of the fact that (i) it contains the word “Hyatt” in its name or refers to its affiliation with Select or its Affiliates (including Hyatt Corporation), such as, for example, but without limitation, “a Hyatt affiliated hotel”, “a Select affiliated hotel”, “a member of the Hyatt group of hotels”, “a member of the Select group of hotels”, “one of the family of Hyatt hotels”, “one of the family of Select hotels”, “by Hyatt”, “by Select”), or similar such references, or (ii) it participates in the Select central reservations system, in certain Shared Services as set forth in Exhibit C-1 or C-2 or in the same programs offered by Select and its Affiliates such as Gold Passport®.

“Incentive Fee” shall have the meaning set forth in Section 5.1.

“Income After Undistributed Operating Expenses” shall mean such amount as is calculated in the ninth edition of the Uniform System, without regard to any revisions or future editions thereof.

“Legal Requirements” shall mean any provision of law, including, without limitation, any statute, ordinance, regulation, rule, award or order of any governmental agency or tribunal having jurisdiction over the Hotel or its operations.

“Lender(s)” shall mean any Person, not Affiliated with Owner or any Ownership Participant, providing debt financing secured by the Hotel, for the development, construction, furnishing, equipping or operation of the Hotel, or to refinance any financing obtained for any of the foregoing purposes, and any of its successors or assigns.

“Maintenance Cap Ex Reserve” shall have the meaning set forth in Section 3.12.

“Management Fees” shall mean the Basic Fee and the Incentive Fee, collectively and without distinction between them, and shall include the proceeds of any business interruption insurance required to be paid to Select with respect to lost Basic Fee or Incentive Fee or both.

“Mandatory Contracts” shall mean those Chain Contracts which, by the terms of such contracts, are, or by determination by Select should be, regarded as standard for all Select operated or managed Hyatt Place Hotels, and therefore in which participation therein by Hyatt Place Hotels is mandatory, subject to the terms of this Agreement. As set forth in Exhibit C-1, the costs of certain of the Mandatory Contracts (referred to as “Chargeable Mandatory Contracts”) shall be charged back to the Hotel, and such costs shall not be included in the flat monthly rate referenced in the Shared Services Costs.

“Master Agreement” shall mean that Master Agreement dated October 3, 2006 among Owner, Select and certain of their Affiliates.

“Non-Disturbance Agreement” shall mean either the “Creditor Non-Disturbance Agreement” or the “Lessor Non-Disturbance Agreement” referred to in Section 4.3, without distinction between them.

“Opening Date” shall mean the day on which the Hotel shall first open for business to the public as a Hyatt Place Hotel, which shall occur only after Franchisor has inspected and approved the Conversion and acknowledges in writing that all requirements under the Franchise Agreement have been met for purposes of converting the Hotel to a Hyatt Place Hotel and that the Hotel is fully supplied and equipped and otherwise ready to open and operate as a Hyatt Place Hotel.

“Operating Accounts” shall mean the bank accounts into which all funds received from the management and operation of the Hotel, and all Owner contributions to Hotel working capital, shall be deposited, and from which Select shall pay Hotel costs and expenses. The Operating Accounts are continuing sole property of Owner and shall be subject to use by Select during the Term in accordance with the provisions of this Agreement.

“Operating Budget” shall have the meaning set forth in Section 3.10.

“Operating Equipment” shall mean linens, china, glassware, silverware, uniforms and the like, excluding FFE.

“Owner’s Priority” shall mean an amount equal to nine and one-half percent (9.5%) of the Project Costs.

“Owner’s Remittance Amount” shall have the meaning set forth in Section 3.14.

“Owner’s Return” shall have the meaning set forth in Section 5.1.

“Ownership Interest” shall mean the interest in Owner owned by any Ownership Participant.

“Ownership Participant” shall mean any Person holding an ownership interest in Owner.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Opening Period” shall mean the period from the date hereof up to, but not including, the Opening Date.

“Pre-Opening Services” shall mean the (i) services provided by the project manager recommended by Select to assist in and to oversee the Conversion and to coordinate with the vendors providing the FFE and Operating Equipment and operating supplies and inventory items and (ii) any other service provided by Select or its Affiliates to prepare and convert the Hotel as a Hyatt Place Hotel, not otherwise covered under the Franchise Agreement, including without limitation, recommendations of vendors and contractors to owner, assistance and review of the budget for the Conversion and approval of contractors and vendors hired by Owner.

“Pritzker Family” shall mean (i) all natural and adoptive lineal descendants of Nicholas J. Pritzker, deceased, and their spouses; (ii) all trusts for the benefit of any Person described in clause (i) and the trustees of such trusts in their capacities as such; (iii) all legal representatives of any Person or trusts described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by or under common control with any Person, trust or other entity described in clauses (i), (ii) or (iii). “Control” for purposes of this definition shall mean the ability to direct or otherwise significantly affect the major policies, activities or actions of any Person.

“Project Costs” means the sum of (a) the actual gross (i.e., undepreciated) costs of the Hotel incurred and paid or accrued on or before December 31, 2006 by Owner, to the extent required to be capitalized under GAAP and (b) the Conversion Cost; LESS the amount equal to four percent (4%) of the Gross Receipts for twelve (12) months of the Fiscal Year during which the majority of the Conversion occurs (anticipated to be 2007). As soon as practicable after completion of the Conversion and after payment and determination of all costs and expensed in connection thereof, the parties shall execute a supplemental written agreement setting forth the amount of the Project Costs, which supplemental written agreement shall thereafter constitute a part of this Agreement and the Projected Costs reflected therein shall constitute the Projects Costs throughout the term of this Agreement, notwithstanding any subsequent or additional capital expenditures thereafter made or incurred, and without reduction for depreciation or amortization.

“Proprietary Materials” shall mean (i) all software from time to time owned by, or leased or licensed on an exclusive basis to, Select or Select’s Affiliates (including, without limitation, revisions or enhancements to otherwise commercially available software) together with related source and object codes, (ii) copyrighted materials, (iii) operating handbooks (including employee manuals, training materials, user manuals, and maintenance procedures), (iv) operating policies and procedures, (v) reporting and budgeting formats, (vi) Select promotional materials, (vii) recipes, (viii) customer information and customer contact lists for guests, patrons and groups patronizing other Hyatt Place Hotels (whether or not also patrons of the Hotel) or other hotels managed by Select or its Affiliates, (ix) data and information on potential guests or groups, not otherwise guests or groups patronizing the Hotel, (x) financial records of Select and its Affiliates (except as otherwise herein expressly provided), (xi) information relating to other Hyatt Place Hotels or other hotels managed, operated or franchised by Select or its Affiliates, (xii) room rates and other charges at hotels other than the Hotel, and (xiii) information that Select reasonably determines may not be disclosed by Select or its Affiliates under applicable Legal Requirements, including without limitation, privacy or identity theft laws, in each case, as used in the operation of the Hotel as a Hyatt Place Hotel but shall not include any of the foregoing to which Owner is entitled pursuant to the Franchise Agreement.

“Purchasing Company” shall mean any company or companies designated by Select from time to time, which may or may not be a Select Affiliate, to provide purchasing services to Select operated or managed Hyatt Place Hotels as described in Section 3.7.

“Refurbishing Program” shall mean (i) any program for replacement of or additions to a major portion of FFE as part of a program to renovate a block of not less than 25% of the guest rooms and suites in the Hotel at a single time or (ii) any program of replacement of carpeting, furnishings, fixtures or wall coverings in twenty-five percent (25%) or more of the Hotel public space square footage, which shall mean the lobby, guest room corridors and café.

“Rosemont” shall mean Rosemont Project Management, LLC, an Affiliate of Select.

“Select’s Grossly Negligent Acts or Willful Misconduct” shall mean any gross negligence, willful misconduct or fraud committed by Select or its Affiliates, in the performance of Select’s duties under this Agreement.

“Senior Executive Personnel” shall mean the individuals employed from time to time as the Regional or Divisional Vice President with oversight responsibility for the Hotel, Senior Vice President-Operations and Senior Vice President and Managing Director (or serving such functions, regardless of the specific titles given to such individuals).

“Shared Services” shall mean those services provided to Hyatt Place Hotels by Select or its Affiliates on a centralized services platform for finance, accounting, human resources. information technology and other operating systems, excluding, however, any services provided under the Franchise Agreement. Attached hereto as Exhibit C-1 is a brief description of Select’s current Mandatory Shared Services (as such term is defined in Exhibit C-1, and such Services shall be subject to revision, addition or deletion from time to time) provided to the Hotel and covered under Shared Services Costs. Select will not add additional categories of Shared Services to those set forth as items 1-6 on Exhibit C-1, without the prior approval of Owner, which shall not be unreasonably withheld. Attached hereto as Exhibit C-2 is a brief description of Select’s current Non-Mandatory Shared Services (as such term is defined in Exhibit C-2, and such Services shall be subject to revision, addition or deletion from time to time) available to the Hotel and other Hyatt Place Hotels, not covered by Shared Services Costs, and for which Owner may elect to opt in at additional cost.

“Shared Services Costs” shall mean all costs actually incurred or properly accrued by Select or its Affiliates for the applicable period in respect of Shared Services for Select managed or operated Hyatt Place Hotels and other hotels managed or operated by Select or its Affiliates (including all hotels owned by Select or its Affiliates), as set forth on Exhibit C-1, including without limitation, any costs or expenses payable to third party vendors or employees of Select or its Affiliates (including support personnel) engaged in the rendition of such Shared Services as permitted by the express terms of this Agreement. The Shared Services Costs shall be allocated to and be paid by the Hotel on the same basis as the other hotels receiving Shared Services and may include an allocation of certain shared costs such as employee costs, occupancy costs, utilities and the like. The Shared Services Costs are comprised of (i) a flat monthly rate of Three Thousand Dollars ($3,000) charged to the Hotel and other hotels without any mark up, premium or profit for the items listed as 1-6 of Exhibit C-1; and (ii) costs associated with the Chargeable Mandatory Contracts that are charged back to the Hotel listed as item 7 in Exhibit C-1. The flat monthly rate for Shared Services Costs may be reasonably adjusted by Select from time to time, but not more than once annually and Owner shall be notified of any such adjustment when the Operating Budgets for the immediately succeeding Fiscal Year are submitted to Owner by Select under the provisions of Section 3.10. In any case in which employees of Select or any of its Affiliates devote less than all of their time to the rendition of Shared Services, the cost of such employees shall be allocated in a reasonable manner determined in good faith by Select to reflect the portion of time devoted by such employees to Shared Services. Other shared costs such as occupancy costs, utilities and the like relating only partially to Shared Services shall likewise be allocated by Select to Shared Services Costs on a fair and reasonable basis as determined in good faith by Select. Any such allocation of shared personnel or other costs made by Select in good faith and with the intention of fairly allocating such costs shall be binding on the parties hereto. Shared Services Costs shall include only the actual amounts thereof incurred by Select and its Affiliates, and shall not be subject to any mark up, premium or profit. Any rebates, commissions or discounts received by Select and its Affiliates from vendors or service providers whose costs are included as part of Shared Services Costs, shall be offset against Shared Services Costs, which offset shall be reflected in any future adjustments of Shared Services Costs.

“Successor Manager” shall mean any Person (including Owner or any Affiliate of Owner) designated by Owner as the manager and operator of the Hotel to succeed Select upon expiration or earlier termination of this Agreement.

“System Standards” shall have the meaning assigned to such term in the Franchise Agreement.

“Term” shall have the meaning set forth in Section 2.3.

“Uniform System” shall mean the “Uniform System of Accounts for the Lodging Industry”, ninth revised edition, as adopted by the Hotel Lodging Association of New York City, Inc., and the American Hotel & Lodging Association, as the same may be modified, amended, supplemented or superseded by any subsequent editions or revisions thereto, except where, and to the extent, a specific edition has been specified in this Agreement.

“WARN” or “WARN Act” shall mean the United States Worker Adjustment Retraining and Notification Act, together with any state and local laws, ordinances or regulations of similar import applicable to the Hotel, all as the same may have heretofore, or may hereafter, be amended.

1.2 References.
All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement. In addition, the words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or article.
ARTICLE II

Appointment of Manager and Term

2.1 Appointment of Manager.
Owner hereby appoints Select as its sole and exclusive agent to supervise, direct, control, manage and operate the Hotel, and all of the facilities and amenities comprising any part of the Hotel for the Term and Select hereby accepts said appointment and shall supervise, direct, control, manage and operate the Hotel during the Term strictly in accordance with and subject to, the terms and conditions of this Agreement. In the performance of its duties and obligations hereunder, Select agrees that it shall at all times (i) manage and operate the Hotel for the account and benefit of the Owner in a business-like and efficient manner in accordance with the terms of this Agreement and the Franchise Agreement and (ii) use that degree of skill, care and diligence as is customary and usual of operators of select service hotels in the United States, subject in all cases to the System Standards and to the terms and conditions of this Agreement.
2.2 Chain Conflicts.
Owner has chosen Select for the supervision, direction, control, management and operation of the Hotel in substantial part because of Select’s management and operation of a chain of select service hotels, and the benefits that Owner expects to derive by including the Hotel as part of Hyatt Place Hotels pursuant to the terms of this Agreement and the Franchise Agreement. Owner has determined, on an overall basis that the benefits of operation as part of Hyatt Place Hotels are substantial notwithstanding that not all Hyatt Place Hotels will benefit equally by inclusion therein. Owner consents to the operation by Select of its chain of hotels and to the addition of other hotels to the chain of Hyatt Place Hotels wherever located (including the operation or addition of other hotels that may otherwise be deemed competitive with the Hotel), subject to the terms of the Franchise Agreement.
2.3 Term.
This Agreement shall be effective on and as of the date hereof. The Term of this Agreement, however, shall commence on the Opening Date and shall continue until 11:59 p.m. (local time at the Hotel) on the earlier of (i) the tenth (10th) anniversary from the Full Conversion Date, unless this Agreement is sooner terminated as herein provided; or (ii) the expiration or termination of the Franchise Agreement. On the Full Conversion Date, Owner and Select shall enter into an addendum of this Agreement, in the form of Exhibit B attached hereto setting forth the date of the Full Conversion Date and the date on which the Term expires and a counterpart of such addendum shall be attached to and become a part of each counterpart of this Agreement.
2.4 Gaming Regulations. As previously disclosed to Owner, certain Select Affiliates are engaged, in the United States and certain foreign countries, in the ownership and operation of gaming facilities. As such, Select and its Affiliates are subject to licensing and other gaming regulations which, among other things, prohibit association by Select with Persons deemed, by gaming regulators, to be unsuitable. To be compliant with gaming regulations, Select periodically undertakes a gaming compliance review. Owner agrees to use reasonable efforts to provide Select such information regarding Owner and its Affiliates and Ownership Participants (other than proprietary confidential or non-public information) as Select reasonably requests to complete its compliance review, and will use reasonable efforts to obtain such information from actual or potential Lenders and Ground Lessors, all at Select’s sole cost and expense. In addition, if, at any time during the Term, or during the Pre-Opening Period, either Select or any of its Affiliates receives notice from any gaming regulatory authority in any jurisdiction in which Select, or its said Affiliates, conducts, or intends to conduct, gaming operations, requesting information regarding Owner or any Ownership Participant, Owner agrees that it shall, and shall cause said Ownership Participant to, provide such information to Select promptly at Select’s sole cost and expense. In the event any gaming regulator shall determine that any gaming license applied for or held by Select, or any of its Affiliates, are subject to denial, revocation or non-renewal by reason of Select’s association with Owner or any Ownership Participant, or any Lender or Ground Lessor, Select shall have the right, exercisable by written notice to Owner, to terminate this Agreement (and, if applicable, the Franchise Agreement), and all the rights and obligations of the parties hereunder (and, if applicable, under the Franchise Agreement), such termination to be effective upon the date (not sooner than ninety (90) days nor later than one hundred eighty (180) days after delivery of said notice) set forth in the notice from Select to Owner.
2.5 Termination for Failure to Meet Owner’s Priority. Starting on the day which is the fifth (5th) anniversary date from the Full Conversion Date, and each anniversary thereafter, if the Adjusted NOI of the Hotel for the Fiscal Year immediately preceding such anniversary date is less than Owner’s Priority, either Owner or Select shall have the right to terminate this Agreement by notifying the other of such termination in writing within ninety (90) days following the applicable anniversary date, provided that Owner has received the Adjusted NOI calculation from Select not less than thirty (30) days following such anniversary date. If Owner does not receive the Adjusted NOI calculation from Select within thirty (30) days following such anniversary date, the period in which Owner may terminate this Agreement pursuant to this Section 2.5 shall be extended for such number of days as are necessary to provide Owner with a full 60 day period in which to terminate this Agreement following receipt of the calculation of Adjusted NOI. The effective termination date shall be specified in such notice, but shall not be on a day which is less than ninety (90) days or more than one hundred twenty (120) days from the date of the written notice. Upon such termination, unless the Franchise Agreement is then in default beyond any applicable cure period, the Franchise Agreement shall continue to remain in full force and effect pursuant to the terms thereof and the provisions of Article XV shall govern with respect to the transition required for such termination of this Agreement. Notwithstanding such termination, all amounts incurred by Select and its Affiliates pursuant to the terms and conditions of this Agreement shall be due and payable in accordance with the provisions of this Agreement.
2.6 Termination of Existing Agreement. The Opening Date shall occur as soon as practicable after the receipt of written approval of the Conversion from Franchisor in accordance with the Franchise Agreement. In connection with the execution hereof, Owner and Existing Manager shall execute a termination agreement, terminating the Existing Agreement as of the Opening Date, which termination agreement shall be in the form of Exhibit D attached hereto setting forth the effective date of the termination.
2.7 Franchise Royalty Fee. Notwithstanding anything to the contrary in this Agreement or the Franchise Agreement, during the first sixty (60) months after the Full Conversion Date, Franchisor, by execution hereof, agrees that the Royalty Fee (as defined in the Franchise Agreement) otherwise payable by Owner for any Fiscal Year shall be reduced, up to the full amount of any such Royalty Fee as calculated under the Franchise Agreement, in the event of any Deficiency for such Fiscal Year, to the extent of the Deficiency remaining after reduction of the Basic Fee in accordance with Section 5.1(b). The obligation of Franchisor to reduce or eliminate its Royalty Fee in any Fiscal Year is limited to the full amount of the Deficiency for such Fiscal Year only, and the Royalty Fee for any Fiscal Year shall not be reduced as a result of any Deficiency in any prior or subsequent Fiscal Year. Owner hereby agrees that, for any Fiscal Year, the combined obligation of Franchisor and Select to reduce their respective fees as set forth in this Section 2.7 and Section 5.1 shall not exceed the amount of Deficiency for such Fiscal Year. In each Fiscal Year during which both the Royalty Fee and the Basic Fee are reduced due to a Deficiency, the Basic Fee shall be reduced in full before the Royalty Fee is reduced to cover any remaining amount of the Deficiency. To the extent Franchisor has received any such Royalty Fees it will remit such fees to Owner as determined herein. See example set forth on Exhibit E hereto for a demonstration of this calculation.
ARTICLE III

Operating

3.1 Operating Authority in General.
Select shall operate the Hotel only for its intended purpose as a hotel conforming to the System Standards. In performing its duties and responsibilities hereunder, Select shall have the sole and exclusive right and full authority to direct, manage and control all aspects of the management and operation of the Hotel, in the discretion of Select, in accordance with the terms and conditions of this Agreement and the System Standards. Such authority shall include the right and power to negotiate and enter into such reasonable contracts as may be reasonably necessary or advisable in connection with the operation of the Hotel, the right to determine the terms of admittance, charges for rooms, charges for entertainment, food and beverage, the right to set labor policies (including wage rates and fringe benefits and other items comprising Employee Costs), the right to advertise and market the Hotel alone, as part of the chain of Hyatt Place Hotels or as part of the chain of other Hyatt hotels, and all phases of promotion and publicity relating to the Hotel, and otherwise to do and perform all such acts and things as may be reasonably necessary or desirable to fulfill its express duties and obligations hereunder consistent with and in accordance with the terms of this Agreement. Select shall not have the right to enter into collective bargaining agreements and labor or other employment agreements binding or affecting the Hotel (unless ordered to do so by a court of law) without the consent of Owner, which consent may be withheld in Owner’s sole discretion. Select and its Affiliates also shall not have the right to enter into collective bargaining agreements and labor or other employment agreements for other properties, whether master agreements or otherwise, that govern the Hotel or agree to grant concessions or set wages that affect the Hotel (unless ordered to do so by a court of law) without the consent of Owner, which can be withheld in Owner’s sole discretion. In addition, Select shall have reasonable and customary operating discretion and authority consistent with the terms of this Agreement.
3.2 Specific Covenants, Duties and Obligations of Select.
In addition to each of the other covenants, duties and obligations of Select hereunder, Select hereby agrees, throughout the Term, that it shall (and shall have full right and authority to), subject in all events to the availability of adequate funds in the Operating Accounts and the overall standard of skill, care and diligence set forth in Section 2.1:
(a) Establish rates for hotel usage including room rates for individuals and groups, charges for food and beverage and for use of recreational or other guest facilities or amenities at the Hotel. Select shall not provide rooms, goods or services on a complimentary or discount basis except as reasonably approved by Owner and in accordance with the Franchise Agreement and Select’s standard policies in effect, from time to time. The Hotel’s general manager shall have the right, in his/her discretion, to grant discounted or complimentary rooms, food, beverage or other hotel services, consistent with industry standards, when he/she reasonably deems the same to be in the best business interests of the Hotel. All such discounts and complimentary grants shall be disclosed at least monthly to Owner.
(b) Establish and maintain a sound system of accounting and record keeping, with adequate systems of internal accounting controls so as to enable Owner to comply with applicable Legal Requirements. In addition to the foregoing, Select shall develop and implement an appropriate records management and retention system and policies, providing for the maintenance, storage and destruction of Hotel records.
(c) Take good care of the Hotel and use reasonable efforts to maintain the same in good condition and repair throughout the Term including all portions of the Building, Building Systems, FFE and Operating Equipment, all in accordance with maintenance programs established by Select from time to time and as required by the Franchise Agreement for the Hotel, subject to ordinary wear and tear, the availability of funds, the limitations on Capital Expenditures herein set forth, and Force Majeure Causes. In connection with the foregoing, Select shall arrange for all maintenance and service contracts reasonably necessary for the maintenance and protection of the Hotel, and its various parts, including, without limitation, elevator maintenance, extermination services, trash removal, fuel supply and utility services, any of which may be provided through a Purchasing Company contract or other contracts with other third parties and all of which shall be set forth in the Annual Plan.
(d) Upon request of Owner from time to time, make available, for inspection (but not copying) by Owner, copies of all employee handbooks, manuals, policies and procedures, including, without limitation, copies of employee manuals and handbooks, in effect at the Hotel, all of which are Proprietary Materials and shall be kept confidential by Owner and returned to Select upon expiration or earlier termination of this Agreement.
(e) Pay all bills and invoices for the Hotel other than Debt Service, real estate and personal property taxes and insurance premiums (unless Owner has elected to participate in Select’s insurance programs and then only to the extent it has so elected) and cooperate with Owner in contesting any such taxes, should Owner so elect.
(f) As agent for Owner, (i) enforce the rights of Owner under any leases, licenses or concession agreements with respect to the Hotel, and provide for the benefit of all tenants, licensees or concessionaires those Hotel services required to be provided by Owner as landlord thereunder and (ii) without limiting the generality of the foregoing, use commercially reasonable efforts to collect all rents from tenants, licensees and concessionaires and shall deposit the same in the Operating Accounts, all subject to the terms and conditions of this Agreement.
(g) Adopt and implement appropriate credit policies and procedures, including, without limitation, policies regarding the acceptance of credit cards, but Select shall in no event be deemed a guarantor of the credit of any guest, group, patron, travel agent or credit card company.
(h) On behalf of Owner, collect, account for and remit promptly to proper governmental authorities all applicable excise, sales and use taxes or similar governmental charges collected by the Hotel directly from patrons or guests such as gross receipts, admission, cabaret, use or occupancy taxes, or similar or equivalent taxes (except that portion thereof, if any, which is required to be collected, or whose collection has been assumed, by a third party electronic distribution intermediary such as, for example, Expedia.com), subject to the collectibility thereof from such patrons or guests.
(i) Keep the Hotel fully stocked and equipped with all necessary inventories of food, operating supplies, beverages and other consumables, and Operating Equipment.
(j) Plan, prepare and supervise such marketing, advertising, sales, public relations and promotional programs or campaigns for the benefit of the Hotel as are necessary or appropriate in Select’s reasonable opinion, in addition to participation by the Hotel in Shared Services and other programs as required by the Franchise Agreement, including, without limitation, participation in airline frequent traveler programs, all in accordance with the Annual Plan.
(k) As agent of Owner, comply with the terms of and perform the obligations under the Franchise Agreement that are within the bounds of authority conferred to Select hereunder.
3.3 Hotel Employees.
Select shall select, appoint and supervise all personnel for the proper operation of the Hotel and in order to enable Select to perform its duties and obligations under this Agreement. All employees of the Hotel shall be the employees of Select, and Select may reimburse itself out of the Operating Accounts for all Employee Costs. Unless the amount thereof has been deducted in computing the amount of reimbursement to Select for Employee Costs, Select shall remit to Owner, by deposit to the Operating Accounts, the full amount of the net benefit of any tax credits received by Select by reason of employment at the Hotel after deduction for any costs incurred in applying for or claiming said tax credits. Select shall have the sole and exclusive right and authority to direct Hotel employees and to hire, promote, demote, transfer in or transfer out, discipline, suspend or terminate any and all Hotel employees; provided that Owner shall have the right to approve the general manager and the senior personnel at the Hotel, which approval shall not be unreasonably delayed or withheld.
3.4 Limitations on Select’s Authority.
Notwithstanding anything herein contained to the contrary and in addition to any other limitations and restrictions herein contained, the following provisions shall constitute limitations and restrictions on the rights or authority of Select hereunder:
(a) Except for an “Excluded Transaction”, and subject to the provisions of this Agreement regarding contracts with Select Affiliates, Select shall not, without the consent of Owner, enter into any contract or other arrangement (or series of related contracts or arrangements) if the expenditures thereunder would, or are reasonably anticipated to, exceed Twenty-Five Thousand Dollars ($25,000) (subject to annual CPI adjustment) in the aggregate, or if the non-cancelable term of such contract is in excess of one (1) year or would extend beyond the Term. For purposes hereof, the term “Excluded Transaction” shall mean: (i) employment or compensation arrangements so long as the same (other than fringe benefit programs) do not involve a non-cancelable term in excess of one (1) year and are in accordance with the Annual Plan; (ii) costs incurred under Chain Contracts to the extent applicable to the Hotel and in accordance with the Annual Plan; (iii) expenditures under the Capital Budget as provided in Section 3.10(c)(3); (iv) expenditures incident to the booking of rooms, food and beverage and other Hotel business entered into in the ordinary course of business and performing Hotel obligations under any such booking arrangements, all in accordance with the Annual Plan; (v) contracts or expenditures reasonably required in order to protect life, health, safety or property in cases of emergency or casualty; (vi) contracts settling, or partially settling, litigation matters (including, without limitation, arbitrations and administrative proceedings) in accordance with the provisions of Section 3.11 and (vii) contracts or expenditures for customary operating costs, including without limitation, contracts and expenditures for utility services in accordance with the Annual Plan.
(b) Owner shall have the sole power and authority to settle any property insurance claims and any condemnation awards regardless of amount.
(c) Owner shall have the right to approve the institution or defense of any legal or equitable proceedings with respect to the Hotel, including the selection of counsel, excluding, however, (i) routine collection litigation; (ii) selection of labor counsel in connection with collective bargaining matters and any other employment matters relating to the Hotel employees and (iii) other matters involving ordinary day to day operations of the Hotel; in each of cases (i), (ii) and (iii) of this Section 3.4(c), wherein the amount in controversy is less than Twenty Five Thousand Dollars ($25,000) (subject to annual CPI adjustment), all such excluded matters (including the selection of counsel with respect thereto) are within the operating authority of Select.
(d) Except for Shared Services, Mandatory Contracts, and purchases made by or through a Purchasing Company, as contemplated under the provisions of this Agreement, Select shall not purchase goods, supplies or services from itself or any Affiliate, or enter into any other transaction with an Affiliate of Select wherein any portion of the cost thereof will be paid or reimbursed by the Hotel, except with the prior written consent of Owner. Notwithstanding the foregoing, recognizing the varied nature and scope of investments by or on behalf of the Pritzker Family, there may be situations where a company in which the Pritzker Family holds an interest does business, directly or indirectly, with Select or individual Hyatt Place Hotels, in some cases without the knowledge of such interest by Select. Subject to the provisions of the succeeding sentence of this Section 3.4(d), any such transactions entered into in the ordinary course of business will not be deemed a violation of the provisions of this Section. However, where the Pritzker Family interest is material and is known or becomes known to Select, Select will inform Owner, and will discontinue such arrangements if Owner so requests.
(e) Select shall not enter into any leases for space in the Hotel without the prior approval of Owner.
(f) No agreement shall be binding on Owner or the Hotel after the Termination of this Agreement unless (i) it is terminable without penalty or termination cost upon one month’s or less notice or (ii) the agreement is approved by Owner.
3.5 Excuse for Performance.
Anything in this Agreement to the contrary notwithstanding, Select shall be excused from its obligations to operate the Hotel in conformity with its obligations under this Agreement: (i) to the extent and whenever Select is prevented from compliance with such standards by reason of the occurrence of a Force Majeure Cause; (ii) to the extent of any breach by Owner of any provision hereof; or (iii) to the extent and wherever there is herein provided a limitation on Select’s abilities to expend funds, or an insufficiency of funds available to Select, in respect of the Hotel when such limitation or insufficiency shall reasonably prevent Select from complying with such standards.
3.6 Shared Services.
Throughout the Term, Select shall make available to and for the benefit of the Hotel the full range of Shared Services (as they may be added, deleted or altered by Select, from time to time) made available to other Select operated or managed Hyatt Place Hotels, from time to time. Notwithstanding the foregoing, Owner shall have the right, at its option, from time to time, to elect not to participate or receive any of the Shared Services that are listed on Exhibit C-2 hereto as “non-mandatory”. Unless otherwise set forth on Exhibit C-2, all other Shared Services shall be deemed mandatory, subject to Owner’s rights set forth in Section 3.7(c) hereof.
Upon request by Owner, Select shall disclose such financial statements regarding the Shared Services listed in Exhibit C-2 as are reasonably necessary to demonstrate the allocation of Shared Services Costs.
3.7 Purchasing.
During the Term, Select shall arrange for the purchase of Operating Equipment, consumables and inventories and services, in compliance with the provisions of this Agreement and specifically, the Annual Plan. All such purchases shall, at Select’s discretion, be made either directly from vendors and suppliers or through the services of one or more Purchasing Companies, subject to Owner’s rights set forth in Section 3.7(c) hereof. In connection with any purchases of goods or services for the Hotel, the following provisions shall apply:
(a) Neither Select, Rosemont nor any Purchasing Company shall make any purchases of initial quantities of FFE or Operating Equipment, or of FFE in connection with a Refurbishing Program, except with the express written approval of Owner. With respect to any purchases contemplated by this subsection (a), Select shall enter into separate contracts or agreements on behalf of Owner with Rosemont setting forth the scope of purchasing services, the terms and conditions applicable thereto, and the fees, commissions, rebates or other remuneration to be paid in connection therewith.
(b) For all purchases of goods or services for the Hotel made pursuant to Mandatory Contracts, Select shall receive no fees, rebates or commissions under or with respect to such purchases, unless as otherwise specifically provided hereunder, although certain of the Chain Contracts may provide for promotional or other allowances that are then allocated among participating Hyatt Place Hotels on a fair and equitable basis as reasonably determined by Select. Select shall maintain a current list of Mandatory Contracts, which list shall be provided to Owner, typically on an annual basis in connection with the delivery of the Annual Plan or as otherwise requested by Owner. Owner shall have the right to request at such times and in such detail as it shall reasonably request that Select disclose the costs for the Hotel associated with each Chain Contract, including on a cumulative annual basis and on a per room night basis, and if any costs are shared with other properties, the basis for such sharing. Other than for goods or services provided by Avendra, LLC, if such costs are in excess of 105% of the costs that would have been charged by competing suppliers of similar quality, then Owner shall have the right to request that Select use the competing supplier only if they meet the System Standards and doing so will not cause unreasonable contract administration obstacles for Select.
(c) Select currently makes various goods and services available to Hyatt Place Hotels through a centralized purchasing program currently administered by Avendra, LLC (“Avendra”), a procurement services company in which an Affiliate of Select has a minority ownership interest, and which, for purposes of this Agreement, is a Purchasing Company. While Select receives no fees, commissions, rebates or other remuneration in connection with such purchasing services, the Purchasing Company may receive fees, rebates or commissions on goods or services so provided (which include a profit component). Owner shall be entitled from time to time to elect whether, and the extent to which, the Hotel shall use the services of the Purchasing Company (other than in the case of Mandatory Contracts and Avendra, LLC), and, if not, may designate other purchasing agents, vendors or suppliers for the Hotel, subject to the following conditions: (i) the goods or services available from such purchasing agent, vendor or supplier shall be of equal or better quality and at comparable or better prices, as those purchased through Purchasing Company or from Select-designated vendors or suppliers; and (ii) reliability of service and delivery schedules are comparable to that available from Purchasing Company or Select-designated vendors and suppliers. If Owner requests that Select obtain goods or services provided by Avendra, LLC from another supplier or vendor at a lower price than that quoted by Avendra, Select shall make good faith efforts to accommodate such request subject to the conditions of (i) and (ii) above, and its obligations under its agreement with Avendra.
(d) With respect to any purchases of FFE or Operating Equipment, other than as provided in subsection (a) above and goods or services not covered by a Mandatory Contract, if Select has the right and authority hereunder to make such purchases, it may do so through Rosemont (or its successor), and may pay a fee or commission to Rosemont from the Operating Accounts at the standard fee or commission rate then being charged by Rosemont; provided, however, at any time during the Term, Owner shall have the right to (i) direct in writing that Select use the services of an alternate purchasing agent recommended by Owner for all such purchases and/or (ii) designate local or other sources of supply therefor. In either event, Select shall comply with any such written direction from Owner, provided, however, the provisions of Section 3.7(c) regarding Owner designation of vendors, suppliers and purchasing agents also shall be applicable to this Section 3.7(d). Select shall provide Owner with information, including pricing and all specifications reasonably requested by Owner to allow it to consider alternative bid proposals in connection with any such purchases or contracts.
3.8 Legal Requirements.
On the Opening Date, Owner and the Hotel shall have met all applicable Legal Requirements, including, without limitation, the procurement of all liquor and other licenses required to meet such Legal Requirements. Throughout the Term, Select shall operate the Hotel in compliance with all Legal Requirements including the rules, regulations or orders of any agency or instrumentality establishing life safety or fire safety standards applicable to the Hotel. Following the Opening Date, Select shall maintain in Owner’s name or in Select’s name, or both, as may be required by Legal Requirements, and shall keep in force any and all licenses or permits required for the operation of the Hotel and its related facilities, but not of permits (such as certificates of occupancy) relating to the Hotel’s structure, which shall be the responsibility of Owner. To the extent required in order to obtain or maintain licenses or permits, Owner shall cooperate in all reasonable respects.
3.9 Operating Accounts.
Select shall establish one or more Operating Accounts in a bank or banks designated by Owner, and also shall maintain sufficient sums on hand at the Hotel in house banks and petty cash funds to meet cash needs of Hotel operations. Absent unusual circumstances, the cash balance maintained in such Operating Accounts is not expected to exceed Thirty Thousand Dollars ($30,000). All such Operating Accounts shall be maintained in the name of Select as agent for Owner, and all funds deposited therein shall be the sole property of Owner. All monies transferred to Select as working capital by Owner shall be deposited in the Operating Accounts, together with all monies received by Select from the operation of the Hotel. So long as and to the extent there are available funds in the Operating Accounts, Select shall pay out of such accounts all costs and expenses incurred in connection with the operation of the Hotel (other than property taxes, Debt Service and insurance premiums, unless Owner has opted to participate in the insurance program provided by Select) and all other amounts to be paid by Select under this Agreement. Checks or other documents of withdrawal drawn upon the Operating Accounts shall be signed exclusively by representatives of Select or Hotel employees designated by Select, as agent for Owner. All persons drawing on such accounts shall be bonded or insured. Owner may grant security interests in the Operating Accounts to secure the obligations of Owner to Lenders and Select acknowledges that Owner or its Affiliates has granted security interests in the Operating Accounts pursuant to the Existing Loan Documents.
Unless due to Select’s Grossly Negligent Acts or Willful Misconduct, any loss suffered in an Operating Account shall be borne by Owner and Select shall have no liability or responsibility therefor.
Select will provide Owner with regular accounting of all deposits to and withdrawals from the Operating Accounts on a monthly basis.
3.10 Annual Plan.
(a) Preparation and Submission.
(1) No later than November 1st of each calendar year during the Term, Select will prepare and submit to Owner for the following calendar year by month (i) a forecasted budget of the Hotel’s operations, including forecasts of revenues and departmental operating expenses and the assumptions underlying the same; (ii) a proposed marketing plan; and (iii) a proposed budget of Capital Expenditures (for this purpose, inclusive of additions to and replacements of FFE). The materials described in clauses (i) and (ii) above are herein collectively referred to as the “Operating Budget”, the budget referred to in clause (iii) above is herein referred to as the “Capital Budget” and they are collectively referred to as the “Annual Plan”.
(2) The Annual Plan shall be prepared in accordance with Select’s standard internal planning and budgeting procedures and shall be in a format reasonably acceptable to Owner. Owner agrees that it shall promptly review all Operating Budgets and Capital Budgets upon receipt, and Select agrees that it shall provide Owner with such additional and supplemental information with respect thereto as shall be reasonably requested by Owner.
(3) Promptly after submission of the Annual Plan, representatives of Owner and Select shall meet at the Hotel or at such other location as may be mutually agreed and at a mutually convenient time to discuss, and attempt in good faith to agree upon, the Annual Plan as provided below.
(b) Operating Budget.
(1) All items of expenditure contained in the Operating Budget shall be subject to approval of Owner except for the following (unless otherwise specifically set forth herein): (i) costs associated with contracts or arrangements Select has made for Select operated or managed Hyatt Place Hotels or other hotels operated or managed by Select or its Affiliates in accordance with Select’s authority under the terms of this Agreement including, without limitation, Mandatory Contracts; (ii)menu prices; (iii) individual compensation levels for Hotel employees or for Select chain-wide or regional fringe benefit programs; or (iv) other expenditures required to be made under this Agreement and the Franchise Agreement including, without limitation, expenditures for Management Fees and Shared Services Costs. Owner shall not withhold its approval for any expenditures that are reasonably necessary, in nature or amount, to enable the Hotel to continue operating in accordance with the System Standards and in compliance with the terms of the Franchise Agreement.
(2) Subject to the foregoing, Select shall take into consideration the views and suggestions of Owner regarding the Operating Budget. Owner and Select shall attempt, in good faith, to reach a mutually satisfactory agreement, and incorporate any such agreements into the Operating Budget. Owner shall have the right to suggest changes in operating policies and in the proposed Operating Budget that it considers reasonably necessary to achieve the objectives of near-term and long-term maximization of Hotel profits, subject to the System Standards. To the extent Select disagrees with Owner’s suggestions and comments, Select shall provide written explanations for its disagreements. Promptly following the foregoing discussions and explanations, Select shall submit a revised Operating Budget for further comment and discussion in the manner set forth above. Thereafter, the parties shall continue to discuss the Operating Budget until such time as both Select and Owner shall have reached agreement on all items comprising the Operating Budget for which Owner has approval rights hereunder.
(3) Until such time as the parties have agreed on all line items of the proposed Operating Budget for which Owner has approval rights hereunder, Select shall have the right to operate the Hotel in accordance with an Operating Budget comprised of those line items that do not require Owner approval hereunder and those line items that have been agreed upon by Owner and Select. For those line items for which Owner has approval rights hereunder, but not yet approved by Owner, Select shall operate in accordance with the standards of operation and operating policies in effect during the preceding Fiscal Year for those line items (or, for the Hotel’s first Fiscal Year, as proposed by Select at the opening of the Hotel). Once the Operating Budget has been approved by Owner and Select, Select agrees that it shall use commercially reasonable efforts to operate the Hotel in a manner consistent with the approved Operating Budget.
(4) Notwithstanding anything to the contrary in this Section 3.10, the forecasts of revenues and estimated expenses contained in the Operating Budget represent Select’s best estimate of the same for the following Fiscal Year and not in any way a guarantee of actual results. Actual revenues and expenses can vary from forecasts and estimates for reasons beyond the reasonable control of Select due to unanticipated market circumstances. Owner acknowledges that so long as Select uses commercially reasonable efforts to operate the Hotel in a manner consistent with the approved Operating Budget and the terms of this Agreement, Select shall have no liability to Owner, and shall not otherwise be deemed in Default hereunder, if actual operating results vary from the Operating Budget.
(5) If at any time during any Fiscal Year, Select anticipates that revenues shall be materially less or expenditures shall be materially more than those forecasted in the Operating Budget, Select shall promptly so notify Owner and may, but has no obligation to, submit revisions to the Operating Budget for Owner approval as provided above, and the need for any such reforecasting of the Annual Plan, or any portion of it, shall not be deemed an Event of Default by Select hereunder.
(c) Capital Budget Approval.
All items of expenditure contained in the Capital Budget shall be subject to Owner’s prior approval, and Owner and Select will cooperate in good faith to finalize within 90 days of receipt all Capital Budgets or relevant portions thereof that are reasonably necessary for the operation of the Hotel.
Owner shall administer the Capital Budget and oversee all expenditures under the Capital Budget. Select may not incur Capital Expenditures except for the following: (i) expenditures, including Capital Expenditures, which Select reasonably deems necessary to minimize personal injury and property damage in cases of casualty or emergency, and (ii) expenditures for emergency purchases, including Capital Expenditures, that Select reasonably deems necessary in order to provide essential guest services consistent with System Standards.
3.11 Legal Proceedings.
Subject to Section 3.4(c), legal proceedings arising in the ordinary course of business of the Hotel, such as collections, enforcement of Hotel contracts, proceedings against Hotel guests or commercial tenants for amounts due, may be instituted by Select in its name using counsel designated by Select. In addition, Select shall have the right to defend, through counsel designated by it, legal proceedings brought against Select arising from or relating to the operation of the Hotel, against the Hotel together with one or more other Hyatt Place Hotels, or against the Hotel in the ordinary course of business. Select shall forward to insurer all claims against Owner or Select arising out of the management or operation of the Hotel that are covered in whole or in part by insurance. Owner and Select shall cooperate with each other in such legal proceedings. The costs of all legal proceedings arising from or relating to the operation of the Hotel (other than any claims relating to Title III of the Americans with Disabilities Act and environmental laws relating to the Site (unless arising out of requirements set forth in the Master Agreement or the Franchise Agreement), the defense and costs of which shall not be deemed Hotel expenses but shall be paid exclusively by Owner), whether incurred by Owner or Select, inclusive of damages, awards, fines and penalties, if any, shall be deemed Hotel expenses and be deducted in computing Adjusted NOI, except in cases of gross negligence, willful misconduct, recklessness or intentional misconduct of Owner or in cases of Select’s Grossly Negligent Acts or Willful Misconduct, in which event all such costs of such proceedings, whether incurred by Select or Owner, shall be borne by the party whose conduct resulted therein. The costs relating to actions or proceedings against Select relating to the Hotel together with one or more other Hyatt Place Hotels, shall (subject to the limitations set forth in the preceding sentence) be allocated on a fair and reasonable basis among the Hotel and such other Hyatt Place Hotels to which such proceedings may relate.
3.12 Maintenance Cap Ex Reserve.
During the Term, for purposes of calculating Adjusted NOI, there shall be deducted from Income After Undistributed Operating Expenses, on a monthly basis, an amount equal to three percent (3%) of the Gross Receipts for each calendar month through and including the end of the first (1st) Fiscal Year hereunder; 3.5% of the Gross Receipts for each calendar month thereafter until the end of the eighth month of the second (2nd) Fiscal Year hereunder; 3.5% of the Gross Receipts for the last four calendar months of the second (2nd) Fiscal Year hereunder if Full Conversion occurs prior to September 1 of that Fiscal Year; 3.25% of the Gross Receipts for the last four calendar months of the second (2nd) Fiscal Year hereunder if Full Conversion does not occur prior to September 1 of that Fiscal Year; four percent (4%) of the Gross Receipts for each calendar month thereafter until the end of the fourth (4th) Fiscal Year hereunder; five percent (5%) of the Gross Receipts for each calendar month thereafter until the end of the fifth (5th) Fiscal Year; and four percent (4%) of the Gross Receipts for each calendar month thereafter.
3.13 Intentionally Omitted.
3.14 Distributions to Owner.
Each week and at the end of each month during the Term, Select shall remit to Owner out of the Operating Accounts by wire transfer the amount (“Owner’s Remittance Amount”) by which the total funds then in the Operating Accounts exceed Thirty Thousand Dollars ($30,000). Each remittance shall be paid to Owner by wire transfer pursuant to written instructions delivered to Select, or to such other account or accounts as Owner may, from time to time, designate in a notice to Select. Notwithstanding the foregoing, if Select reasonably anticipates that circumstances will require the cash balance in the Operating Accounts to exceed $30,000 in order to carry on the uninterrupted operation of the Hotel in accordance with System Standards and enable Select to perform its obligations hereunder, upon Select’s request, Owner shall, at its option (i) permit Select to withhold additional funds or (ii) wire sufficient funds into the Operating Accounts to meet such circumstances and Owner will reasonably cooperate with such request.
ARTICLE IV

Financing

4.1 Owner Financing.
Select acknowledges that Owner intends to finance the construction, development, furnishing and equipping of the Hotel through equity and/or debt financing. Owner shall have full discretion in arranging financing, all of which shall be arranged at the sole cost and expense of Owner. Owner shall likewise have the right to refinance any of Owner’s previous financing.
4.2 Non-Disturbance.
A Subordination Non-Disturbance and Attornment agreement (“SNDA”) shall be requested by Owner for each financing. The granting of such SNDA shall be determined solely by the lender in its sole and absolute discretion. Select agrees to execute any and all subordination agreements (with or without non-disturbance) and other documents reasonably requested by lender provided that such documents do not require Select to perform services without compensation or in contravention of Select’s rights and obligations under this Agreement.
Ground Lease. No Ground Lease shall be entered into with respect to the Hotel, including, without limitation, any Ground Lease between Owner and any Affiliate of Owner, unless the Ground Lessor shall theretofore or concurrently therewith have entered into a “Lessor Non-Disturbance Agreement” with Select, whereby, upon a termination of the said Ground Lease during the Term, Select shall attorn to the Ground Lessor with respect to this Agreement, and the Ground Lessor shall agree, for itself and any successor-in-interest under the Ground Lease, to accept such attornment, to assume the obligations of Owner hereunder, and to not disturb or otherwise interfere with Select’s rights, authority or privileges hereunder except in accordance with the express provisions of this Agreement.
4.3 Specific Covenants for the Benefit of Lenders.
[To be included in exhibit.]
4.4 Intentionally Omitted.
4.5 Estoppel Certificates.
Upon written request and within thirty (30) days of receipt of such request, Select shall execute and deliver to Owner or any Lender or Ground Lessor a certificate: (i) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modifications); (ii) stating whether, to the actual knowledge of the Senior Vice President and Managing Director, any Default by Owner exists, and if so, specifying each such Default; and (iii) providing any additional information reasonably requested by Owner or a Lender or Ground Lessor; provided, however, that in no event shall Select be required to agree to any waivers with respect to this Agreement or other agreements in effect between the parties. On similar notice from Select, Owner will use its reasonable good faith efforts to obtain a similar certificate from any Lender (with respect to any mortgage on the Hotel), or any Ground Lessor (with respect to any Ground Lease).
ARTICLE V

Management Fees and Reimbursements

5.1 Management Fees.
For the services to be rendered by Select under this Agreement and subject to the terms of Section 5.2, Owner shall pay Management Fees to Select as follows:
(a) Until the Guarantee Termination Date (if the Opening Date occurs prior to such day), Select shall receive Management Fees equal to the amount of the Excess Cash Flow (as defined in Schedule 3) in excess of “Owner’s Return”. “Owner’s Return” shall mean the sum of (i) the amount of the Threshold (as defined in Schedule 3) and (ii) seventy-five percent (75%) of the Excess Cash Flow above or below the amount of the Threshold, provided however, if the Management Fees for any Fiscal Year are in excess of the Initial Cap (as defined in Schedule 3), as part of Owner’s Return, Owner shall be entitled to receive as part of Owner’s Return, an additional amount equal to ninety percent (90%) of the Excess Cash Flow remaining after the payment of the amount of the Initial Cap. Notwithstanding the foregoing, if during any Fiscal Year, the amount of Owner’s Return is less than the Minimum Return (as defined in Schedule 3), Select shall fund the difference between the amount of the Minimum Return and the amount of Owner’s Return for such Fiscal Year. Owner and Select hereby agree that the definitions set forth on Schedule 3 are derived from the Existing Agreement and shall be in effect only until the Guaranty Termination Date and for purposes of and in connection with this Section 5.1(a) only and it is the intention of the parties that this Section 5.1(a) provide for the same rights and obligations with respect to the management fees and consistent with the Existing Agreement and with past practice of Owner and the Existing Managers.
(b) On and after the Guarantee Termination Date, a basic fee (“Basic Fee”) equal to three percent (3%) of the Gross Receipts, provided however, if in any given Fiscal Year, there is a Deficiency, as calculated monthly on a cumulative Fiscal Year-to-Date basis, with Owner’s Priority being calculated on a monthly and Fiscal Year-to-Date basis by multiplying (A) Project Costs by (B) 9.5% and further multiplying the product thereof by the number of months elapsed in the Fiscal Year divided by 12, then the Basic Fee shall be reduced by an amount equal to the full amount of the Deficiency, provided however, if the amount of the Fiscal Year-to-Date Deficiency exceeds the full amount of the Basic Fee for the Fiscal Year-to-Date, Select shall have no other obligations to Owner with respect to any remaining Deficiency, subject to the Franchisor complying with its obligations under Section 2.7 hereof. The obligation of Select to reduce or eliminate its Basic Fee as to any Fiscal Year is limited to the full amount of the Deficiency for such Fiscal Year only, and Owner and Select hereby agree that the Basic Fee for any Fiscal Year shall not be reduced as a result of any Deficiency in any prior or subsequent Fiscal Year.
(c) On and after the Guarantee Termination Date, an incentive fee (“Incentive Fee”) equal to ten percent (10%) of the amount of Excess Adjusted NOI.
Except for the Management Fees and the fees and reimbursements to Select and its Affiliates referred to herein and in the Franchise Agreement, Select and its Affiliates shall not be entitled to any fees or other form of remuneration or compensation for any services provided to the Hotel. Other than as provided in this Section 5.1, there shall be no reduction in the Basic Fee or other liability to Select for any deficit in Adjusted NOI for any Fiscal Year, nor shall any deficit in Adjusted NOI be carried back to any previous Fiscal Year or carried forward to any subsequent Fiscal Year. Notwithstanding the foregoing, Owner hereby assigns and agrees to deliver to Select (to be retained by Select), promptly upon receipt thereof by Owner, to the extent of any recovery of business interruption insurance attributable to the Management Fees payable hereunder, the amount of the Management Fees required to be covered by business interruption insurance under Section 9.1.
An example of the calculation and payment of Basic Fee and Incentive Fee and the reduction of fees is set forth on Exhibit E hereto, including for periods that are less than a full calendar year.
5.2 Time and Manner of Payment.
Subject to the terms of Section 2.7 and Section 5.1, with respect to any Fiscal Year and each calendar month included therein, Select shall calculate and deliver to Owner an accounting of Owner’s Return, any Basic Fee, Incentive Fee and Royalty Fee, which amounts due or owed shall be payable in monthly installments of the respective amounts provided in Section 2.7 and Section 5.1 hereof by Select (i) to Select and Franchisor by withdrawing the same from the Operating Accounts or to Owner by depositing same into the Operating Accounts, or (ii) if prior to the Guarantee Termination Date Owner’s Return is less than the Minimum Return for such calendar month, to Owner by depositing the same into the Operating Accounts, in each of (i) and (ii), within 15 days after Select shall have furnished to Owner the unaudited financial statement for such calendar month pursuant to Section 6.2 hereof to which Owner had not then objected pursuant to Section 6.3 hereof.
5.3 Shared Services Costs and Franchise Fees.
In addition to the Management Fees and all other amounts required to be paid to Select and its Affiliates under this Agreement, Owner shall pay to Select and its Affiliates the Hotel’s Shared Services Costs set forth in the agreed upon Annual Plan. Shared Services Costs shall be assessed to the Hotel (and paid by Owner) on the same basis (although not necessarily in the same overall dollar amount) as assessed to other Select managed or operated Hyatt Place Hotels and other hotels managed or operated by Select or its Affiliates (including hotels owned by Select or its Affiliates) receiving Shared Services. Such amounts shall be paid to Select, on a monthly basis, by Select’s withdrawing the same from the Operating Accounts on scheduled dates during such month when such amounts are generally payable to Select by other Hyatt Place Hotels. In the case of fees due under the Franchise Agreement, subject to provisions of Section 2.7, Owner hereby authorizes Select on behalf of Owner, to pay such fees out of the Operating Accounts consistent with the terms of and requirements under the Franchise Agreement. If the Hotel is closed as a result of casualty or Force Majeure Cause and remains closed for reasons beyond the control of both parties, Owner shall not be obligated for payment of Shared Services Costs during the casualty and Force Majeure Event. However, if a portion of the Hotel remains open or in Select’s reasonable opinion is capable of operation, Owner shall pay Shared Services Costs on a pro rata basis to the extent of the Hotel’s ability to operate for the duration of the casualty or Force Majeure Event until expiration or earlier termination of this Agreement, provided that Select provides to Owner a complete accounting of any such fees.
5.4 Reimbursements.
In addition to the Management Fees, Shared Services Costs, and any other amounts required to be paid to Select or its Affiliates in accordance with the provisions of this Agreement or the Franchise Agreement, Owner shall reimburse Select as follows: (i) for all Employee Costs with respect to the Hotel employees; (ii) travel and other reasonable out-of-pocket expenses of Select personnel when assigned to temporary full-time duty at the Hotel (for the period of such assignment not to exceed ninety (90) days without approval by Owner); (iii) travel and other reasonable out-of-pocket expenses of Select’s divisional or corporate headquarters office staff when traveling for the benefit of the Hotel; (iv) reasonable relocation costs for employees transferred to the Hotel not to exceed $25,000 (unless Owner reasonably approves additional relocation costs); (v) insurance premiums for coverage maintained by Select with respect to the Hotel pursuant to Section 9.2 and for any additional coverage under Select chain-wide policies made available to the Hotel in which Owner elects to participate as provided in Section 9.4; and (vi) all third party costs and expenses incurred by Select, including, without limitation, reasonable attorneys’ fees, in connection with any assistance requested by Owner (such as, for example, but without limitation, execution of consents, agreements or other documents) relating to any sale, transfer, leasing or financing of the Hotel by Owner. The reimbursements provided for in this Section 5.4 shall include only direct out-of-pocket expenses without any overhead and shall be allocated to the Hotel on a direct pass through basis, without mark up or profit, and after deduction for any portions thereof properly allocated to any other Hyatt Place Hotel.
5.5 Tax on Reimbursements.
If Select shall be subject to any tax relating to the operation of the Hotel (including a fee, charge or other imposition for the issuance of a license, permit or the privilege to conduct business at the Hotel), imposed, levied or assessed by any governmental agency or instrumentality (other than income taxes, corporate franchise taxes and other amounts due and payable by Select but not directly related to Hotel operations) due and measured, in whole or in part, by reference to reimbursements to Select by Owner for compensation, employment taxes, fringe benefits or Shared Services Costs paid or payable hereunder, then Owner will indemnify and hold Select harmless from and against any and all liability for such tax or taxes to the extent so measured. Any payments made by Owner in this connection shall be paid from the Operating Accounts and be deducted in computing Adjusted NOI for the period incurred. At Owner’s request, Select will contest, by appropriate proceedings, any liability for any tax which is the subject of the foregoing indemnification, in which case all expenses, attorneys’ fees and costs incurred by Select in contesting or defending itself against such liability shall be deemed a Hotel expense payable from the Operating Accounts.

ARTICLE VI

Books and Records and Reporting

6.1 Financial Records.
Select shall keep full and adequate books of account and other records reflecting the financial results of the operation of the Hotel (the “Financial Records”). Such Financial Records shall, at all times, be kept in all material respects in accordance with the Uniform System and shall be in a form reasonably acceptable to Owner. The Financial Records shall remain the property of Owner, and shall be available at the corporate headquarters of Select for inspection and copying by Owner and its representatives at all reasonable times upon reasonable advance notice to Select. Financial Records shall be maintained by Select pursuant to Select’s records retention programs and policies in effect from time to time, a copy of which shall be made available to Owner.
6.2 Financials.
On a monthly, quarterly and annual basis, no later than twelve (12) days following the end of each monthly and quarterly period, and no later than fourteen (14) days following the end of each Fiscal Year, Select shall deliver the following financial statements (the “Financial Statements”) for the month, quarter or Fiscal Year just ended containing (i) a report on the results of operations of the Hotel showing, in reasonable detail, Gross Receipts for such period by department, Adjusted NOI for such period, and the amount of Management Fees, Shared Services Costs and Franchise Agreement fees paid to Select and its Affiliates during such period and (ii) a comparison of the results of operations for the Hotel for such period then ended with the Operating Budget and with the same period in the immediately preceding Fiscal Year. If Owner desires to obtain an audit of the financial books and records of the Hotel, it shall do so by retaining a firm of independent certified public accountants (“Accountants”) selected by Owner. In connection with such audit, Select shall make available to the Accountants all Financial Records that they may request and shall otherwise cooperate in all reasonable respects for the performance of the audit. The cost of the audit shall be an operating expense (and deducted in computing Adjusted NOI) to be charged in the Fiscal Year in which the audit is conducted and be paid from the Operating Accounts.
6.3 Reports.
During the Term, (a) Select shall deliver to Owner, within 14 days after notice from Owner, a SAS 70 internal control letter with respect to the Affiliate Hotels, in form and substance reasonably satisfactory to Owner, and (b) on a daily basis, Select shall submit to Owner via electronic transmission, the following room statistics for rooms at the Hotel for the preceding day: (i) rooms available, (ii) rooms sold, (iii) rooms revenue, (iv) rooms out of order, and (v) number of rooms complimented. If Owner requests a SAS 70 letter, which letter must be applicable to all Affiliate Hotels, Owner shall pay the first $25,000 of Select’s direct cost and expense of such a letter for the Hotel and all Affiliate Hotels collectively, and then shall pay fifty percent (50%) of the remaining balance of such cost and expense for the Hotel and Affiliate Hotels collectively. Notwithstanding the foregoing, if Select is required to provide a SAS 70 letter for owners of other Hyatt Place hotels, the direct cost and expense of such letter shall be equitably shared among such other owners and Owner.
The Financial Statements delivered and all information contained therein, shall be binding and conclusive on the parties hereto unless, within sixty (60) days following the delivery thereof, either party shall deliver to the other party notice of its objection thereto setting forth in reasonable detail the nature of such objection. If the parties are unable thereafter to resolve any disputes between them with respect to any matter set forth in the Financial Statements within sixty (60) days after delivery of the aforesaid notice of objection, either party shall have the right to cause such dispute to be resolved by arbitration conducted in accordance with the provisions of Article XII below.
6.4 Meetings.
Select agrees that it shall meet with Owner and its representatives, from time to time at the request of Owner to discuss any of the matters set forth in any of the financial or other reports delivered pursuant to Section 6.3 or to discuss matters pertaining to the operation of the Hotel. Such meetings shall be conducted between Owner and one of the Senior Executive Personnel.
ARTICLE VII

Indemnification

7.1 Indemnification of Select.
To the extent Select is not fully recompensed by insurance, Owner hereby agrees to indemnify, defend and hold Select (and its officers, directors, shareholders, agents, employees and Affiliates) free and harmless of and from any and all damages, liability, cost, claim or expense, including, without limitation, reasonable attorneys fees and expenses, arising out of or in any way related to the Hotel or to the performance by Select of its duties hereunder in accordance with the terms hereof, other than any such damages, liabilities, costs, claims or expenses (i) arising out of or in any way related to Select’s negligent selection, appointment, supervision or treatment of, conduct concerning, benefits or compensation provided to, or decision or actions with respect to, employees of the Hotel (which, as set forth in Section 3.3 above, are Select employees), applicants for employment with the Hotel, or other personnel, consultants or contractors used by Select for operation of the Hotel; or (ii) that arise out of or are attributable to Select’s Grossly Negligent Acts or Willful Misconduct; provided, however, Owner shall have no liability hereunder to the extent Select is reimbursed for its loss from the proceeds of insurance maintained in accordance with the provisions of Article IX, and Select agrees that it will, in good faith, pursue its available insurance recoveries prior to making demand on Owner for indemnity. Amounts paid by Owner in fulfillment of its indemnification obligations under this Section 7.1 shall constitute Hotel expenses and shall be deducted in computing Adjusted NOI for the Fiscal Year in which they are incurred.

7.2 Indemnification of Owner.
To the extent Owner is not fully recompensed by insurance, Select hereby agrees to indemnify, defend and hold Owner (its partners, shareholders, officers, directors, agents, employees and Affiliates) free and harmless of and from any and all damages, liabilities, costs, claims or expenses, including, without limitation, attorneys fees and expenses arising out of or in any way relating to (i) Select’s operations, business or conduct other than in connection with the performance of its duties hereunder; (ii) Select’s Grossly Negligent Acts or Willful Misconduct; or (iii) the breach of this Agreement by Select; provided, however, Select shall have no liability hereunder to the extent Owner is reimbursed for its loss from the proceeds of insurance. Owner agrees that it will, in good faith, pursue its available insurance recoveries prior to making demand on Select for indemnity. Amounts paid by Select in fulfillment of its indemnification obligations under this Section 7.2, shall not be deemed an expense of the operation of the Hotel and shall be borne and paid for solely by Select.
7.3 Survival.
The indemnification provisions of this Agreement as set forth in this Article VII shall survive the expiration or earlier termination of this Agreement, but shall relate solely to events occurring or matters arising during the Term.
ARTICLE VIII

Specific Covenants and Representations

8.1 General Covenant of Owner.
In addition to each of the other covenants and obligations of Owner herein contained, Owner hereby agrees to the additional covenants and agreements as set forth in this Article VIII.
8.2 Working Capital.
Except as otherwise provided in this Agreement, at all times during the Term, Owner shall cause sufficient working capital funds to be in the Operating Accounts to ensure (i) the timely payment of all current liabilities of the Hotel (including, without limitation, Management Fees and all other amounts payable to Select and its Affiliates hereunder, and all other items entering into the calculation of Adjusted NOI (other than property taxes, Debt Service and insurance premiums, unless Owner has opted to participate in the insurance program provided by Select) and (ii) the uninterrupted and efficient operation of the Hotel in accordance with the terms of this Agreement. On the Opening Date, Owner shall have adequate funds in the Operating Accounts and all necessary inventories of food, beverages and operating supplies shall be ready and available at the Hotel.
8.3 Payment of Taxes.
During the Term, Owner shall, prior to delinquency, pay all real and personal property taxes assessed against the Hotel other than those being contested in good faith. Such property taxes for any period that includes the Opening Date or the date on which the Term shall expire or otherwise terminate shall be prorated and only the portion of such property taxes applicable to the Term shall be deducted in computing Adjusted NOI hereunder.
8.4 Title.
Owner represents and warrants that it is an entity duly organized in its jurisdiction of organization as set forth herein and has all necessary authority and approvals to enter into this Agreement and perform its obligations hereunder. Owner further covenants that throughout the Term either Owner, its successor or successors-in-interest, shall own the Hotel or have a valid and subsisting leasehold interest therein sufficient to enable Select to perform its duties and obligations hereunder in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, Owner covenants and agrees, for the benefit of Select, as follows:
(a) So long as Select is not in Default hereunder (and so long as any applicable cure period has not expired), Select shall be entitled to operate the Hotel for the Term, and Owner shall, at no expense to Select, undertake and prosecute all appropriate actions, judicial or otherwise, to protect the title or leasehold interest of Owner in the Hotel to enable Select to operate the Hotel in accordance with the provisions of this Agreement, without any interruption.
(b) Keep and maintain, or cause to be kept and maintained, any leases covering real or personal property or other agreements necessary to the ownership or control of the Hotel, or any part thereof, in full force and effect and free from default. Owner shall pay and discharge, or cause to be paid and discharged, any ground rents or other rental payments or other charges payable by Owner in respect of the ownership of the Hotel.
(c) Maintain, or cause to be maintained, in good standing and free from default any and all mortgages affecting the Hotel.
(d) Observe, or cause to be observed, and comply with, or cause to be complied with, any and all liens, encumbrances, covenants, charges, burdens or restrictions pertaining to the Hotel or any part thereof.
(e) Grant no rights or interests in the Hotel, or any part thereof or interest therein that could materially adversely affect the ability of Select to operate and manage the Hotel as herein provided.
8.5 Involvement in Hotel Operations.
Owner acknowledges and agrees that it is appointing Select as its exclusive agent to conduct all Hotel operations on the terms and conditions set forth herein. Subject to the terms hereof, Owner agrees that it will not unduly or unreasonably interfere with the managerial rights and authority of Select hereunder and any exercise thereof by Select, and further agrees that it will not seek to perform or cause another to perform the obligations and duties of Select or interfere or cause another to interfere with the rights of Select under this Agreement.
8.6 Hotel Alterations.
Owner shall not, without prior consultation with Select, modify or alter the Hotel if such modifications or alterations constitutes a Refurbishing Program.
8.7 “As Built” Drawings.
Upon request by Select, if in Owner’s possession, Owner shall provide Select a full set of “as-built” drawings of the Hotel and one set of microfilm or digitized reproductions of those drawings, or such other form as may be reasonably acceptable by Select.
8.8 Representations and Covenants of Select.
(a) Select represents and warrants that it is duly organized as a limited liability company under the laws of the State of Delaware and has all necessary authority and licenses and regulatory and other approvals, to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance by Select of its obligations hereunder will not conflict with or cause a violation of (i) any of Select’s organizational documents, (ii) any contract, agreement or instrument to which Select is a party or by which Select or its properties is bound, or (iii) any statute, rule, regulation, or administrative order applicable to Select or by which Select or its properties is bound.
(b) During the Term, Select shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”). To that end, during the term of this Agreement, Select:
(i) shall not permit wagering activities to be conducted at or in connection with the Hotel;
(ii) shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Equity Inns, Inc.;
(iii) shall be actively engaged in the trade or business of operating “qualified lodging facilities” (defined below) for persons who are not “related persons” within the meaning of Section 856(d)(9)(F) of the Code with respect to Equity Inns, Inc. or Owner (“Unrelated Persons”). In order to meet this requirement, Select agrees that it (i) shall derive at least 10% of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” within the meaning of such Code Section (so long as Owner has advised Select in writing of such regulations or other administrative guidance).
A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Equity Inns, Inc.
ARTICLE IX

Insurance

9.1 Insurance to be Maintained by Owner.
The following insurance shall be secured and maintained with respect to the Hotel at all times during the term of this Agreement:
(a) All risk property insurance, including fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements on the Improvements and contents;
(b) All risk business interruption insurance, including fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements for full recovery of the net profits of the Hotel for the entire period of any such business interruption, or not less than twelve (12) months;
(c) Insurance against loss from accidental damage to, or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes in an amount equal to the full replacement value of such items;
(d) Business interruption insurance against loss from accidental damage to, or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes for full recovery of the net profits for the entire period of any such business interruption;
(e) Comprehensive or commercial general liability for any claims or losses arising or resulting from the Hotel, with combined single limits of $1,000,000 per each occurrence for bodily injury and property damage. If the general liability coverages are provided by a commercial general liability policy form, the general aggregate limit shall not be less than $2,000,000. Such insurance shall be on an occurrence policy form and shall include premises and operations, independent contractors, blanket contractual, products and completed operations, advertising injury, employees as additional insureds, broad form property damage, personal injury, incidental medical malpractice, severability of interests, and explosion, collapse and underground coverage during any construction;
(f) If Select will provide valet parking, garagekeepers liability insurance in a minimum amount of $100,000;
(g) Statutory workers’ compensation insurance on all employees in accordance with the requirements of applicable law;
(h) Employment practices liability insurance in an amount not less that $1,000,000, per occurrence and $1,000,000 in the aggregate (the amount of any deductible under such insurance shall be paid out of Gross Revenues unless the claim arises out of Select’s gross negligence or willful misconduct, and the amount of such deductible shall be satisfactory to Owner);
(i) Insurance against such other insurable risks as any mortgagee may, from time to time, reasonably require;
(j) Liquor liability (if applicable) for combined single limits of bodily injury and property damage of not less than $1,000,000 per occurrence;
(k) Business auto liability including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 per occurrence;
(l) Umbrella excess liability in amounts consistent with the Franchise Agreement; and
(m) Comprehensive crime insurance in a minimum amount of $50,000.
9.2 Responsibility to Maintain.
During the Term, Owner or Select (if requested to do so by Owner and if Select agrees) at the expense of Owner, shall procure and maintain the insurance policies required under clauses (a) through (f) and (i) through (l) of Section 9.1, and Select shall procure and maintain the coverages required under clauses (g), (h) and (m) of Section 9.1, at the expense of Owner.
9.3 Requirements.
All policies of liability insurance shall be written on an “occurrence” basis, if possible. The insurance coverage shall in any event comply with the requirements of the mortgage, if any. Any deductibles within the property insurance policies required above shall not exceed $25,000, except for wind, flood, and earthquake deductibles which shall be approved by Owner or bought down to $25,000 at the expense of Owner, or as may be written by Select for other participating hotels as set forth in Section 9.6.
9.4 Policies and Endorsements.
(a) Policies. All insurance provided for under the above Section 9.1 shall be effected by policies issued by insurance companies of good reputation and of sound and adequate financial responsibility, and rated no less than A-VIII in Best’s Insurance Guide. The party procuring such insurance shall deliver to the other party certificates of insurance with respect to all of the policies of insurance so procured, including existing, additional and renewal policies, and in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies to the other party not more than thirty (30) days after the respective dates of expiration. If Owner shall elect to procure any portion of the property insurance, it shall also deliver to Select full copies of the policies under which such insurance is maintained.
(b) Endorsements. All policies of insurance provided for under this Article IX shall have attached thereto (a) an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days prior written notice to Owner and Select, and (b) an endorsement to the effect that no act or omission of Owner or Select shall affect the obligation of the insurer to pay the full amount of any loss sustained. All insurance policies procured by Owner shall name Select as an additional insured and contain an endorsement to the effect that such insurance shall be primary to any similar insurance carried by Select.
(c) Named Insured. All policies of insurance required under clauses (a) through (d) of Section 9.1 shall be carried in the name of Owner, if purchased by Owner, and, if required, mortgagee and the lessor under the Ground Lease, if any, and Select shall be named as a loss payee as to business interruption insurance. Losses thereunder shall be payable to the parties as their respective interests may appear. Notwithstanding the foregoing, if mortgagee is an institutional lender, and so requires, losses may be made payable to mortgagee, or to a bank or trust company qualified to do business in the state where the Hotel is located, in either instance as trustee for the custody and disposition of the proceeds therefrom. Owner agrees to use reasonable efforts to attempt to cause any mortgagee to agree that its mortgage shall contain a provision to the effect that proceeds from property insurance shall be made available for restoration of the Hotel. All insurance policies required in clauses (e), (f), and (i) through (l) of Section 9.1, shall name Owner and its Affiliates, directors, officers, agents and employees of each such entity as additional insureds on a primary basis, irrespective of any other coverage, whether collectable or not. If said insurance is written by Owner, Select will be an additional insured, such insurance being primary to any insurance written by Select. Policies required in clauses (g), (h) and (m) shall be written in the name of the employer.
9.5 Waiver of Liability.
Neither Select nor Owner shall assert against the other, and do hereby waive with respect to each other, or against any other entity or person named as additional insureds on any policies carried under this Article IX, any claims for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, development, construction, completion, operation or maintenance of the Hotel, to the extent that the same are covered by the insurance required under this Article IX. Each policy of insurance shall contain a specific waiver of subrogation reflecting the provisions of this Section 9.5, and a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any loss sustained.
9.6 Insurance by Select.
Any insurance provided by Select under this Article IX may be effected under policies of blanket insurance which cover other properties of Select and its Affiliates, and Select shall have the right to charge the Hotel with the Hotel’s share of such premiums either pro-rata or as reasonably determined by Select’s brokers (subject to approval by Owner), which shall be allocated to the Hotel on the same basis as allocated to other participating Hyatt Place Hotels. Any policies of insurance maintained by Select pursuant to the provisions of this Article IX may contain deductible provisions in such amounts as are maintained with respect to other participating Hyatt Place Hotels, for which Owner shall be responsible or which Select, at Owner’s expense, may pay.
9.7 Insurance Claims.
Select shall, on behalf of Owner, promptly investigate all accidents on or about the Hotel made known to Select, and report the same promptly to the appropriate insurance carrier. Upon request from time to time by Owner, Select shall make a full report to Owner as to all material claims for damages relating to the ownership, operation and maintenance of the Hotel, and as to any damage or destruction to the Hotel and the estimated cost thereof, as such matters become known to Select, and shall prepare any and all reports and furnish any and all information required by any insurance company in connection therewith to the extent such information is within the knowledge or possession of Select.
ARTICLE X

Damage and Condemnation

10.1 Damage to or Destruction of the Hotel.
If any portion of the Hotel shall be damaged or destroyed at any time during the Term by fire, casualty or any other cause to an extent that would interfere with the income producing capacity of the Hotel, Owner shall, with due diligence, repair, rebuild or replace the same substantially to its condition prior to such damage or destruction. Such obligations of Owner are subject to (a) the receipt of adequate insurance proceeds (excluding business interruption insurance proceeds) available to Owner sufficient therefor and (b) the receipt of the consent of any Lender to the application of the insurance proceeds to such repair and rebuilding. If both conditions set forth in (a) and (b) have been met, and if Owner fails to undertake such work within one hundred eighty (180) days after the fire or other casualty (or such later date on which the conditions are met), or shall fail to complete such work diligently, within the time period agreed to therefor between Owner and Select, Select may, at its option, terminate this Agreement immediately by delivering a notice to Owner. Owner shall not be liable for damages by reason of any such termination. For purposes hereof, insurance coverage shall be deemed adequate if the amount thereof, plus any deductible amounts under the policy are, in the aggregate, sufficient to repair, rebuild and restore the damaged Hotel.
Notwithstanding the foregoing, if:
(i) the Hotel is damaged or destroyed to such an extent that the cost of repairs or restoration as reasonably estimated by Owner exceeds thirty percent (30%) of the full replacement cost (excluding land, excavations, footings and foundations) of the Hotel; or
(ii) the Hotel is damaged or destroyed to such an extent that the estimated time for repair or restoration thereof, in the reasonable opinion of Owner, shall exceed eighteen (18) months from the commencement of such repair or restoration; or
(iii) the damage or destruction shall occur at any time within the last three (3) years of the Term;
and if in connection with any of the foregoing, Owner elects not to rebuild or restore the Hotel, then Owner shall be entitled to elect by notice to Select given at any time within one hundred eighty (180) days after the occurrence of such damage or destruction to terminate this Agreement without liability to Select or Owner by reason of such termination. Notwithstanding the foregoing, if Owner terminates this Agreement by reason of any of the foregoing provisions, and Owner thereafter nevertheless commences repair or restoration or rebuilding of a limited service hotel on the Site at any time within two (2) years following any such termination, and so long as the Franchise Agreement is still in effect, Select shall have the right (but not the obligation) exercisable at any time within ninety (90) days after Select has actual knowledge of Owner’s intention to rebuild or restore the Hotel, to elect to manage and operate the rebuilt or restored Hotel in accordance with the provisions of this Agreement from the opening date of the rebuilt or restored Hotel and for the unexpired Term (but not exceeding any period beyond the term of the Franchise Agreement, then in effect) remaining as of the date of the damage or destruction event which resulted in Owner’s termination hereof. If there is any dispute between Owner and Select as to whether Owner’s estimate of the cost of restoration, the full replacement cost of the Hotel, or the estimated time for repair or restoration is reasonable under the circumstances, the said dispute shall be submitted to arbitration conducted in accordance with the provisions of Article XII.
10.2 Condemnation.
(a) If the whole of the Hotel, or such portion thereof as shall, in the reasonable opinion of Owner, render the remaining portion of the Hotel unsuitable for use as a hotel conforming to the System Standards, shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition, expropriation or like proceeding (including conveyances or transfers in lieu thereof) by any competent authority for any public or quasi-public use or purpose, Owner or Select may terminate this Agreement upon ninety (90) days notice to the other party. Select shall not be entitled to participate in any award or compensation received for such taking or condemnation, but nothing herein shall preclude Select from seeking an award or compensation for its loss of business or profits resulting from such taking or condemnation, provided no such award to Select shall have the effect of reducing amounts to which Owner would otherwise be entitled.
(b) If, however, the portion of the Hotel remaining after any taking or condemnation described above is, in the reasonable opinion of both Owner and Select, suitable for use as a hotel meeting the System Standards and the Franchise Agreement continues to remain in effect, this Agreement shall not terminate, and subject to the consent and interest of any Lender, Owner shall make available out of its award such amount as shall be reasonably necessary to repair any damage to the Hotel, so as to render the Hotel a complete and satisfactory architectural and operational unit meeting the System Standards. If any Lender does not make available the proceeds of the award to Owner for repairs and restoration, then Owner shall, not later than one hundred eighty (180) days after the date of such taking, be entitled to terminate this Agreement upon ninety (90) days notice to Select.
(c) If there is a taking or condemnation of all or part of the Hotel for temporary use not in excess of two (2) years, this Agreement shall remain in full force and effect. Owner shall commence restoration, repairs and alterations promptly after the termination or the taking or condemnation for temporary use and shall complete the same with diligence. All awards or other proceeds on account of the taking shall be the property of Owner. This Agreement shall then continue in effect for the balance of the Term (but not exceeding any period beyond the term of the Franchise Agreement, then in effect) remaining after the initial date of such taking.
ARTICLE XI

Assignment

11.1 Assignment by Select.
(a) Except as herein provided, Select shall not sell, assign, hypothecate, transfer or otherwise dispose of, in whole or in part, any of its rights or interests hereunder (but may, without Owner’s consent, assign or grant security interests in or to its right to receive Management Fees hereunder as security for any monetary obligations of Select). Notwithstanding the foregoing, Select may transfer or assign its rights under this Agreement in whole, but not in part, to any Affiliate of Select, whether as a result of merger, reorganization, acquisition, or “change in control,” subject, in each such case, to each of the following terms and conditions:
(1) The transferee shall, no later than the effective date of the transfer, be an Affiliate of Hyatt Corporation;
(2) The transferee shall have the full right, power and authority to enter into this Agreement and to fulfill the obligations of Select hereunder;
(3) Not later than the effective date of any such transfer, the transferee shall have available to it the entire operating system of Select for the use and benefit of the transferee and the management and operation of the Hotel as part of Hyatt Place Hotels, including, without limitation, the benefit of services that are designed to approximate the Shared Services available to the Hotel prior to any such transfer; and
(4) The transferee shall have executed a written instrument in form and substance reasonably satisfactory to Owner, a certified copy of which shall be delivered to Owner not later than twenty (20) days following the effective date of any such transfer, expressly assuming and agreeing to pay, perform and discharge all of the liabilities and obligations of Select hereunder, including, without limitation, any such liabilities or obligations arising or accruing prior to, on or after the effective date of any such transfer.
(b) Upon satisfaction and discharge of all conditions set forth in Section 11.1(a), Select shall be relieved of any liability or obligation hereunder arising after the date of such assignment.
(c) Except as otherwise provided in this Section 11.1, upon any other assignment or transfer by Select of its rights or interests in this Agreement, Owner shall have the option, exercisable within 60 days from the receipt by Owner of notice of such transfer or assignment, to terminate this Agreement without liability or payment to Select.
11.2 Assignment by Owner.
(a) In addition to any permitted collateral assignments to Lenders, Owner shall have the right to assign its entire rights and interests in this Agreement without the prior written consent of Select to (i) any Person Affiliated with Owner and (ii) any Person in connection with a sale or transfer of the Hotel (including, without limitation, any lease of the Hotel in its entirety), so long as all conditions set forth in this Section 11.2 shall have been met and satisfied and such assignee shall have applied for and qualified for the assumption of the Franchise Agreement or entered into a then-current Hyatt Place franchise agreement for the duration of the Term, prior to the effective date of any such assignment. Unless otherwise agreed to by Select, Owner shall not sell, assign or transfer the Hotel, or any interest therein or issue or permit the transfer of any Ownership Interest to any Person (i) engaged, directly or indirectly, as a substantial part of its business, in franchise licensing of hotels and not Affiliated with Owner; (ii) who fails or refuses to assume Owner’s responsibilities under this Agreement; or (iii) who would otherwise not qualify as a franchisee under the terms of the Franchise Agreement or who does not wish to apply for and enter into a then-current Hyatt Place franchise agreement for the Hotel for the duration of the Term. Upon any assignment hereof in connection with a sale or other transfer of the Hotel, Owner shall be relieved of its duties, obligations and liabilities hereunder arising after such assignment so long as all conditions set forth in this Section 11.2(a) have been met and the assignee thereof expressly assumes in writing all such duties, obligations and liabilities (including, without limitation, those arising or relating to events occurring prior to any such assignment) and shall agree to be bound by this Agreement as evidenced by a written instrument executed by such assignee in favor of Select in form and substance reasonably satisfactory to Select. If Owner desires to effect an assignment of a majority of its Ownership Interest, Owner shall give Select not less than forty-five (45) days advance notice of its intention to do so, which notice shall identify in reasonable detail the direct and indirect owners of the proposed purchaser. In the event that the sale or transfer contemplated in this subsection (a) is to a Person not Affiliated with Owner or involves the transfer of a majority Ownership Interest in Owner, then the assignment of this Agreement shall specifically exclude Select’s obligation to reduce its fees in the event a Deficiency occurs or refund Owner’s Priority, as set forth in Section 5.1, (ii) Section 2.5 and (iii) Section 2.7. Any such assignment further shall provide that that the Basic Fee is three percent (3%) of the Gross Receipts as of the effective date of the assignment of this Agreement. Notwithstanding the foregoing, if (i) Owner transfers 50% or more of the Ownership Interest to a Person Affiliated with Owner, (ii) Owner transfers fifty percent (50%) or more of the Affiliate Hotels (including the Hotel in a single transaction or series of related transactions with the same buyer or Person Affiliated with that buyer, and provided such Affiliate Hotels are being operated as Hyatt Place Hotels) or (iii) there is a transaction or event which constitutes a “change in control” of Equity Inns, Inc., then this Agreement (along with the applicable Affiliate Management Agreements) shall be assignable without any modifications or exclusions, so long as the transferees comply with the provisions of this Section 11.2(a).
(b) Notwithstanding the foregoing, in no event shall Owner subject the Hotel, or any part or interest therein, to a strata or condominium ownership regime, or permit the same to be so subjected, without the written consent of Select, which consent shall be in Select’s sole discretion.
(c) In the event of an assignment of any Ground Lease relating to the Hotel, whether to or from an Affiliate of the then Owner or Ownership Participant or otherwise, (i) if the lessee shall become the “Owner” hereunder, such Person shall assume all of the liabilities and obligations of Owner herein set forth; and (ii) if the lessee is an Affiliate of Owner, the lessor shall not be relieved of any of the liabilities or obligations of Owner hereunder.
(d) Notwithstanding anything herein to the contrary, the provisions of this Article XI shall be binding upon any transferee or subsequent transferee.
ARTICLE XII

Arbitration

12.1 General. Any and all claims, disputes or controversies (collectively, “Disputes”) arising out of or relating in any manner or way to the Hotel, this Agreement or the breach thereof, or the relationship of the parties hereto, including but not limited to any Dispute over (a) the interpretation and/or enforceability of this Agreement, (b) whether or not an agreement between the parties exists, or (c) whether or not a Dispute is arbitrable, shall be resolved by arbitration in the manner provided for in Section 13F of the Franchise Agreement substituting Owner and Select for Owner and Franchisor therein.
12.2 Miscellaneous. Notwithstanding any provision of the Franchise Agreement to the contrary, if any, Owner and Select hereby agree as follows:
THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE OR EXEMPLARY DAMAGES OR TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, AND SHALL BE BOUND BY CONTROLLING LAW.
ARTICLE XIII

Default

13.1 Select Defaults.
The occurrence of any one or more of the following events that continues for more than the period of grace (if any) provided below shall constitute an “Event of Default” by Select hereunder, and Select shall be deemed a “Defaulting Party” with respect thereto and in “Default” hereunder:
(a) If Select shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement, and such default shall continue for a period of thirty (30) days after written notice thereof by Owner to Select.
(b) If Select shall apply for or consents to the appointment of a receiver, trustee or liquidator for Select, or for all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or arrangement with creditors or liquidators or to take advantage of any insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Select a bankrupt or insolvent or approving a petition seeking reorganization or liquidation of Select or appointing a receiver, trustee or liquidator for Select or for all or a substantial portion of its assets, and such judgment, order or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.
(c) If any required licenses for the sale of alcoholic beverages are at any time suspended, terminated or revoked by reason of the unlicensability of Select (as opposed to any general legislation or governmental act prohibiting the sale of alcoholic beverages in general or by the class of businesses of which the Hotel is a part) and such suspension, termination or revocation shall continue for a period of sixty (60) consecutive days.
(d) If the Franchisor defaults in its obligations pursuant to Section 2.7 hereof.
13.2 Owner Defaults.
The occurrence of any one or more of the following events that continues for more than the period of grace (if any) provided below shall constitute an “Event of Default” by Owner hereunder, and Owner shall be deemed a “Defaulting Party” with respect thereto and in “Default” hereunder:
(a) If Owner shall fail to provide funds to be deposited in the Operating Accounts in accordance with the provisions of Section 8.2, and such failure shall continue for a period twenty (20) days following notice from Select that such funds are required and the reasons therefor and have not been provided within the time period herein set forth.
(b) If Owner shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement and such default shall continue for a period of thirty (30) days after notice thereof by Select to Owner.
(c) If Owner shall apply for or consents to the appointment of a receiver, trustee or liquidator for Owner, or for all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or arrangement with creditors or liquidators or to take advantage of any insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization or liquidation of Owner or appointing a receiver, trustee or liquidator for Owner or for all or a substantial portion of its assets, and such judgment, order or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.
(d) Any required licenses for the sale of alcoholic beverages are at any time suspended, terminated or revoked by reason of the unlicensability of Owner (as opposed to any general legislation or governmental act prohibiting the sale of alcoholic beverages in general or by the class of businesses of which the Hotel is a part) and such suspension, termination or revocation shall continue for a period of sixty (60) consecutive days.
(e) If Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of the Franchise Agreement; provided, however, that for such purposes, during the Term, Owner shall not be deemed to be in default with respect to any covenant, agreement, term or provision of the Franchise Agreement relating to Select’s management of the Hotel.
13.3 Curing Defaults.
Subject to the terms of Article XVI and the Franchise Agreement, no event that, by the nature of such event, is not susceptible, with the exercise of diligence, of being cured within the applicable grace period, shall constitute an Event of Default so long as the Defaulting Party has commenced to cure such default within such grace period and proceeds thereafter with due diligence and in good faith to cure the same. In no event shall additional time to cure apply in cases where the Event of Default in question may be cured on a timely basis by the payment of money in the amount due.
13.4 Remedies.
Subject to the provisions of Article XV, in the event of the occurrence of an Event of Default by the Defaulting Party, the other party, the “Non-Defaulting Party” shall have and may exercise against the Defaulting Party such rights and remedies as may be available to the Non-Defaulting Party at law or in equity, including termination of this Agreement. Termination may be exercised by irrevocable and unconditional notice to the Defaulting Party and this Agreement shall terminate on the date set forth in such notice, which date shall in no event be sooner than ten (10) days nor later than thirty (30) days, after the delivery thereof. The right of termination, if available, shall be in addition to, and not in lieu of, any other rights or remedies provided hereunder or at law or in equity by reason of the occurrence of any such Event of Default. The exercise of the remedy of termination shall not constitute an election of remedies and shall be without prejudice to any such other rights or remedies otherwise available to the Non-Defaulting Party.
ANYTHING HEREIN CONTAINED, AND ANYTHING AT LAW, TO THE CONTRARY NOTWITHSTANDING, IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES (INCLUDING, WITHOUT LIMITATION, ANY ARBITRATION PROCEEDING) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR IN ANY MANNER PERTAINING TO THE HOTEL OR TO THE RELATIONSHIP OF THE PARTIES HEREUNDER, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY HERETO ANY PUNITIVE OR EXEMPLARY DAMAGES, EACH PARTY ACKNOWLEDGING AND AGREEING THAT THE REMEDIES HEREIN PROVIDED, AND OTHER REMEDIES AT LAW AND IN EQUITY, WILL IN ALL CIRCUMSTANCES BE ADEQUATE. THE FOREGOING WAIVER AND RELEASE SHALL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES AND FOR ALL CAUSES OF ACTION OR THEORIES OF LIABILITY, WHETHER FOR BREACH OF THIS AGREEMENT OR FOR VIOLATION OF ANY OTHER DUTY OWING BY EITHER PARTY TO THE OTHER WHICH MAY IN ANY WAY RELATE TO SELECT’S MANAGEMENT OR OPERATION OF THE HOTEL. BOTH PARTIES FURTHER ACKNOWLEDGE THAT THEY ARE EXPERIENCED IN NEGOTIATING AGREEMENTS OF THIS SORT, HAVE HAD THE ADVICE OF COUNSEL IN CONNECTION HEREWITH, AND HAVE BEEN ADVISED AS TO, AND FULLY UNDERSTAND, THE NATURE OF THE WAIVERS HEREIN CONTAINED.
ARTICLE XIV

Notices

All notices or other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon personal delivery thereof to, and actual receipt by, the other party; (ii) upon electronic facsimile transmission to the other party, at its fax number as set forth below, provided such delivery is followed by an original of the notice delivered to the other party by overnight delivery or United States postal service delivery and provided the facsimile copy sent by the sender provides an automatic notation confirming the delivery thereof; (iii) on the next business day following delivery by the sender to a recognized and reliable air freight delivery service; or (iv) three (3) business days following deposit in the United States mails. Selection of the method of delivery shall be at the election and risk of the party sending the notice. All notices delivered hereunder shall be pre-paid by the sending party and shall be addressed to the parties as follows:
If to Owner:  ENN Leasing Company, L.L.C.
7700 Wolf River Boulevard
Germantown, Tennessee 38138

Fax No.: (901) 754-2374
Attention: Senior Vice President - Asset Management

With a copy to: David C. Wright
Hunton & Williams LLP
951 East Byrd Street
Richmond, Virginia 23219

Fax No.: 804.788.8218

If to Select:  Select Hotels Group, L.L.C.
71 South Wacker Drive
12th Floor
Chicago, Illinois 60606
Attention: General Counsel
Fax No.: 312.780.5284

Either party hereto shall have the right to change its address for notice or its fax number, or the identity of Persons (not more than two (2) in number) entitled to receive copies of any such notices, by delivery in the manner hereinabove provided of an appropriate notice to the other party setting forth the new address or the new fax number, or the identity of the additional or replacement Persons entitled to receive copies, or any one or more thereof.
ARTICLE XV

Transition and Termination of Franchise Agreement

Upon expiration or earlier termination of this Agreement, Select and Owner will cooperate with each other to effect an orderly transition of management functions from Select to Owner, or to any Successor Manager designated by Owner. If the Franchise Agreement expires or is terminated for any reason whatsoever, notwithstanding any other provision of this Agreement to the contrary, this Agreement shall terminate contemporaneously with the effective termination date of the Franchise Agreement, but this Article XV shall survive such termination. In such event, Select and Owner will cooperate with each other to effect an orderly transition of management functions from Select to Owner, or to any Successor Manager designated by Owner. The provisions of this Article XV shall govern with respect to specific matters relating to the transition of management of the Hotel. To the extent there are any inconsistent provisions regarding the termination of this Agreement hereunder, the terms of this provision shall prevail.
15.1 Employment Matters.
Because all Hotel employees will be Select employees, the termination of this Agreement may result in a termination of their employment with Select; provided, however, that Select, upon obtaining express written approval from Owner, may make offers of employment to any management personnel then employed at the Hotel for employment at other Hyatt Place Hotels or hotels managed or operated by Select or its Affiliates. If Owner does not provide approval pursuant to this Section 15.1, Owner shall make or cause a new manager to make offers of employment to all such management personnel.
Select agrees that, immediately upon receiving notice of termination of this Agreement from Owner, Select will take whatever steps are necessary, if any, to comply with the WARN Act. In the event (i) Owner gives Select less than 75 (seventy-five) days notice of the effective date of termination of this Agreement, and (ii) Owner is terminating this Agreement for some reason other than Select’s breach of this Agreement or Select’s Grossly Negligent Acts or Willful Misconduct, Owner agrees to indemnify, defend and hold Select, and each of Select’s shareholders, officers, directors, employees and agents, completely free and harmless of and from any and all manner of liability, claim, loss, damage or expense of any kind or nature concerning Hotel employees that arise from Owner’s termination of this Agreement (notwithstanding the continuation of their employment at the Hotel as employees of Owner or a Successor Manager), including, without limitation, accrued payroll, accrued benefits such as vacation pay and sick days, any multi employer withdrawal liability, and any liabilities or obligations under WARN and other requirements applicable to severance or termination of employment (including severance obligations only to the extent any severance payments are made consistent with Select’s standard employment policies and such employees are not rehired by Owner or new manager) and other employment liabilities up to and including the date of termination of such employee as a Select employee. Notwithstanding anything contained herein to the contrary, Owner shall not be obligated to make any severance payments for employees rehired by Owner or new manager. Owner shall take reasonable steps to prevent Select from incurring any foreseeable losses under the WARN Act with respect to Hotel employees.
15.2 Insurance.
If Owner shall be included under any of Select’s chain-wide policies of insurance, or under the self-insurance program, such participation will be terminated as of the effective termination date of this Agreement, and Select shall have the right to reimburse itself for such premiums which may have accrued to the date of termination by withdrawing the appropriate amount thereof from the Operating Accounts. If Owner’s pro rata share of premiums under the chain-wide policies of insurance shall have been paid in advance, Select shall promptly reimburse Owner for the unused portion of such insurance premiums. Owner consents to the termination of the insurance program with respect to the Hotel as of the effective date of termination of this Agreement and agrees that Select shall have no further obligation, after the effective date of such termination, to provide or obtain any insurance coverage for the benefit of Owner or the Hotel thereafter. If the Hotel has participated in Select’s self-insured worker’s compensation, or other self-insured programs, Owner shall remain liable for the payment of deductible amounts under such programs for claims attributable to events occurring on or prior to the expiration or earlier termination hereof.
15.3 Receivables.
Select will reasonably cooperate with Owner, at Owner’s sole cost and expense, in the collection of any receivables outstanding as of the expiration or earlier termination of this Agreement, and will remit to Owner any amounts collected directly by Select after the effective date of termination that relate to such receivables.
15.4 Intentionally Omitted.
15.5 Proprietary Materials.
Except as may be used with respect to an Affiliate Hotel, Owner agrees, as of the termination hereof, to cease using all Proprietary Materials, all such Proprietary Materials being the sole property of Select that may be removed by Select (without any payment or other reimbursement) as of the effective date of termination of this Agreement, and Owner shall no longer be entitled to use any thereof. Non-proprietary information on guests, patrons or groups relating to the Hotel may be used by Select and Owner, and their Affiliates, on a non-exclusive basis in the conduct of their respective businesses both during and after the Term including, but not limited to, use by Select in connection with guest loyalty programs.
Although the removal of any software programs shall be coordinated with the installation of replacement systems, Select shall have no obligation to allow the proprietary software to remain in the Hotel beyond the termination of this Agreement, other than as required by the Franchise Agreement. To the extent necessary for an orderly transition of management functions, both a hard copy and, if feasible, an electronic copy of guest information relating to their patronage of the Hotel for the period through the termination of this Agreement shall be given to Owner (except for such information previously discarded in accordance with applicable records retention policies). To the extent Select has leased any computer equipment or communications equipment for use at the Hotel in accordance with the provisions of this Agreement pursuant to chain-wide programs for the acquisition or leasing thereof, Owner shall have the right, at its option, either to request that any such lease be transferred to Owner (to the extent the same are transferable without the consent of third parties) or that Select seek to buy out the equipment covered by any such lease, the cost of which shall be borne solely by Owner. Any such lease transfer or buy-out shall be subject to the approval of the third party owners of such equipment. If not assignable or if the same cannot be bought out, Select shall remove all such equipment from the Hotel at any time on or after the effective date of termination of this Agreement but in no event later than fourteen (14) days thereafter.
15.6 Service Contracts.
Owner acknowledges that Select may not have the ability to transfer to Owner the continuing benefits of Chain Contracts, or any contract with a Purchasing Company, upon termination of this Agreement. Owner agrees that such contracts, leases and service agreements will not be assigned, transferred or continued after such date, and Select may, therefore, remove the Hotel from any such contracts applicable to the Hotel, as of the effective date of termination of this Agreement. Any leases or contracts entered into by Select as agent for Owner in accordance with the terms of this Agreement shall remain the liability and obligation of Owner.
15.7 Bookings.
Following the termination of this Agreement, Owner agrees that it shall, and shall cause any Successor Manager to, honor all bookings for future reservations or use of Hotel rooms or facilities that may have been accepted or entered into by Select on or at any time prior to the termination of this Agreement, in accordance with the terms of such bookings as accepted by Select (including, without limitation, bookings made in good faith by Select for employee complimentary or discounted rooms, Gold Passport® reservations and bookings pursuant to outstanding gift certificates or Select promotional programs). Select shall, on the effective date of termination, provide Owner with a complete list of all such bookings, the terms applicable thereto, and the amount of advance deposits (if any) received with respect to each such booking. Owner will assume and fully indemnify Select with respect to any claims by guests relating to advance deposits theretofore received by Select, on behalf of the Hotel and disclosed to and remitted to Owner. Notwithstanding the foregoing, once the termination date has been established, Select agrees that without Owner’s consent Select will not book reservations for rooms or public space at the Hotel for dates after such termination.
15.8 Licenses and Permits.
All licenses or permits relating to the Hotel that have been obtained in the name of Select shall be transferred and assigned to Owner or the Successor Manager. Select shall provide Owner with a complete listing of all permits and licenses as soon as reasonably practicable prior to the effective date of termination so as to permit Owner or Successor Manager sufficient time to apply for new licenses or permits or to effect transfer to the name of Owner or Successor Manager. With respect to any non-transferable licenses or permits, Select agrees that it shall cooperate with Owner and Successor Manager in obtaining new licenses or permits, and, in connection therewith, shall surrender or agree to surrender corresponding licenses or permits to the extent applicable solely to the Hotel which are then carried in Select’s name.
15.9 Operating Accounts.
All funds in the Operating Accounts that are in excess of minimum amounts necessary to keep such accounts open, plus the amount of then outstanding checks, drafts, or orders of withdrawal or other items drawn against the Operating Accounts and any amounts payable to Select and its Affiliates under this Agreement, shall be remitted to Owner as of the effective date of expiration or termination. Operating Accounts shall remain open for a period of one (1) year after expiration or termination in order to enable clearance of outstanding items. After such one (1) year period, Select will cooperate with Owner to close all such Operating Accounts and transfer any remaining funds to Owner.
15.10 Accounts Payable.
Accounts payable of the Hotel incurred in accordance with the terms hereof remaining unpaid as of the effective date of expiration or termination shall be assumed by Owner and paid as and when due. For this purpose, the term “accounts payable” shall include, without limitation, liabilities accrued as of such date, but not yet billed, together with any amounts required to be paid to Select hereunder. In addition, if any items of FFE have been ordered prior to expiration or termination hereof in accordance with the provisions of this Agreement, Owner shall pay all required charges therefor, whether or not shipped or received at the Hotel prior to such date. Owner shall indemnify and hold Select harmless from any cost or liability relating to the foregoing.
ARTICLE XVI

General

16.1 Third Party Beneficiaries.
Except for those provisions herein which are for the express benefit of Lenders and Franchisor, and the provisions herein relating to the Franchisor’s subordination of fees payable under the Franchise Agreement, none of the rights or obligations hereunder of either party shall run to, or be enforceable by, or be deemed to have been made for the benefit of, any party other than the parties to this Agreement and their respective successors and assigns in accordance with the provisions of this Agreement.
16.2 Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute a single instrument.
16.3 Entire Agreement.
Other than specific references made to other agreements in this Agreement, this Agreement and its exhibits constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and writings between the parties.
16.4 Amendments.
This Agreement may be changed or modified only by an agreement in writing signed by the parties hereto, and no oral understandings shall be binding as between the parties.
16.5 Brokers.
Owner and Select each warrants and represents to the other that no broker or finder was retained by such party to render services in connection with any of the transactions contemplated hereby, and that no fees are due to any third party with respect hereto.
16.6 Successors and Assigns.
Subject to the express provisions of Article XI above, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.
16.7 Headings.
The Article and Section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.
16.8 Governing Law.
This Agreement is made pursuant to and shall be construed and interpreted in accordance with, the laws of Illinois.
16.9 Interest on Overdue Sums.
If either party shall fail to pay, when due (after any applicable cure period as defined herein), any sum payable to the other party hereunder, then the Defaulting Party shall, without notice to or demand upon it, be liable to the other party for the payment of such sum together with interest thereon at the rate of (i) “Prime” plus 1% per annum or (ii) the maximum rate of interest allowed by law, whichever shall be less, from the date when such sum shall become due to the date of actual payment. For the purposes hereof, “Prime” shall mean the rate per annum published from time to time in the Wall Street Journal as the prevailing prime rate of interest.
16.10 Approvals.
If a party shall desire the approval or consent of the other party hereto to any matter, such party may give notice to such other party that it requests such approval, specifying in reasonable detail the matter as to which such approval is requested. If such other party shall not approve such matter in writing within twenty (20) days after receipt of such notice or such longer period as may be specifically provided for herein, such other party shall be deemed to have disapproved the matter referred to in such notice.
16.11 Relationship Waivers.
The relationship between the parties hereto shall be that of principal and agent. Nothing herein contained shall be deemed or construed to render the parties hereto partners, joint venturers, landlord/tenant or any other relationship. To the extent there is any inconsistency between the common law fiduciary duties and responsibilities of principals and agents and the provisions of this Agreement, the provisions of this Agreement shall prevail, and this Agreement shall be deemed a waiver by Owner of any fiduciary duties owed by an agent to its principal, and a waiver by Select of any obligations of a principal to its agent, to the extent the same are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement. This Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law of agency except as expressly incorporated in the provisions of this Agreement, and that liability between the parties shall be based solely on principles of contract law. Furthermore, neither party shall have any duty or obligation to the other party, otherwise arising as a matter of law, except as specifically set forth herein. In no event shall Select be deemed in breach of its duties hereunder, or otherwise at law or in equity, solely by reason of (i) the failure of the financial performance of the Hotel to meet Owner expectations or income projections or other matters included in the Annual Plan, (ii) the institution of litigation or the entry of judgments against Owner or the Hotel with respect to the Hotel operations, or (iii) any other acts or omissions not otherwise constituting a breach of this Agreement. The parties agree that Select’s sole obligation hereunder shall be to act in conformity with the standard of skill, care and diligence referred to in Section 2.1, in conformity with the System Standards, and otherwise in conformity with the express terms of this Agreement. Furthermore, as between Owner and Select, Select shall have NO LIABILITY FOR PUNITIVE DAMAGES OR FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES to Owner in respect of a breach of fiduciary duties.
16.12 Survival and Continuation.
Notwithstanding the termination of the Term or Select’s management of the Hotel in accordance with this Agreement, all terms, provisions and obligations of either party contained herein which, by the terms of this Agreement, survive the expiration or termination hereof, or which, in order to give them effect and accomplish their intent and purpose, need to survive such termination (including, without limitation, the provisions of Article XVI hereof), shall survive and continue until they have been fully satisfied or performed.
16.13 Select Approvals of Plans and Budgets.
Owner and Select agree that in each instance in this Agreement, or elsewhere where Select is required or entitled to approve plans, specifications, budgets and/or financing, notwithstanding that Owner may have retained services of contractors or vendors recommended by Select, no such approval shall imply or be deemed to constitute an opinion by Select, nor impose upon Select any responsibility for the design or construction of Building elements including, but not limited to, structural integrity, life/safety requirements, adequacy of budgets and/or financing or the compliance with environmental laws.
All the above reviews and approvals by Select under the terms of this Agreement are for the sole and exclusive benefit of Select and no other Person or party shall have the right to rely on any such reviews or approvals by Select. Select shall have the absolute right, in its sole discretion, to waive any such reviews or approvals as a condition to its performance under the Management Agreement.
16.14 Confidentiality.
All information regarding the Hotel or Owner not otherwise in the public domain by publication or otherwise shall, except as otherwise herein expressly permitted or provided, be received and maintained by Select in a confidential manner and shall not be disclosed to any third party without the prior written consent of Owner or otherwise in accordance with the express provisions of this Agreement. Owner agrees that it will hold confidential all information relating to Select and its operating procedures and policies including, without limitation, all Proprietary Materials. The foregoing obligations shall survive the termination of the Term of this Agreement by expiration or otherwise. Notwithstanding the foregoing, (i) nothing contained herein shall be deemed to prohibit Select from disclosing any such information to reputable statistical computation firms who agree not to disclose the identity of the Hotel with respect to such confidential information; or (ii) to other Persons when such disclosure is deemed reasonably necessary by Select in order to perform its obligations hereunder; (iii) to other Persons in accordance with lawful standard industry information sharing arrangements; (iv) to financing sources and prospective purchasers of Select, or its assets, or of the Hotel, that has executed a confidentiality agreement; or (v) to gaming regulators as contemplated by Section 2.4.
16.15 Non-Recourse.
Select shall look solely and only to the Hotel (including, for this purpose, the Operating Accounts) and the revenues therefrom and proceeds thereof for the payment of any amount and the performance and observance of any representation, warranty, covenant, undertaking, obligation or provision to be paid, performed, discharged or observed by Owner under this Agreement. No partner, shareholder, employee or agent of Owner, nor any disclosed or undisclosed principal for whom Owner may be acting, nor any of their respective heirs, administrators, executors, personal representatives, successors or assigns, shall have any personal liability or other personal obligation for or with respect to any payment, performance or observance of any obligations, provisions, representations, warranties, covenants, indemnification or other undertakings to be paid, performed, discharged or observed by Owner under this Agreement, and, except as otherwise provided herein, Select agrees not to seek to enforce any money judgment against any of the foregoing parties or personally against any of their assets other than their respective rights and interests in the Hotel (including, for this purpose, the Operating Accounts), its revenues and proceeds.
16.16 Force Majeure.
Except as provided herein, the obligations of either party to perform under this Agreement within specified times (other than the payment of money) shall be extended for a period of time equivalent to the period of delay caused by Force Majeure. If, at any time during the Term, Select is unable to perform its obligations under this Agreement due to Force Majeure, or if it becomes necessary, in Select’s reasonable opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel due to the occurrence of a Force Majeure Cause, then Select may close and cease or partially cease operation of all or any part of the Hotel as necessary based on the occurrence of the Force Majeure Cause, reopening and recommencing operation of the Hotel when Select deems that the reopening and recommencement of operations may be done pursuant to applicable Legal Requirements and without jeopardy to the Hotel, its guests or employees.
16.17 Select’s Use of Affiliates.
In fulfilling its obligations under this Agreement, Select may from time to time use the services of one or more of its Affiliates. If an Affiliate of Select performs services Select is required to provide under this Agreement, Select shall be ultimately responsible to Owner for the Affiliate’s performance, and Owner shall not pay more for the Affiliate’s services and expenses than Select would have been entitled to receive under this Agreement had Select performed the said services.
16.18 No Representation Regarding Forecasts.
In entering into this Agreement, Select and Owner acknowledge that neither Owner nor Select has made any representation to the other regarding forecasted earnings, the probability of future success or any other similar matter respecting the Hotel and that Select and Owner understand that no guarantee is made to the other as to any amount of income to be received by Select or Owner or as to the future financial success of the Hotel.
16.19 Continued Effectiveness of Franchise Agreement.
Select and Owner hereby agree and acknowledge that this Agreement is being entered into in support of and in conjunction with the Franchise Agreement, notwithstanding that the Franchise Agreement has been previously executed. The parties further agree that if this Agreement is terminated for any reason whatsoever, the Franchise Agreement shall continue to remain in full force and effect so long as there are no defaults under the terms thereof.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
OWNER:

[INSERT NAME],
a Delaware limited liability company

By:
Name:
Title:

SELECT:

SELECT HOTELS GROUP, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

The undersigned, Hyatt Place Franchising, L.L.C., hereby acknowledges and confirms that it has reviewed the provisions of Section 2.7, Section 5.1, Section 5.2 and Section 11.2 of the foregoing Agreement, and by the signature set forth below confirms its consent to the provisions of such Section 2.7, Section 5.1, Section 5.2 and Section 11.2.
HYATT PLACE FRANCHISING, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

[Signature page to Management Agreement]

Annex B -

EXHIBIT A

Site

EXHIBIT B

ADDENDUM TO MANAGEMENT AGREEMENT

This Addendum to Management Agreement is made and entered into this ___ day of _____, 20___ by and between _____________, a _______________ (“Owner”), and SELECT HOTELS GROUP, L.L.C., a Delaware limited liability company (“Select”).

PRELIMINARY STATEMENT

Owner and Select have heretofore entered into a certain Management Agreement, dated as of ___________, 2006, pursuant to which Owner has appointed Select, and Select has accepted the appointment, as agent for and on behalf of Owner to manage and operate the Hotel property therein referred to. The “Hotel” has now opened for business to the public as a Hyatt Place Hotel, and Owner and Hyatt wish to document certain relevant dates under the “Management Agreement”.

NOW, THEREFORE, it is hereby agreed, by and between Owner and Select as follows:

1.	Definitions. All terms used herein, including quoted terms used in the [Preliminary Statement,] shall have the same meaning as set forth, or incorporated, in the Management Agreement.

2.	Term. For all purposes of the Management Agreement, the Full Conversion Date shall mean ______________________, 2008 and the “Initial Term” shall end on ___________ _________, 20__.

3.	Reconfirmation. In all other respects, the Management Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto, have caused this instrument to be duly executed as of the date and year first above written.

OWNER:

[INSERT NAME],

a   limited liability company

By:
Name:
Title:

SELECT:

SELECT HOTELS GROUP, L.L.C., a Delaware limited liability company

By:
Name:
Title:

EXHIBIT C-1

Mandatory Contracts

The Hotel will be required to participate in certain programs and/or shared services made available by Select and/or its Affiliates from time to time (collectively “Mandatory Shared Services”) for the hotels operated or managed by Select. Select utilizes centralized services functions to operate its managed hotels on a cost effective basis. In order to reduce costs at the hotel level, certain services are performed and supervised at the company’s headquarters location. The allocation of costs for Mandatory Shared Services is based upon specific formulae developed by Select certain of which include an allocable share of corporate office overhead and occupancy costs, as applicable, but without a profit or mark-up component to Select.

The Mandatory Shared Services currently are provided out of Select’s Shared Services Center located at 200 West Monroe Street, Chicago, IL 60606, which provides operational departmental supervision and control services for, among others, hotel finance and accounting, information technology, and human resources departments. Current Mandatory Contracts are described as follows:

The following 1-6 are subject to the flat monthly rate for Shared Services:

1.
Human Resources Services. Select provides full service human resource and employee relations services to Hyatt Place Hotels including, but not limited to, centralized payroll, specialized and divisional training programs, preparation and revision of manuals, administrative and policy enforcement, employee relations, administration of compensation programs, oversight of workers compensation and safety programs, hotel-level training and development, recruiting, diversity programs, and monitoring compliance with affirmative action policies and other employment policies and practices.

2.
Technology Services. Select provides information technology services for the benefit of Hyatt Place Hotels and other hotels operated and managed by Select through resources located at it corporate office in Chicago, Computer Sciences Corporation located in Oakbrook, IL and in the Hotel Technology Group located at the company’s Marion Reservations Center in Marion IL. Hotel property management services are provided by MSI located in Phoenix AZ.

Select’s Shared Services Center, through its own resources and those of its vendors, provides centralized management and support of technology-based systems and infrastructure, including, but not limited to, installation, maintenance and support for property-based operating systems. Such systems include local and long distance communication, property management systems, business center support, point of sale service, and web-based functions.

3.
Purchasing Services. Select makes various goods and services available to Hyatt Place Hotels through a centralized purchasing program currently administered by Avendra, LLC (“Avendra”), a procurement services company in which an affiliate of Select has a minority ownership interest. Other than sponsorship funds from Avendra vendors used to defray meeting costs otherwise allocable to participating Hyatt Place Hotels, Select receives no fees, commissions or other remuneration in connection with such purchasing services.

Under the terms of Select’s current Procurement Services Agreement with Avendra effective April 1, 2004, Avendra is entitled to charge a specified fee on purchases made by Select accounts through its programs, typically based on a percentage of the actual cost of the goods or services being provided. All unrestricted allowances, fees or commissions made available by vendors or distributors on purchases made by a hotel, after payment of Avendra’s fee on those purchases, are returned to that hotel.

With respect to FFE purchasing services, Rosemont Project Management, LLC, provides purchasing services to Hyatt Place Hotels for the purchase of furniture, fixtures and equipment that, together with renovation related services are typically subject to a separate contract and fee structure (which includes a profit component).

4.
Accounting and Finance Services. Through the operational oversight of its Shared Services Center, Select provides certain accounting and finance support to Hyatt Place Hotels and other hotels operated or managed by Select to ensure integrated accounting processes and establish and maintain a sound system of accounting and record keeping with adequate systems of internal accounting controls. This support includes, but is not limited to, payroll processing and related functions, centralized reporting functions, maintenance of operating licenses and permits, payment of expenses incurred in the operation of the Hotel, purchase of all Hotel operating supplies and Operating Equipment, production and distribution of reports, and preparation of all sales, use, occupancy and business tax returns.

5.
Taxes. In certain jurisdictions, Select may be required to file local or state sales, use, occupancy and similar taxes on a consolidated basis. In these situations, amounts owed by each hotel are aggregated and remitted to the applicable taxing authority. Any additional charges or refunds are determined based on specific cost/revenue base of each hotel for the applicable tax.

6.
Other Corporate Services. Select provides a number of other corporate services and programs for the benefit of Hyatt Place Hotels, including, without limitation, revenue management, employment tax credits, certain training programs and other various services. Costs are allocated among hotels that receive these services or participate in these programs as a component of the flat monthly fee charged to each Hotel.

The following are not subject to the flat monthly rate for Shared Services:

7.
Chargeable Mandatory Contracts. Select from time to time negotiates contracts with vendors or providers of services that necessitate mandatory participation by all Hyatt Place Hotels (such as credit card acceptance commissions and processing fees, music license agreements, telecommunications agreements, benefits administration services by Hewitt Associates, payroll processing by ADP, workers compensation and employee practices insurance) or by certain Hyatt Place Hotels (e.g. hotels in a certain business segment) provided, however, that the Hotel shall not be subject to any contract to the extent its term extends beyond the Term. In addition to the flat rate for Shared Services Costs set forth herein, the costs of these contracts are billed back to each hotel directly or based upon Select’s reasonable determination of the appropriate allocation for such hotel. While Select does not receive any fees, rebates or commissions under, or with respect to, Chargeable Mandatory Contracts, certain of the Chargeable Mandatory Contracts may provide for promotional or other allowances that are then allocated among participating Hyatt Place Hotels as determined by Select (or as required by the vendor or supplier in question) or utilized for promotional activities benefiting all or substantially all Hyatt Place Hotels.

Specifically with respect to employee benefits plan administration, Select has an outsourcing agreement with Hewitt Associates for plan administration at a pass through cost of $7.10 per employee per month as follows:

a.
Health and Dental Plan (Non-Union Personnel and Non-HMO Personnel). Select is self-insured for these programs. Claims and administrative costs are allocated among the hotels on the basis of the number of participating employees in each plan. Amounts are paid to Select, reconciled and aggregated and then charged to each hotel.

b.
Retirement Plans (Non-Union Employees). All hotels managed by Select pay a percentage of eligible compensation pursuant to the applicable retirement plan documents and/or a fixed amount per employee (class), which is reconciled and aggregated at the Select corporate level and deposited in a retirement trust fund. Employees self-direct the investment of their individual account balances for these defined contribution plans. In addition, certain plan related communications and other direct expenses are allocated to each hotel based on plan eligible full-time equivalents.

c.
Other Benefit Plans. Costs associated with other benefit plans such as life insurance, long term disability and business and travel accident plans, are based on preliminary eligible classifications and are paid directly to the carriers by Hewitt Associates and billed back to each hotel.

EXHIBIT C-2

Non- Mandatory Shared Services

Select and its Affiliates make certain additional programs and/or services available to Hyatt Place Hotels allowing each hotel to participate at its discretion. These programs and/or services include the following (“Non-Mandatory Shared Services”):

1.
Insurance Programs. Select offers various insurance programs to Hyatt Place Hotels, participation in which is voluntary and generally subject to the acceptance of the hotel into the program by underwriters. These various programs are as follows:

a.
General Liability and Auto Insurance. Comprehensive general liability insurance, including liquor and dram shop liability insurance, automobile coverage for all hotel vehicles, umbrella liability insurance, and crime and fidelity insurance, the cost of which is allocated among all participating hotels based upon their respective total hotel revenues.

b.	Property Insurance. Property and business interruption insurance, the cost of which depends on the valuation of each participating hotel.

For all insurance programs offered by Select, neither Select nor its Affiliates intend to make a profit, nor are they expected to incur costs if actual claims are in excess of premiums paid by participating hotels. Accordingly, Select reserves the right either to charge additional amounts (including cancellation penalties if a hotel cancels its participation in the middle of a policy year), or credit future premiums or refund amounts, as applicable, to participating hotels as necessary and desirable to ensure that Select’s insurance programs are adequately funded and that all amounts paid by participating hotels are used to cover actual costs of Select’s insurance programs, including an allocable share of corporate office overhead, without mark up or profit to Select.

2.
Pritzker Family Business Interests. Given the varied nature and scope of investments by or on behalf of Pritzker Family Business Interests, there may be situations where a company in which Pritzker Family Business Interests hold an interest (either directly or indirectly) does business with Select or individual Hyatt Place Hotels. Where that interest is material and is known to Select, Select will inform hotel owners. For example, TransUnion, one of the two vendors approved to perform employee background checks at Hyatt Place Hotels, is one of the Marmon companies owned by Pritzker Family Business Interests. While TransUnion is neither a Select company nor a Select Affiliate, owners of hotels that selected TransUnion are notified of this relationship prior to their selection. As another example, in certain years, Select or Select’s primary insurers may obtain certain insurance product lines through Western General Insurance, Ltd., a Bermuda re-insurance company in which Pritzker Family Business Interests hold an interest. Any such transactions, either direct or indirect, are arms length to Select and do not contain a profit element to Select.

EXHIBIT D

Intentionally Omitted

EXHIBIT E

EXAMPLE COMPUTATION OF MANAGEMENT FEES/FRANCHISE FEES
(amounts are for demonstration purposes only)

	YTD 3/31/08	YTD 8/31/08	YTD 12/31/08
Project Costs	$10,000,000	$10,000,000	$10,000,000
Minimum % Return Owner’s Priority	9.50% $950,000	9.50% $950,000	9.50% $950,000
Cumulative YTD Owner’s Priority (1)	A $237,500	$633,333	$950,000
Total Hotel Revenue (i.e. Gross Receipts)	$650,000	$1,700,000	$2,400,000
Adjusted NOI, before Royalty Fee & Basic Fee(2)	B $266,500	$799,000	$1,080,000
Adjusted NOI above Owner’s Priority	B-A $29,000	$165,667	$130,000
Royalty Fee Earned (Max of 4%)	C $26,000 4.0%	$68,000 4.0%	$96,000 4.0%
Basic Fee Earned (Max of 3%)	D $3,000 0.5%	$51,000 3.0%	$34,000 1.4%
Adjusted NOI	B-C-D=E $237,500	$680,000	$950,000
Excess Adjusted NOI	E-A $0	$46,667	$0
Incentive Fee Earned (10% of Excess Adjusted NOI)	None	$4,667 0.3%	None

(1) Calculated based on actual months divided by 12.

(2) Before Royalty Fee and Basic Fee.

SCHEDULE 1

AFFILIATE HOTELS

	Hotel	Owner	Lessee	Existing Manager	Existing Guarantee Termination Date
BC	AmeriSuites (Birmingham/Riverchase) 2980 John Hawkins Parkway Hoover, AL 35244	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	June 30, 2008
FF	AmeriSuites (Flagstaff/Interstate Crossroads) 2455 S. Beulah Road Flagstaff, AZ 86001	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	December 31, 2007
MM	AmeriSuites (Miami/Kendall) 11520 SW 88th Street Miami, FL 33176	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	June 30, 2008
MP	AmeriSuites (Miami/Airport West) 3655 NW 82nd Avenue Miami, FL 33166	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	December 31, 2007
TA	AmeriSuites (Tampa Airport/Westshore) 4811 West Main Street Tampa, FL 33607-4501	EQI Financing Partnership V, LP	EQI Financing Partnership V, L.P.	Oradell Holding, L.L.C.	December 31, 2007
IA	AmeriSuites (Indianapolis/Keystone) 9104 Keystone Crossing Indianapolis, IN 46240	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	December 31, 2007
OP	AmeriSuites (Overland Park/Metcalf) 6801 West 112th Street Overland Park, KS 66211	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	December 31, 2007
BR	AmeriSuites (Baton Rouge/East) 6080 Bluebonnet Boulevard Baton Rouge, LA 70809	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	June 30, 2008
BM	AmeriSuites (Baltimore/BWI Airport) 940 International Drive Linthicum Heights, MD 21090	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	June 30, 2008
ML	AmeriSuites (Minneapolis/Mall of America) 7800 International Drive Bloomington, MN 55425-1508	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	June 30, 2008
LG	AmeriSuites (Las Vegas/Paradise Road) 4520 Paradise Road Las Vegas, NV 89109-7111	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holdings, L.L.C.	June 30, 2008
AQ	AmeriSuites (Albuquerque/Uptown) 6901 Arvada North East Albuquerque, NM 87110	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	June 30, 2008
CO	AmeriSuites (Cincinnati/Blue Ash) 11435 Road Hartman Highway Blue Ash, OH 45241	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	December 31, 2007
CS	AmeriSuites (Columbus/Worthington) 7490 Vantage Drive Columbus, OH 43235	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	December 31, 2007
FO	AmeriSuites (Cincinnati/North) 12001 Chase Plaza Drive Forest Park, OH 45240	EQI Financing Partnership V, LP	ENN Leasing Company V, L.L.C.	Oradell Holding, L.L.C.	December 31, 2007
FN	AmeriSuites (Nashville/Cool Springs) 650 Bakers Bridge Avenue Franklin, TN 37067	Equity Inns Partnership, LP	ENN Leasing Company, Inc.	Caldwell Holding, L.L.C.	June 30, 2008
MT	AmeriSuites (Memphis/Cordova) 7905 Giacosa Place Memphis, TN 38133	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	June 30, 2008
RO	AmeriSuites (Richmond/Innsbrook) 4100 Cox Road Glen Allen, VA 23060	EQI Financing Partnership II, LP	ENN Leasing Company II, L.L.C.	Wayne Holding, L.L.C.	December 31, 2007

SCHEDULE 2

Costs for Initial Development of Hotel
(prior to December 31, 2006)

SCHEDULE 3

Terms from Existing Agreement

The following definitions shall apply with regard to the terms used in Section 5.1(a) of this Agreement:

1. “Excess Cash Flow” shall mean, for any relevant period, Gross Operating Profit, less the cost of the insurance coverages described in Article 9 and rents under any operating leases.

2. “Gross Operating Profit” shall mean, for any relevant period, Gross Revenues less Operating Expenses.

3. “Gross Revenue” shall mean, for any relevant period, all revenues of the Hotel and all its uses of every nature and kind regardless of source, excluding Excluded Revenues. By way of illustration but not limitation, Gross Revenue will include:

(a) the amount received as payment for the use and occupancy of all guest rental units;
(b) the amount received as payment for the use and occupancy of all meeting rooms, banquet function rooms, and public areas;
(c) all revenues derived from the sale of food and other edibles in restaurants, lounges, meeting rooms, banquets, guest rooms, and any other location at the Hotel;
(d) all revenues derived from the sale of liquor, beverage, and other potables in restaurants, lounges, meeting rooms, banquets, guest rooms, and any other location at the Hotel;
(e) all revenues derived from the use of telephone in guest rooms or in public areas;
(f) all revenues derived from leases, subleases, concessions, vending, valet services, swimming pool memberships, banquet extras, movies or income of a similar or related nature; and
(g) proceeds of business interruption insurance.

4. “Excluded Revenues” means (i) any gratuity or sales charges added to a customer’s bill, which are payable to Hotel employees, (ii) sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or other similar taxes, (iii) proceeds from the sale or refinancing of the Hotel, (iv) abatement of taxes, (v) proceeds of insurance, except business interruption insurance and (vi) telecommunication leases and licenses.

5. “Initial Cap” shall mean, for any relevant period, an amount equal to six and one-half percent (6.5%) of Gross Receipts for such relevant period.

6. “Minimum Return” shall mean, for Fiscal Year 2001, an annual amount of $________, subject to adjustment each subsequent Fiscal Year by multiplying (a) the amount of the Minimum Return for the most recently ended Fiscal Year and (b) the number obtained by dividing the average CPI for the twelve (12) months ended on September 30 of the most recently completed Fiscal Year by the average CPI for the twelve (12) months ended on September 30 of the immediately preceding Fiscal Year. The amount of the Minimum Return shall be prorated for any partial Fiscal Year.

7. “Threshold” shall mean, until the end of Fiscal Year 2008, an annual amount equal to $_________. The amount of the Threshold shall be prorated for any partial Fiscal Year.

Annex B -

ANNEX C
FORM OF TERMINATION AGREEMENT

This Termination Agreement (“Agreement”) is being entered as of this  day of __, 200__ by and among _________, a ___________________ (“Owner” or “Franchisee”) and ______________, a ___________________ (“Manager”) and AmeriSuites Franchising, Inc., a _____________ (“Franchisor”).

Recitals

A. Owner and Manager entered into that certain Management Agreement, dated _____________, as amended from time to time (collectively, the “AmeriSuites Management Agreement”), for the management and operation of that certain hotel known as AmeriSuites Hotel, located in ___________, ______________ (“Hotel”).

B. Franchisee and Franchisor entered into that certain AmeriSuites Franchise Agreement dated __________________, as amended from time to time (collectively, the “AmeriSuites Franchise Agreement”).

C. Owner is an affiliate of Equity Inns, Inc. (“ENN”) and Manager and Franchisor are each affiliates of Select Hotels Group, L.L.C. (“Select”).

D. ENN and Select entered into a Master Agreement (“Master Agreement”), pursuant to which the Hotel and other Affiliate Hotels (as defined in the Master Agreement) will undergo Conversion (as defined in the Master Agreement) to become “Hyatt Place Hotels.”

E. Immediately after the execution of this Agreement, Owner and Manager are entering into a new management agreement with respect to the Hotel (the “Hyatt Place Management Agreement”) and Franchisor and Franchisee are entering into a new franchise agreement with respect to the Hotel (the “Hyatt Placement Franchise Agreement”).

F. Owner and Manager both wish to provide for the termination of the AmeriSuites Management Agreement and the AmeriSuites Franchise Agreement as set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties hereto do hereby agree as follows:
1. Immediately prior to the effective time of the Hyatt Place Management Agreement and the Hyatt Place Franchise Agreement (the “Termination Time”), each of the AmeriSuites Management Agreement and the AmeriSuites Franchise Agreement shall terminate and be of no further force or effect, and Manager shall no longer have any rights to manage or operate any portion of the Hotel after the Termination Time.

2. Owner shall be liable to Manager and Franchisor for all fees and reimbursements incurred under the AmeriSuites Management Agreement and the AmeriSuites Franchise Agreement, respectively, up to the Termination Time.

3. Manager and Franchisor shall be liable to Owner for all monies due to Owner under the AmeriSuites Management Agreement and the AmeriSuites Franchise Agreement, respectively, up to the Termination Time.

4. This Agreement shall terminate all rights and agreements of Owner, Manager and Franchisor under the AmeriSuites Management Agreement and the AmeriSuites Franchise Agreement.

5. Owner, Manager and Franchisor acknowledge and agree that as of the Termination Time, all obligations accrued up to the Termination Time under the AmeriSuites Management Agreement and the AmeriSuites Franchise Agreement will have been satisfactorily fulfilled and performed and there will be no outstanding obligations thereunder, which will not have been performed or which will require additional performance, including without limitation, payment of Owner’s Return and Manager’s Return (as both terms are defined in the AmeriSuites Management Agreement).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto, have caused this instrument to be duly executed as of the date and year first above written.

Owner:

[Insert Name],

a

By:
Name:
Title:

Manager:

[Insert Name],

a

By:
Name:
Title:

Franchisor:

[Insert Name],

a

By:
Name:
Title:

[Signature page to Termination Agreement]

Annex C -

ANNEX D

FORM OF
SECOND AMENDMENT TO MANAGEMENT AGREEMENT

THIS SECOND AMENDMENT TO MANAGEMENT AGREEMENT (“Amendment”) is being made effective the 3rd day of October, 2006 (the “Effective Date”), by and among ____________, (the “Owner” or “Franchisee”), _____________, (the “Manager”) and AmeriSuites Franchising, Inc. (the “Franchisor”).

RECITALS AND SUMMARY OF CHANGES:

Owner and Manager are parties to that Management Agreement dated January 1, 2002, as amended by the First Amendment to Management Agreement dated May 14, 2003, between Owner and Manager (the “First Amendment” and collectively, the “Management Agreement”), with respect to the management and operation of Owner’s AmeriSuites hotel located at ________, _________, _____ (the “Hotel”). Owner, Manager and Franchisor, together with certain other of their respective affiliates, are parties to a Master Agreement dated the date hereof (the “Master Agreement”) which provides for, among other things, the termination of the Management Agreement, as amended hereby, and the Existing Franchise Agreement (as defined in the Master Agreement) on the date of completion of conversion of the Hotel to a Hyatt Place hotel in accordance with the terms of the Master Agreement (the “Date of Conversion”), all as set forth in the Master Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Master Agreement. The parties now wish to enter into this Amendment to evidence their agreement to amend certain provisions of the Management Agreement or in the Master Agreement, as the case may be, as set forth herein accordingly, which amendments among other things will provide the following:

A. Effective as of the Effective Date, the calculation of Owner’s Return shall be subject to modification, as set forth herein.

B. On _________, 200__ (the “Existing Guarantee Termination Date”), Manager’s obligation to make payment of Owner’s Return shall continue until the earlier of 150 days after the Existing Guarantee Termination Date or the Date of Conversion (the “New Guarantee Termination Date”).

C. Effective as of the New Guarantee Termination Date, the Management Fees and Continuing Royalty Fees shall be subject to subordination as herein provided, unless the Management Agreement, as amended hereby, has been terminated in accordance with the terms of the Master Agreement.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and legal sufficiency of all of which is hereby acknowledged, the parties hereby agree to amend the Management Agreement as follows:

1. Amendments.

(a) Effective as of the Effective Date, Section 6.01 of the Management Agreement is hereby amended to add the following at the end of existing Section 6.01:

Owner and Manager hereby agree that the Minimum Return for the 2006 Fiscal Year is $_________, subject to annual CPI adjustment as set forth herein. In addition, Minimum Return for any period shall be increased quarterly beginning July 1, 2006, by an amount determined by multiplying (A) Conversion Cost to date by (B) 9.5% and further multiplying the product thereof by the number of months elapsed in the Fiscal Year divided by 12.

(b) Effective as of the Effective Date, paragraph 3. of the First Amendment shall be of no further force or effect.

(c) Effective as of the New Guarantee Termination Date, Section 6.01 of the Management Agreement shall be deleted in its entirety and replaced with the following:

6.01 Management Fees. For each Fiscal Year, Owner shall pay Management Fees to Manager as follows:

(a) a basic fee (“Basic Fee”) equal to three percent (3%) of the Gross Receipts, provided however, if in any given Fiscal Year, there is a Deficiency, as calculated monthly on a cumulative Fiscal Year-to-Date basis, with Owner’s Priority being calculated on a monthly and Fiscal Year-to-Date basis by multiplying (A) Project Costs by (B) 9.5% and further multiplying the product thereof by the number of months elapsed in the Fiscal Year divided by 12, then the Management Fees shall be reduced by an amount equal to the full amount of the Deficiency, provided however, if the amount of the Fiscal Year-to-Date Deficiency exceeds the full amount of the Management Fees for the Fiscal Year-to-Date, Manager shall have no other obligations to Owner with respect to any remaining Deficiency, subject to the Franchisor complying with its obligations to subordinate its Continuing Royalty Fee in accordance with Section 6.04 of this Amendment. The obligation of Manager to reduce or eliminate its Management Fees as to any Fiscal Year is limited to the full amount of the Deficiency for such Fiscal Year only, and Owner and Manager hereby agree that the Management Fees for any Fiscal Year shall not be reduced as a result of any Deficiency in any prior or subsequent Fiscal Year.

(b) an Incentive Fee (“Incentive Fee”) equal to ten percent (10%) of the amount of Excess Adjusted NOI.

Except for the Management Fees and the fees and reimbursements to Manager and its Affiliates referred to herein and in the Existing Franchise Agreement, Manager and its Affiliates shall not be entitled to any fees or other form of remuneration or compensation for any services provided to the Hotel. Other than as provided in this Section 6.01(b), there shall be no reduction in the Basic Fee or other liability to Manager for any deficit in Adjusted NOI for any Fiscal Year, nor shall any deficit in Adjusted NOI be carried back to any previous Fiscal Year or carried forward to any subsequent Fiscal Year.

An example of the calculation and payment of Basic Fee, Incentive Fee and Continuing Royalty Fee and the reduction of fees is set forth on Exhibit A hereto, including for periods that are less than a full calendar year.

(d) Effective as of the New Guarantee Termination Date, the Franchisor shall be added as a party to the Management Agreement and Article 6 of the Management Agreement shall be amended to include Section 6.04 as follows:

6.04 Franchise Fees.

Notwithstanding anything to the contrary in this Agreement or the Existing Franchise Agreement, Franchisor, by execution hereof, agrees that (i) the Continuing Royalty Fee payable pursuant to Section 9.3 of the Existing Franchise Agreement shall be 4% of Franchisee’s prior month’s Gross Room Sales (as defined in the Existing Franchise Agreement) and (ii) until the 60 month anniversary of the Full Conversion Date, the Continuing Royalty Fee otherwise payable by Owner for any Fiscal Year shall be reduced, up to the full amount of any such Continuing Royalty Fee in the event of any Deficiency for such Fiscal Year, to the extent of the Deficiency remaining after reduction of the Basic Fee in accordance with Section 6.01(a). The obligation of Franchisor to reduce or eliminate its Continuing Royalty Fee in any Fiscal Year is limited to the full amount of the Deficiency for such Fiscal Year only, and the Continuing Royalty Fee for any Fiscal Year shall not be reduced as a result of any Deficiency in any prior or subsequent Fiscal Year. Owner hereby agrees that, for any Fiscal Year, the combined obligation of Franchisor and Manager to reduce their respective fees as set forth in this Section 6.04 and Section 6.01 shall not exceed the amount of the Deficiency for such Fiscal Year. In each Fiscal Year during which both the Continuing Royalty Fee and the Basic Fee are reduced due to a Deficiency, the Basic Fee shall be reduced in full before the Continuing Royalty Fee is reduced to cover any remaining amount of the Deficiency. To the extent Franchisor has received any such Continuing Royalty Fee it will remit such fees to Owner as determined herein.

An example of the calculation and payment of Basic Fee, Incentive Fee and Continuing Royalty Fee and the reduction of fees is set forth on Exhibit A hereto, including for periods that are less than a full calendar year.

(e) Effective as of the Effective Date, the following Article 18 is hereby added to the Management Agreement:

18. ASSIGNMENT.

18.1 Assignment by Manager.

(a) Except as herein provided, Manager shall not sell, assign, hypothecate, transfer or otherwise dispose of, in whole or in part, any of its rights or interests hereunder. Notwithstanding the foregoing, Manager may transfer or assign its rights under this Agreement in whole, but not in part, to any Affiliate of Manager, whether as a result of a merger, reorganization, acquisition or “change in control,” subject, in each such case, to each of the following terms and conditions:

(1) The transferee shall, no later than the effective date of the transfer, be an Affiliate of Hyatt Corporation;

(2) The transferee shall have the full right, power and authority to enter into this Agreement and to fulfill the obligations of Manager hereunder;

(3) Not later than the effective date of any such transfer, the transferee shall have available to it the entire operating system of Manager for the use and benefit of the transferee and the management and operation of the Hotel as part of AmeriSuites Hotels, including, without limitation, the benefit of services that are designed to approximate the services available to the Hotel prior to any such transfer; and

(4) The transferee shall have executed a written instrument in form and substance reasonably satisfactory to Owner, a certified copy of which shall be delivered to Owner not later than twenty (20) days following the effective date of any such transfer, expressly assuming and agreeing to pay, perform and discharge all of the liabilities and obligations of Manager hereunder, including, without limitation, any such liabilities or obligations arising or accruing prior to, on or after the effective date of any such transfer.

(b) Upon satisfaction and discharge of all conditions set forth in Section 18.1(a), Manager shall be relieved of any liability or obligation hereunder arising after the date of such assignment.

(c) Except as otherwise provided in this Section 18.1, upon any other assignment or transfer by Manager of its rights or interests in this Agreement, Owner shall have the option, exercisable from the time of such transfer or assignment and for 60 days following notice to Owner of such transfer or assignment, to terminate this Agreement without liability or payment to Manager.

18.2 Assignment by Owner.

(a) In addition to any permitted collateral assignments to Lenders, Owner shall have the right to assign its entire rights and interests in this Agreement without the prior written consent of Manager to (i) any Person Affiliated with Owner, (ii) any Person in connection with a sale or transfer of the Hotel (including, without limitation, any lease of the Hotel in its entirety), so long as in the case of (ii), all conditions set forth in this Section 18.2 shall have been met and satisfied and such assignee shall have applied for and qualified for the assumption of the Existing Franchise Agreement or entered into a then-current AmeriSuites franchise agreement for the duration of the Term (as defined in the Management Agreement), prior to the effective date of any such assignment. Unless otherwise agreed to by Manager, Owner shall not sell, assign or transfer the Hotel, or any interest therein or issue or permit the transfer of any Ownership Interest to any Person (i) engaged, directly or indirectly, as a substantial part of its business, in franchise licensing of hotels and not Affiliated with Owner; (ii) who fails or refuses to assume Owner’s responsibilities under this Agreement; (iii) who would otherwise not qualify as a franchisee under the terms of the Existing Franchise Agreement or (iv) who does not wish to apply for and enter into a then-current AmeriSuites franchise agreement for the Hotel. Upon any assignment hereof in connection with a sale or other transfer of the Hotel, Owner shall be relieved of its duties, obligations and liabilities hereunder arising after such assignment so long as all conditions set forth in this Section 18.2(a) have been met and the assignee thereof expressly assumes in writing all such duties, obligations and liabilities (including, without limitation, those arising or relating to events occurring prior to any such assignment) and shall agree to be bound by this Agreement as evidenced by a written instrument executed by such assignee in favor of Manager in form and substance reasonably satisfactory to Manager. If Owner desires to effect an assignment of a majority of its Ownership Interest, Owner shall give Manager not less than forty-five (45) days advance notice of its intention to do so, which notice shall identify in reasonable detail the direct and indirect owners of the proposed purchaser. In the event that the sale or transfer contemplated in this subsection (a) is to a Person not Affiliated with Owner or involves the transfer of a majority Ownership Interest in Owner, then the assignment of this Agreement shall specifically exclude Manager’s and Franchisor’s obligations set forth in Section 6.01 and 6.04 hereof. Any such assignment further shall provide that that the Basic Fee is three percent (3%) of the Gross Receipts as of the effective date of the assignment of this Agreement. Notwithstanding the foregoing, if (i) Owner transfers 50% or more of the Ownership Interest to a Person Affiliated With Owner, (ii) Owner transfers fifty percent (50%) or more of the Affiliate Hotels (including the Hotel in a single transaction or series of related transactions with the same buyer or Persons Affiliated with that buyer, and provided such Affiliate Hotels are being operated as AmeriSuites Hotels) or (iii) there is a transaction or event which constitutes a “change in control” of Equity Inns, Inc., then this Agreement and specifically including Section 6.01 and 6.04 hereof (along with the applicable Existing Management Agreements) shall be assignable without any modifications or exclusions so long as the transferees comply with the provisions of this Section 18.2.

(b) Notwithstanding the foregoing, in no event shall Owner subject the Hotel, or any part or interest therein, to a strata or condominium ownership regime, or permit the same to be so subjected, without the written consent of Manager, which consent shall be in Manager’s sole discretion.

(c) In the event of an assignment of any Ground Lease relating to the Hotel, whether to or from an Affiliate of the then Owner or Ownership Participant or otherwise, (i) if the lessee shall become the “Owner” hereunder, such Person shall assume all of the liabilities and obligations of Owner herein set forth; and (ii) if the lessee is an Affiliate of Owner, the lessor shall not be relieved of any of the liabilities or obligations of Owner hereunder.

(d) Notwithstanding anything herein to the contrary, the provisions of this Section 18 shall be binding upon any transferee or subsequent transferee.

(f) Effective as of the Effective Date, Article 14 of the Management Agreement is hereby amended by inserting into the appropriate alphabetical locations, the following definitions:

“Conversion” shall mean all construction, renovation, installation and work to be performed at the Hotel, both in the guest rooms and in the public areas and the equipping of the Hotel and purchase and stocking of the Operating Equipment, operating supplies and inventory items meeting the Systems Standards and all other requirements of the Affiliate Franchise Agreement for purposes of the Hotel being converted to a Hyatt Place Hotel as set forth in the Master Agreement.

“Conversion Cost” shall mean all amounts expended by Owner for the Conversion of the Hotel, including without limitation, all rebranding, construction and related costs as set forth in the scope of work attached to the Master Agreement, all FFE, all Operating Equipment and related costs required to be capitalized in accordance with GAAP, all operating systems and the cost associated with the personnel hired for the installation of the same, all fees and reimbursements for the Pre-Opening Services provided by contractors and vendors (recommended by Manager) and Manager and its Affiliates.

“Fiscal Year” shall mean the calendar year except that the first Fiscal Year hereunder shall commence on the Effective Date and end on December 31 of the same calendar year as the Effective Date, and the last Fiscal Year hereunder shall commence on January 1 of the calendar year in which the last day of the Term occurs or the earlier termination of this Agreement occurs and end on the date of the last day of the Term or the date of earlier termination of this Agreement.

“Operating Equipment” shall mean linens, china, glassware, silverware, uniforms and the like, excluding FFE.

“Pre-Opening Services” shall mean the (i) services provided by the project manager recommended by Select to assist in and to oversee the Conversion and to coordinate with the vendors providing the FFE and Operating Equipment and operating supplies and inventory items and (ii) any other service provided by Select or its Affiliates to prepare and convert the Hotel as a Hyatt Place Hotel, not otherwise covered under the Franchise Agreement, including without limitation, recommendations of vendors and contractors to owner, assistance and review of the budget for the Conversion and approval of contractors and vendors hired by Owner.

(g) Effective as of the New Guarantee Termination Date, Article 14 of the Management Agreement is hereby amended by inserting into the appropriate alphabetical locations, the following definitions:

“Adjusted NOI” shall mean, for any relevant period, Income After Undistributed Operating Expenses less deductions for the following amounts incurred for and allocable to such relevant period (but only to the extent that such amounts are not otherwise deducted in computing Income After Undistributed Operating Expenses):

(a) An amount equal to Maintenance Cap Ex Reserve of 4% of Gross Receipts for such period;

(b) The cost of all insurance maintained by Owner and Manager in accordance with the provisions of this Agreement, together with the cost of property insurance and terrorism insurance (if any) maintained by Owner with respect to the Hotel;

(c) All real and personal property taxes (less refunds, offsets or credits thereof, and interest thereon, if any, received during the period in question);

(d) The Basic Fee and all fees payable under the Existing Franchise Agreement;

(e) Lease payments; and

(f) All other amounts deductible in respect of such period under the express terms of this Agreement.

To the extent the Hotel is part of a mixed-use project (which, for this purpose, shall mean any project that includes, in addition to the Hotel, any facilities not subject to management or operation by Manager hereunder), a portion of common costs relating both to the Hotel and to the non-Hotel portions of the project, such as, for example, but not by way of limitation, real estate taxes, insurance, common area landscaping, site maintenance, trash removal, extermination and other such costs intended for the benefit both of the Hotel and the non-Hotel portions of the development, shall be allocated in a fair and reasonable manner so that the Hotel shall bear only its fair and reasonable portion of such common expenses.

“Basic Fee” shall have the meaning set forth in Section 6.01 hereof.

“Deficiency” shall mean, for any relevant period, the amount by which Adjusted NOI is less than Owner’s Priority for such relevant period.

“Excess Adjusted NOI” shall mean the amount by which Adjusted NOI exceeds Owner’s Priority.

“Incentive Fee” shall have the meaning set forth in Section 6.01 hereof.

“Gross Receipts” for any period shall mean all revenues and income of any kind derived, directly or indirectly, from the operation of the Hotel during such period, including all revenues derived from the sale during such period of rooms, food and beverages, telephone revenue, revenue derived from any other revenue source and rents or fees payable by tenants or concessionaires for such period (but not the gross receipts of such sub-tenants or concessionaires). Without limiting the generality of the foregoing, it is the intention of the parties that the term “Gross Receipts” shall mean all amounts properly accounted for as Revenue or Total Revenue or Total Operated Departments in accordance with, and as defined in, the Uniform System. Notwithstanding the foregoing, there shall be excluded in determining Gross Receipts for any period the sum of (i) any sales, excise or occupancy taxes actually collected during such period in accordance with Legal Requirements from guests or patrons of the Hotel and either remitted, or required to be remitted, to appropriate taxing authorities; (ii) amounts collected from guests or patrons of the Hotel on behalf of Hotel tenants and other third parties; (iii) interest earned on funds held in Operating Accounts (if any); and (iv) insurance proceeds, condemnation proceeds, financing or refinancing proceeds and the proceeds of sale of any real or personal property comprising part of the Hotel (as distinguished from the sale of merchandise, food and beverage and other consumer goods or services). Gross Receipts shall in all events include only amounts actually paid or payable to the Hotel (in cash or services), and shall not include, except as otherwise herein expressly provided, (i) the value of any Hotel goods or services in excess of actual amounts paid (in cash or services) provided by the Hotel on a complimentary or discounted basis, (ii) gratuities or service charges collected for payment to Hotel employees and (iii) credits or refunds to Hotel guests.

“Income After Undistributed Operating Expenses” shall mean such amount as is calculated in the ninth edition of the Uniform System, without regard to any revisions or future editions thereof.

“Owner’s Priority” shall mean an amount equal to nine and one-half percent (9.5%) of the Project Costs.

“Project Costs” shall mean the sum of (a) the actual gross (i.e., undepreciated) costs of the Hotel incurred and paid or accrued on or before December 31, 2006 by Owner, to the extent required to be capitalized under GAAP and (b) the Conversion Cost; LESS the amount equal to four percent (4%) of the Gross Receipts for twelve (12) months of the Fiscal Year during which the majority of the Conversion occurs (anticipated to be 2007).

2. Conforming Amendments. The terms of this Amendment shall control if there is any conflict between any term of this Amendment and any term of the Management Agreement. Each term of the Management Agreement hereby is amended as required to conform to the terms of this Amendment, whether or not such term of the Management Agreement is identified or expressly amended in this Amendment.

3. Execution. This Amendment may be executed by the parties in counterparts, each of which shall be deemed an original.

4. No Further Amendments. Other than with respect to those amendments set forth herein, including the conforming amendments under paragraph 2, above, the Management Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties.

[Signature page follows.]

IN WITNESS WHEREOF, the parties executed this Amendment to be mad effective on the Effective Date.

OWNER:

[__________________]

By:

Name:

Title:

MANAGER:

[______________________]

By:

Name:

Title:

FRANCHISOR:

AMERISUITES FRANCHISING, INC.

By:

Name:

Title:

[Signature page to Second Amendment to Management Agreement]

Exhibit A

EXAMPLE COMPUTATION OF MANAGEMENT FEES/FRANCHISE FEES
(amounts are for demonstration purposes only)

	YTD 3/31/08	YTD 8/31/08	YTD 12/31/08
Project Costs	$10,000,000	$10,000,000	$10,000,000
Minimum % Return Owner’s Priority	9.50% $950,000	9.50% $950,000	9.50% $950,000
Cumulative YTD Owner’s Priority (1)	A $237,500	$633,333	$950,000
Total Hotel Revenue (i.e. Gross Receipts)	$650,000	$1,700,000	$2,400,000
Adjusted NOI, before Continuing Royalty Fee & Basic Fee	B $266,500	$799,000	$1,080,000
Adjusted NOI above Owner’s Priority (2)	B-A $29,000	$165,667	$130,000
Continuing Royalty Fee Earned (Max of 4%)	C $26,000 4.0%	$68,000 4.0%	$96,000 4.0%
Basic Fee Earned (Max of 3%)	D $3,000 0.5%	$51,000 3.0%	$34,000 1.4%
Adjusted NOI	B-C-D=E $237,500	$680,000	$950,000
Excess Adjusted NOI	E-A $0	$46,667	$0
Incentive Fee Earned (10% of Excess Adjusted NOI)	None	$4,667 0.3%	None

(1) Calculated based on actual months divided by 12.
(2) Before Continuing Royalty Fee and Basic Fee.
48066.000199 RICHMOND 1846975v2